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                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-84755

PROSPECTUS

                      [Logo of LifePoint Hospitals, Inc.]

                      LifePoint Hospitals Holdings, Inc.

Offer to Exchange 10 3/4% Series B Senior Subordinated Notes due 2009 which have been registered under the Securities Act for any and all outstanding 10 3/4% Senior Subordinated Notes due 2009

              $150,000,000 aggregate principal amount outstanding

                               ----------------

                     Material Terms of the Exchange Offer

 . Expires 5:00 p.m., New York City        . The exchange of notes should not
  time, on December 10, 1999, unless        be a taxable exchange for U.S.
  extended                                  federal income tax purposes


 . We will exchange your validly           . We will not receive any proceeds
  tendered unregistered notes for an        from the exchange offer
  equal principal amount of
  registered notes with
  substantially identical terms

                                          . The terms of the notes to be
                                            issued are substantially identical
                                            to the outstanding notes, except
                                            for certain transfer restrictions
                                            and registration rights relating
                                            to the outstanding notes

 . Not subject to any condition other
  than that the exchange offer not
  violate applicable law or any
  applicable interpretation of the
  Staff of the Securities and
  Exchange Commission and certain
  other customary conditions

                                          . You may tender outstanding notes
                                            only in denominations of $1,000
                                            and multiples of $1,000


 . You may withdraw your tender of         . Affiliates of our company may not
  outstanding notes at any time             participate in the exchange offer
  prior to the expiration of the
  exchange offer

     Please refer to "Risk Factors" beginning on page 13 of this document for certain important information.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                      Prospectus dated November 8, 1999.

                               PROSPECTUS SUMMARY

      This summary highlights selected information appearing elsewhere in this prospectus and may not contain all of the information that is important to you. This prospectus includes the specific terms of the notes we are offering, as well as information regarding our business, our spin-off from Columbia/HCA Healthcare Corporation and detailed financial data. In this prospectus, the word "Holdings" refers to LifePoint Hospitals Holdings, Inc., a direct, wholly-owned subsidiary of LifePoint Hospitals, Inc. The terms "we," "us," "our," "our company" and "LifePoint" refer to the business of the America Group of Columbia/HCA which is operated, following the spin-off, by LifePoint Hospitals, Inc., Holdings and their subsidiaries as a combined entity, except where it is clear from the context that such term means only LifePoint Hospitals, Inc. We encourage you to read this prospectus in its entirety. Except as otherwise specified, information regarding Columbia/HCA in this prospectus is derived from reports and other information filed by Columbia/HCA with the Commission.

                               The Exchange Offer

      On May 11, 1999, we assumed $150,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2009 issued in a private offering. These notes were sold to certain initial purchasers named in this prospectus. The notes are guaranteed by our subsidiaries.

      We and the guarantors entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer on or prior to December 17, 1999. You are entitled to exchange in the exchange offer your notes for registered notes with substantially identical terms. If the exchange offer is not completed on or prior to December 17, 1999, additional interest will accrue on the notes at a rate of .25% over the stated interest rate on the notes for the first 90 days immediately following such date, and will increase by an additional .25% at the beginning of each subsequent 90-day period up to a maximum of 1.0% in the aggregate, until the exchange offer is completed. You should read the discussion under the headings "Summary of Terms of the Exchange Notes" and "Description of the Notes" for further information regarding the registered notes.

      We believe that the notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act, subject to certain conditions. Following the exchange offer, any notes held by you that are not exchanged in the exchange offer will continue to be subject to the existing restrictions on transfer on the notes and, except in certain circumstances, we will have no further obligation to you to provide for registration under the Securities Act of transfers of outstanding notes held by you. You should read the discussions under the headings "Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and the resale of notes.

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                         Summary of the Exchange Offer

Issuer......................  LifePoint Hospitals Holdings, Inc.

The Exchange Offer..........  We previously assumed $150 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2009 issued in a private offering. These securities were not registered under the Securities Act. At the time we assumed the notes, we entered into a registration rights agreement in which we agreed to offer to exchange your unregistered notes for new notes which have been registered under the Securities Act. This exchange offer is intended to satisfy that obligation. We are offering to exchange $1,000 principal amount of registered notes for each $1,000 principal amount of your unregistered notes. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your notes. Under certain circumstances, certain holders of outstanding notes may require us to file a shelf registration statement under the Securities Act.

                              As of this date, there is $150.0 million aggregate principal amount of notes outstanding.

Required Representation.....  In order to participate in this exchange offer, you will be required to make certain
                              representations to us in a letter of transmittal, including that:

                              . any exchange notes will be acquired by you in the ordinary course of your business;

                              . you have no arrangement with any person to distribute the notes; and

                              .  you are not an affiliate of our company.

Resale......................  We believe that the exchange notes issued in the exchange offer may be freely traded by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                              . the exchange notes issued in the exchange offer are being acquired in the ordinary course of your business;

                              . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the exchange offer; and

                              .  you are not an "affiliate" of our company.

                              If our belief is inaccurate and you transfer any
                              note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify you against, such liability.

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                              Each broker-dealer that is issued exchange notes
                              in the exchange offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. We have agreed in the registration rights agreement that a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Expiration Date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on December 10, 1999, unless extended, in which case the term "expiration date" shall mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange    The exchange offer is subject to certain
Offer.......................  customary conditions, which may be waived by us.
                              The exchange offer is not conditioned upon any minimum principal amount of notes being tendered.

Procedures for Tendering      If you wish to tender your notes for exchange
Old Notes...................  pursuant to the exchange offer you must transmit to Citibank, N.A., as exchange agent, on or before the expiration date:

                              either:

                              . a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your notes and any other required documentation, to the exchange agent at the address set forth in this prospectus under the heading "The Exchange Offer--Exchange Agent," and on the front cover of the letter of transmittal; or

                              . a computer generated message transmitted by means of The Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                              If either of these procedures cannot be satisfied on a timely basis, then you should comply with the guaranteed delivery procedures described below.

                              By executing the letter of transmittal, each holder of notes will make certain representations to us described under "The Exchange Offer-- Procedures for Tendering."

Special Procedures for
 Beneficial Owners..........  If you are a beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes in the exchange offer,

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                              you should contact such registered holder
                              promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the notes in your name or obtain a properly completed bond power from the registered holder.

                              The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery           If you wish to tender your notes and time will
Procedures..................  not permit the documents required by the letter of transmittal to reach the exchange agent prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your notes according to the guaranteed delivery procedures described under "The Exchange Offer--Guaranteed
                              Delivery Procedures."

Acceptance of Old Notes and
 Delivery of Exchange         Subject to the conditions described under "The
 Notes......................  Exchange Offer--Conditions to the Exchange
                              Offer", we will accept for exchange any and all notes which are validly tendered in the exchange offer and not withdrawn, prior to 5:00 p.m., New
                              York City time, on the expiration date.

Withdrawal Rights...........  You may withdraw the tender of your notes at any time prior to 5:00 p.m., New York City time, on the expiration date, subject to compliance with the procedures for withdrawal described in this prospectus under the heading "The Exchange Offer--Withdrawal of Tenders."

Federal Income Tax            For a discussion of the material federal income
Considerations..............  tax considerations relating to the exchange of notes for the exchange notes, see "Material
                              Federal Income Tax Considerations."

Exchange Agent..............  Citibank N.A., the trustee under the indenture governing the notes, is serving as the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in this prospectus under the heading "The Exchange Offer--Exchange Agent."

Consequences of Failure to
 Exchange Old Notes.........  If you do not exchange your notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer provided in the notes and in the indenture governing the notes. In general, the unregistered notes may not be offered or sold, unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the notes under the Securities Act.

                     Summary of Terms of the Exchange Notes

      This exchange offer relates to the exchange of up to $150,000,000 aggregate principal amount of exchange notes for up to an equal principal amount of the unregistered outstanding notes. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act, and therefore, the exchange notes will not be subject to transfer restrictions or registration rights, and the provisions of the registration rights agreement relating to an increase in the stated interest rate on the outstanding notes under certain circumstances will be eliminated. The exchange notes issued in the exchange offer will evidence the same debt as the outstanding notes, which they replace, and both the outstanding notes and the exchange notes are governed by the same indenture.

Notes Offered...............  $150,000,000 aggregate principal amount of 10
                              3/4% Series B Senior Subordinated Notes due 2009.

Maturity....................  May 15, 2009.

Interest Payment Dates......  Interest on the exchange notes will be payable semi-annually on May 15 and November 15, commencing May 15, 2000.

Guarantees..................  Our subsidiaries have guaranteed the notes on a senior subordinated basis. Future subsidiaries also may be required to guarantee the notes on a senior subordinated basis. See "Description of the Notes--Note Guarantees."

Ranking.....................  The notes:

                              . are unsecured senior subordinated obligations of our company and are subordinated in right of payment to all of our existing and future senior indebtedness;

                              . rank equal in right of payment with all of our other existing and future senior subordinated indebtedness and rank senior in right of payment to all of our subordinated indebtedness; and

                              . are effectively subordinated to all existing and future senior indebtedness of our subsidiaries. The term "senior indebtedness" is defined in the "Description of the Notes-- Ranking" section of this prospectus.

Optional Redemption.........  We may redeem the notes, in whole or in part, at any time on or after May 15, 2004, at the redemption prices set forth in this prospectus.

Optional Redemption Upon
 Certain Equity Offerings...  On or before May 15, 2002, we may redeem up to
                              35% of the notes with the net proceeds of certain equity offerings at 110.75% of the principal amount thereof, plus accrued interest, if at least 65% of the aggregate principal amount of the originally issued notes remains outstanding. See "Description of the Notes--Optional Redemption."

                                       5
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Change in Control...........  Upon certain change in control events, you may require us to repurchase all or a portion of your notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. See "Description of the Notes--Certain Covenants--Purchase of Notes upon a Change in Control."

Certain Covenants...........
                              The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

                              .incur additional indebtedness,

                              .pay dividends on, redeem or repurchase our capital stock,

                              .make investments,

                              .engage in transactions with affiliates,

                              .create certain liens,

                              . in the case of certain of our subsidiaries, guarantee indebtedness,

                              .sell assets,

                              .sell capital stock of restricted subsidiaries, and

                              .  consolidate, merge or transfer all or
                                 substantially all our assets and the assets of our subsidiaries on a consolidated basis.

                              These covenants are subject to important exceptions and qualifications, which are described in the "Description of the Notes" section of this prospectus.

Form of Exchange Notes......  The exchange notes issued in the exchange offer will be represented by one or more permanent global certificates, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. You will not receive notes in certificated form unless one of the events set forth under "Book Entry; Delivery and Form" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these notes will be effected through, records maintained in book-entry form by The Depository Trust Company and its participants.

Use of Proceeds.............  We will not receive any proceeds from the exchange offer.

                                       6
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                               About Our Company

Who We Are

      We operate 23 general, acute care hospitals located in non-urban areas with an average population of approximately 27,000, based on 1998 data. According to industry sources, population in our markets is projected to grow on average in excess of 5% between 1998 and 2003, compared to the expected national growth rate of 2.4% over the same period. We succeeded to the business of the America Group, a division of Columbia/HCA, following the distribution by Columbia/HCA of all outstanding shares of LifePoint common stock to Columbia/HCA stockholders on May 11, 1999. In 21 of our 23 markets, our hospital is the only hospital in the community. Our hospitals are located in nine states: Alabama, Florida, Georgia, Kansas, Kentucky, Louisiana, Tennessee, Utah and Wyoming. Approximately half of our facilities are located in the states of Kentucky and Tennessee. All but seven of our hospitals are located in states that have certificate of need laws, which laws may have the effect of limiting the development of competing facilities. Three of our hospitals are held for sale. There can be no assurance that any sale transaction will be consummated or on what terms any sale will occur.

The Non-Urban Health Care Market

      We believe that growing, non-urban health care markets are attractive to health care service providers as a result of favorable demographic and economic trends and competitive conditions. Because non-urban service areas have smaller populations, there are generally fewer hospitals and other health care service providers in each community, resulting in less direct competition for hospital-based services. Our management believes that the smaller populations and relative dominance of the one or two acute care hospitals in these markets also limit the entry of alternate non-hospital providers, such as outpatient surgery centers or rehabilitation or diagnostic imaging centers. We believe that non-urban communities generally view the local hospital as a key part of the community. Additionally, there is generally a lower level of managed care payer penetration, that is, a lower relative proportion of the market population enrolled in managed care programs such as HMOs and PPOs, in our markets than there is in urban markets. Our management further believes that non-urban markets provide us with attractive acquisition opportunities. Currently, the majority of non-urban hospitals are owned by not-for-profit and governmental entities which frequently have limited access to capital and management resources. As a result, patients may migrate to, may be referred by local physicians to, or may be lured by incentives from managed care plans to travel to, hospitals in larger, urban markets. We believe that not-for-profit and governmental owners of non-urban hospitals who wish to preserve the local availability of quality health care services may seek to sell or lease these hospitals to companies, such as our company, that have the access to capital and management resources which can better serve the community and are committed to the local delivery of health care.

Our Business Strategy

      Our strategic goals are centered around the unique patient and health care provider needs and opportunities in our non-urban markets. We intend to manage our facilities so that they operate in accordance with the strategies described below:

     . Develop Facility-Specific Strategies for Non-Urban Markets. Our facility-specific strategies have been tailored for the unique characteristics of each non-urban market and are intended to improve the quality and breadth of health care services, to provide an outstanding workplace for our employees, to recognize and expand the hospitals' roles as community assets and to improve financial performance.

     . Expand Breadth of Service and Reduce Patient Outmigration. We intend to increase revenues by broadening the scope of health care services available at our facilities, particularly in markets where significant outmigration is occurring, and to recruit physicians

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        with a broader range of specialties. Management believes that this expansion of available treatments and our community focus should help to encourage local residents in our non-urban markets to seek care at facilities within their communities and limit outmigration.

     . Strengthen Physician Recruiting and Retention. We seek to enhance the quality of care available locally, and the revenue derived therefrom, and believe that recruiting physicians in local communities is critical to increasing the quality of health care and the breadth of available services. Management believes that expansion of the range of available treatments at our hospitals should also assist in physician recruiting.

     . Retain and Develop Stable Management. Our management believes that achieving long-term retention of executive teams at our hospitals will enhance medical staff relations and maintain continuity of relationships within the community.

     . Improve Managed Care Position. We believe that independence from Columbia/HCA and the lower managed care penetration in our markets will enable our company over time to negotiate contract terms that are generally more favorable for our facilities and to decrease the level of discount arrangements in which we participate.

     . Improve Expense Management. We have begun to implement cost control initiatives designed to reduce labor costs and improve labor productivity, control supplies expense and reduce uncollectible revenues.

     . Acquire Other Hospitals. Our management intends to pursue a disciplined acquisition strategy that will seek to identify and acquire attractive hospitals in non-urban markets.

Recent Developments

      LifePoint recently announced certain third quarter results. For the three months ended September 30, 1999, LifePoint's revenues were $125.4 million, and both net income from continuing operations and net income were $1.1 million, compared to revenues of $124.7 million, net income from continuing operations of $0.2 million, excluding charges related to impairment of long-lived assets, and a net loss of $2.2 million, in the same period last year. For the nine months ended September 30, 1999, revenues were $387.8 million, compared to $379.1 million for the same period last year. Net income was $6.1 million for the nine months ended September 30, 1999, compared to $0.9 million for the same period last year.

      For the three months ended September 30, 1999, on a pro forma basis, admissions increased 3.8% and equivalent admissions increased 4.5%, and the operating margin increased to 16.2% compared with 12.5% for the same period last year. On a pro forma basis, diluted earnings per share from continuing operations were $0.07 compared with a diluted loss per share from continuing operations of $0.03 in the third quarter of 1998. Revenues on a pro forma basis increased 2.7% to $116.0 million in the third quarter of 1999 from $112.9 million in the third quarter of 1998, and EBITDA, which is comprised of earnings before interest, income taxes, depreciation, amortization, ESOP expense and minority interest, increased 32.9% to $18.8 million in the third quarter of 1999 from $14.0 million in the third quarter of 1998. For the nine months ended September 30, 1999, on a pro forma basis, LifePoint had diluted earnings per share from continuing operations of $0.25 compared with $0.08 in the same period last year. Pro forma revenues increased 3.6% to $354.3 million for the nine months ended September 30, 1999 from $341.7 million for the same period last year, and pro forma EBITDA increased 23.5% to $57.7 million for the nine months ended September 30, 1999 from $46.5 million for the same period last year. For the nine months ended September 30, 1999, on a pro forma basis, both admissions and equivalent admissions increased 5.3% over the prior year's comparable period, and the operating margin increased to 16.3% compared with 13.7% for the same period last year. Pro forma results are adjusted to reflect the debt assumed from Columbia/HCA in connection with the spin-off, overhead expense and ESOP expense as if the spin-off had occurred at the beginning of 1999 and to exclude the results of three of the hospitals that are held for sale.

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Our Formation

      LifePoint owns and operates hospitals which, prior to the distribution described below, comprised the America Group of Columbia/HCA. Columbia/HCA established the America Group as an independent, publicly-traded company by distributing all outstanding shares of LifePoint common stock to the stockholders of Columbia/HCA on May 11, 1999. Columbia/HCA no longer owns any shares of LifePoint common stock. The common stock of LifePoint is quoted on the Nasdaq National Market System (symbol: LPNT).

      In connection with the distribution, Healthtrust, Inc.--The Hospital Company, a wholly owned subsidiary of Columbia/HCA, transferred all of the assets comprising the America Group to LifePoint and LifePoint transferred such assets to Holdings and Holdings ultimately assumed approximately $260.6 million of debt obligations. Such debt obligations consist of $110 million of term loans with a syndicate of banks pursuant to a new credit agreement, the $150 million of notes issued in the private offering and approximately $0.6 million of other debt obligations assumed from Columbia/HCA. The new credit agreement also includes an additional term loan commitment of $35 million available for limited purposes and a revolving credit commitment of up to $65 million.

      In connection with the distribution, LifePoint and Columbia/HCA entered into a distribution agreement and other agreements providing for certain transitional services that LifePoint purchases from Columbia/HCA, the allocation of certain liabilities and obligations and indemnification arrangements by Columbia/HCA with respect to the governmental investigations of certain Columbia/HCA business practices and certain other matters. To understand these agreements more fully, you should read the detailed description of such agreements included elsewhere in this prospectus and the agreements which were previously filed with the Commission by LifePoint and are incorporated by reference to the registration statement of which this prospectus forms a part.

Principal Executive Offices

      Our principal executive offices are located at 4525 Harding Road, Suite 300, Nashville, Tennessee 37205, and our phone number is (615) 344-6261. Our corporate Website address is http://www.lifepointhospitals.com. Information contained on our Website is not part of this prospectus.

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                             Summary Financial Data

      The following table sets forth summary historical financial data of LifePoint for each of the fiscal years in the five year period ended December 31, 1998 and for the six months ended June 30, 1998 and 1999. You should read this table together with the Combined Financial Statements and the related notes of LifePoint included elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      The summary financial data at December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 has been derived from unaudited financial statements. The summary financial data for the six months ended June 30, 1998 and 1999 is unaudited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of such information. Such adjustments are of a normal recurring nature.

      Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1999. EBITDA presented in the following table represents income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interest in earnings of consolidated entities and income taxes. It is presented to enhance an understanding of our operating results and is not intended to represent a measure of financial performance under generally accepted accounting principles. EBITDA is provided because it is commonly used in the health care industry by investors to compare and analyze operating performance, and also serves as a measure to determine a company's ability to incur and service debt. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

      The ratio of earnings to fixed charges presented in the following table is computed by dividing income from continuing operations before fixed charges, minority interests and income taxes by fixed charges. Fixed charges consist of interest charges, which is interest expense plus interest charged to construction, and the portion of rent expense which is deemed to be equivalent to interest expense.

      In your review of the following table you should note that the data presented for income (loss) from continuing operations, net income (loss), basic earnings (loss) per share and diluted earnings (loss) per share includes charges related to impairment of long-lived assets of $26.1 million, or $15.9 million after-tax, for the year ended December 31, 1998.

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
                                                Historical
                          -------------------------------------------------------------
                                  Years Ended December 31,
                          ---------------------------------------------
                                                                          Six Months
                                                                          ended June
                                                                              30,
                                                                         --------------
                           1994     1995     1996      1997      1998     1998    1999
                          -------  -------  -------  --------  --------  ------  ------
                              (Dollars in millions, except per share amounts)
Summary of Operations:
Revenues................  $ 350.1  $ 395.8  $ 464.0  $  487.6  $  498.4  $254.4  $262.4
Income (loss) from
 continuing operations..     14.4     25.6     39.3      17.1     (17.7)    5.4     5.0
Net income (loss).......     15.9     27.4     41.2      12.5     (21.8)    3.1     5.0
Basic earnings (loss)
 per share:
  Income (loss) from
   continuing
   operations...........  $  0.48  $  0.85  $  1.31  $   0.57  $  (0.59) $ 0.18  $ 0.17
  Net Income (loss).....  $  0.53  $  0.91  $  1.37  $   0.41  $  (0.73) $ 0.10  $ 0.17
  Shares used in
   computing basic
   earnings (loss) per
   share (in millions)..     30.0     30.0     30.0      30.0      30.0    29.9    30.0
Diluted earnings (loss)
 per share:
  Income (loss) from
   continuing
   operations...........  $  0.47  $  0.84  $  1.30  $   0.57  $  (0.59) $ 0.18  $ 0.17
  Net income (loss).....  $  0.52  $  0.90  $  1.36  $   0.41  $  (0.73) $ 0.10  $ 0.17
  Shares used in
   computing diluted
   earnings (loss) per
   share (in millions)..     30.4     30.4     30.3      30.2      30.0    30.0    30.3
Financial Position:
Assets..................  $ 312.3  $ 324.5  $ 376.0  $  397.9  $  355.0  $400.7  $428.6
Long-term debt, includ-
 ing amounts
 due within one year....      1.7      2.1      1.6       1.6       0.6     0.6   260.5
Intercompany balances
 payable to
 Columbia/HCA...........    218.2    181.3    176.3     182.5     167.6   184.0     --
Working capital.........     19.7     24.4     39.0      41.1      26.9    37.8    63.4
Capital expenditures....     34.1     28.6     53.4      51.8      29.3    15.4    28.8
Operating Data:
EBITDA .................     66.3     82.4    110.6      82.0      56.8    36.9    39.5
Number of hospitals at
 end of period..........       20       20       22        22        23      23      23
Number of licensed beds
 at end of period(a)....    1,843    1,881    2,074     2,080     2,169   2,113   2,169
Weighted average li-
 censed beds(b).........    1,783    1,862    2,060     2,078     2,127   2,132   2,169
Admissions(c)...........   52,681   54,549   59,381    60,487    62,264  31,782  33,386
Equivalent
 admissions(d)..........   81,708   88,915   98,869   105,126   109,336  55,587  58,392
Average length of stay
 (days)(e)..............      4.9      4.8      4.7       4.4       4.4     4.4     4.3
Average daily
 census(f)..............      713      713      755       733       742     773     788
Occupancy rate(g).......       40%      38%      37%       35%       35%     36%     36%

--------
(a) Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.
(b) Represents the average number of licensed beds weighted based on periods owned.
(c) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to LifePoint's hospitals and is used by management and certain investors as a general measure of inpatient volume.
(d) Equivalent admissions is used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions is computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.
(e) Represents the average number of days admitted patients stay in LifePoint's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.
(f) Represents the average number of patients in LifePoint's hospital beds each day.
(g) Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms. The declining occupancy rate is primarily attributed to the trend toward more services that were previously performed in an inpatient setting being performed on an outpatient basis and the decline in average length of stay per admission.

                                  RISK FACTORS

      In evaluating an investment in the notes, you should carefully consider the following factors in addition to all other information contained in this prospectus.

High Degree of Leverage and Debt Service Obligations May Adversely Affect LifePoint

      LifePoint is highly leveraged. At June 30, 1999, in connection with the distribution and the related assumption of debt by Holdings, LifePoint's consolidated long-term debt was approximately $260.5 million. LifePoint also may draw upon an additional term loan commitment of $35 million available for limited purposes and a revolving credit commitment of up to $65 million under its new credit agreement. LifePoint also has the ability to incur additional debt, subject to limitations imposed by the new credit agreement and the indenture governing the notes. While LifePoint believes that future operating cash flow, together with available financing arrangements, will be sufficient to fund operating requirements, leverage and debt service requirements could have important consequences to holders of the notes, including the following:

     . such requirements may make LifePoint more vulnerable to economic downturns and to adverse changes in business conditions, such as further limitations on reimbursement under Medicare and Medicaid programs;

     . LifePoint's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

     . a substantial portion of LifePoint's cash flow from operations may have to be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for operations;

     . certain of the borrowings may be at variable rates of interest, which would make LifePoint vulnerable to increases in interest rates; and

     . the indebtedness of LifePoint contains numerous financial and other restrictive covenants, including restrictions on payments of dividends, incurrences of indebtedness and sale of assets, the failure to comply with which may result in an event of default which, if not cured or waived, could cause such indebtedness to be declared immediately due and payable.

      Any substantial increase in LifePoint's debt levels or the inability to borrow funds at favorable interest rates or to comply with the financial or other restrictive covenants could have a material adverse effect on the business, financial condition, results of operations or prospects of LifePoint.

There May Not be Sufficient Assets to Pay the Notes

      In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against Holdings, the assets of Holdings must be used to pay senior debt in full before making any payments to holders of the notes. Because of this obligation to pay the senior debt first, there may not be sufficient assets to pay all or any of the amounts due on the notes. The notes are also unsecured and, therefore, are effectively subordinated to any secured debt of Holdings, whether or not such debt is senior by its terms.

      As of June 30, 1999, the $110 million of term loans incurred under the new credit agreement are senior in priority to the notes. The credit agreement is senior by its terms to the notes and is secured by liens on substantially all of the assets of Holdings and its subsidiaries and the pledge of the common stock of all existing and future material subsidiaries of Holdings and by subsidiary guarantees secured by substantially all of the assets of the guarantors.

Restrictions Imposed by Senior Debt May Lead to Acceleration of Indebtedness

      The new credit agreement includes covenants that will require Holdings to meet certain financial ratios and financial conditions that require that Holdings take action to reduce debt or to act in a manner contrary to its business objectives. In addition, the new credit agreement restricts, among other things, Holdings' ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level. If Holdings fails to comply with the restrictions contained in the new credit agreement, the lenders can declare the entire amount owed thereunder immediately due and payable, and prohibit Holdings from making payments of interest and principal on the notes until the default is cured or all such debt is paid or otherwise satisfied in full. If Holdings were unable to repay such borrowings, such lenders could proceed against the collateral securing the new credit agreement. If any senior debt is accelerated, the assets of Holdings may not be sufficient to repay in full such indebtedness and the other indebtedness of Holdings, including the notes, in which event the interests of the senior debt lenders may conflict with the interests of the holders of the notes.

Loss of Physicians or Other Key Personnel Could Adversely Affect LifePoint's Business

      Since physicians generally direct the majority of hospital admissions, the success of LifePoint, in part, is dependent upon the number and quality of physicians on its hospitals' medical staffs, the admissions practices of such physicians and the maintenance of good relations with such physicians. Hospital physicians are generally not employees. Only a limited number of physicians practice in the non-urban communities in which LifePoint's hospitals are located. Consequently, the loss of physicians in these communities, the inability of LifePoint to recruit and to retain physicians in these communities or the inability of LifePoint to maintain good relations with the physicians on its hospitals' medical staffs could have a material adverse effect on its business, financial condition, results of operations or prospects. The operations of LifePoint's hospitals could also be materially adversely affected by the shortage of nurses and certain other health care professionals in these communities.

      LifePoint is also dependent upon the continued services and management experience of Scott L. Mercy, James M. Fleetwood, Jr. and other of its executive officers. If Messrs. Mercy or Fleetwood or any of such other executive officers were to resign their positions or otherwise be unable to serve, the operating results of LifePoint could be adversely affected. In addition, the success of LifePoint depends on its ability to attract and retain managers at its hospitals and related facilities, on the ability of its officers and key employees to manage growth successfully and on its ability to attract and retain skilled employees.

No Operating History as an Independent Company; Net Losses

      Prior to the distribution, LifePoint operated as the America Group division of Columbia/HCA. Accordingly, LifePoint does not have a long operating history as an independent, publicly-traded company and, prior to the distribution, LifePoint had historically relied on Columbia/HCA for various financial, administrative and managerial expertise relevant to the conduct of its business. LifePoint maintains its own lines of credit and banking relationships, employs its own senior executives and performs its own administrative functions, except that Columbia/HCA continues to provide certain support services to LifePoint on a contractual basis. The operations of the America Group did not generate a profit for 1998. There can be no assurance that LifePoint will not continue to have net losses as an independent, publicly-traded company. See "Unaudited Pro Forma Condensed Combined Financial Statements" and "Arrangements Relating to the Distribution" for more information regarding LifePoint's arrangements with Columbia/HCA and see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for certain factors that could affect LifePoint's ability to generate profits.

Limits on Reimbursement and Health Care Reform Legislation May Reduce Profitability

      A significant portion of the revenues of LifePoint are derived from the Medicare and Medicaid programs, which are highly regulated and subject to frequent and substantial changes. In recent years, fundamental changes in the Medicare and Medicaid programs, including the implementation of a prospective payment system ("PPS") for inpatient services at medical/surgical hospitals, have resulted in limitations on, and reduced levels of payment and reimbursement for, a substantial portion of hospital procedures and costs. The Federal Balanced Budget Act of 1997, which establishes a plan to balance the Federal budget by fiscal year 2002, includes significant additional reductions in spending levels for the Medicare and Medicaid programs. These include, among others, payment reductions for inpatient and outpatient hospital services, establishment of a PPS for hospital outpatient services, skilled nursing facilities and home health agencies under Medicare, and repeal of the Federal payment standard (the so-called "Boren Amendment") for hospitals and nursing facilities under Medicaid. A number of states also are considering legislation designed to reduce their Medicaid expenditures and to provide universal coverage and additional care, including enrolling Medicaid recipients in managed care programs and imposing additional taxes on hospitals to help finance or expand the states' Medicaid systems. In addition, private payers increasingly are attempting to control health care costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations ("PPOs"). LifePoint believes that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in pricing flexibility and payer mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program.

      In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration or already enacted are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, Medicare and Medicaid managed care programs and requirements that all businesses offer health insurance coverage to their employees. While LifePoint anticipates that the rate of increase in payments to hospitals will be reduced as a result of future Federal and state legislation, it is uncertain at this time what legislation on health care reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the business, financial condition, results of operations or prospects of LifePoint.

      In conection with the distribution, most LifePoint hospitals were required to re-enroll as Medicaid providers. There can be no assurance that the states will enroll the LifePoint hospitals in their Medicaid programs on a timely basis. Any significant delay could negatively affect LifePoint's operating cash flow.

Reimbursement by Managed Care Organizations May Reduce Hospital Profitability

      The competitive position of LifePoint's hospitals also is affected by the increasing number of initiatives undertaken during the past several years by major purchasers of health care, including Federal and state governments, insurance companies and employers, to revise payment methodologies and monitor health care expenditures in order to contain health care costs. As a result of these initiatives, managed care organizations offering prepaid and discounted medical services packages represent an increasing portion of LifePoint's admissions, resulting in reduced hospital revenue growth. If LifePoint is unable to lower costs through increased operational efficiencies and the trend toward declining reimbursements and payments continues, LifePoint's results of operations and cash flows will be adversely affected. One managed care organization in Tennessee has been placed in receivership by the state of Tennessee. There can be no assurances that other managed care organizations with which LifePoint has contracts will not encounter similar difficulties in paying claims in the future.

Competition

      The health care business is highly competitive and competition among hospitals and other health care providers for patients has intensified in recent years. Almost all of LifePoint's hospitals operate in geographic areas where they are currently the sole provider of hospital services in their communities. While these hospitals face less direct competition in their immediate service areas than would be expected in larger communities, they do face competition from other hospitals, including larger tertiary care centers. Although these competing hospitals may be in excess of 30 to 50 miles away, patients in these markets may migrate to, may be referred by local physicians to, or may be lured by incentives from managed care plans to travel to, such distant hospitals.

Risks Associated with Acquisition Strategy and Potential Acquisitions

      One element of LifePoint's business strategy is expansion through the acquisition of acute care hospitals in growing non-urban markets. The competition to acquire non-urban hospitals is significant, and there can be no assurance that suitable acquisitions, for which other health care companies, including those with greater financial resources than LifePoint, may be competing, can be accomplished on terms favorable to LifePoint, that financing, if necessary, can be obtained for such acquisitions or that acquired facilities can be effectively integrated with LifePoint's operations. The consummation of acquisitions may result in the incurrence or assumption by LifePoint of additional indebtedness. In addition, in order to ensure the tax-free treatment of the distribution, LifePoint is limited in the amount of stock it may issue as consideration for acquisitions.

      Acquired businesses may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations. Although LifePoint has policies to conform the practices of acquired facilities to its standards, and generally will seek indemnification from prospective sellers covering these matters, there can be no assurance that LifePoint will not become liable for past activities of acquired businesses or that any such liabilities will not be material.

      In recent years, the legislatures and attorneys general of several states have increased their level of interest in transactions involving the sale of hospitals by not-for-profit entities. Such heightened scrutiny may increase the cost and difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future.

Geographic Concentration of Operations Could Adversely Affect LifePoint

      After certain intended divestitures, six of LifePoint's remaining 20 general, acute care hospitals will be located in the Commonwealth of Kentucky, and six of LifePoint's remaining 20 general, acute care hospitals will be located in the state of Tennessee. After giving effect to such intended divestitures, for the year ended December 31, 1998, 38.5% of LifePoint's revenue was generated by LifePoint's Kentucky hospitals and 21.3% of LifePoint's revenue was generated by LifePoint's Tennessee hospitals. Also after giving effect to such intended divestitures, for the six months ended June 30, 1999, 42.5% of LifePoint's revenue was generated by LifePoint's Kentucky hospitals and 21.7% of LifePoint's revenue was generated by LifePoint's Tennessee hospitals. Accordingly, any change in the current demographic, economic, competitive and regulatory conditions in Kentucky or Tennessee could have a material adverse effect on the business, financial condition, results of operations or prospects of LifePoint.

Extensive Regulation Could Adversely Affect LifePoint

      The health care industry is subject to extensive Federal, state and local laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services, payment for services and prices for services that are extremely complex and for which, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. In particular, Medicare and Medicaid antifraud and abuse amendments, codified under Section 1128B(b) of the Social Security Act (the "Anti-Kickback Statute"), prohibit certain business practices and relationships related to items or services reimbursable under Medicare, Medicaid and other Federal health care programs, including the payment or receipt of remuneration to induce or arrange for the referral of patients covered by a Federal or state healthcare program. Sanctions for violating the Anti-Kickback Statute include criminal penalties and civil sanctions, including civil money penalties and possible exclusion from government programs such as Medicare and Medicaid. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the United States Department of Health and Human Services ("HHS") has issued regulations which describe some of the conduct and business relationships immune from prosecution under the Anti-Kickback Statute. The fact that a given business arrangement does not fall within a safe harbor does not render the arrangement illegal. However, business arrangements of health care service providers that fail to satisfy the applicable safe harbor criteria risk scrutiny by enforcement authorities. Certain of the current business arrangements of LifePoint do not qualify for a safe harbor.

      The Health Insurance Portability and Accountability Act of 1996, which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. (S)1301 et seq.) to broaden the scope of certain fraud and abuse laws to include all health care services, whether or not they are reimbursed under a Federal program, and creates new enforcement mechanisms to combat fraud and abuse, including an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds.

      LifePoint provides financial incentives to recruit physicians into the communities served by its hospitals, including loans and minimum revenue guarantees. Although HHS has proposed a safe harbor for certain physician recruitment, no safe harbor for physician recruitment is currently in force. One LifePoint hospital has physician investors. LifePoint also enters into employment agreements, independent contractor agreements, leases and other agreements with physicians. There can be no assurance that regulatory authorities who enforce the Anti-Kickback Statute will not determine that such physician recruiting activities or any other arrangements of any of the hospitals owned and operated by LifePoint violate the Anti-Kickback Statute or other Federal laws. Such a determination could subject LifePoint to liabilities under the Social Security Act, including criminal penalties, civil monetary penalties and/or exclusion from participation in Medicare, Medicaid or other Federal health care programs, any of which could have a material adverse effect on the business, financial condition, results of operations or prospects of LifePoint.

      In addition, Section 1877 of the Social Security Act, commonly known as the "Stark Law," was amended, effective January 1, 1995, to significantly broaden the scope of prohibited referrals by physicians under the Medicare and Medicaid programs to providers of designated health services with which such physicians have ownership or certain other financial arrangements. Certain exceptions are available for physicians maintaining an ownership interest in an entire hospital, employment agreements, leases, physician recruitment and certain other physician arrangements. Final implementing regulations have not yet been adopted, and there can be no assurance that the physician arrangements of LifePoint will be found to be in compliance with the Stark Law, as such law ultimately may be interpreted. Many states have adopted or are considering similar anti-kickback and physician self-referral legislation, some of which extends beyond the scope of the Federal law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. Both Federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the Office of the Inspector General of the United States Department of Health and Human Services and the Department of Justice have from time to time established enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Current initiatives include a focus on hospital billing for outpatient charges associated with inpatient services, as well as hospital laboratory billing practices. LifePoint is cooperating with the government agencies which are responsible for such initiatives where such initiatives involve its hospitals.

      LifePoint exercises care in structuring its arrangements with physicians and other referral sources to comply in all material respects with applicable laws. It is possible, however, that government officials charged with responsibility for enforcing such laws could assert that LifePoint or certain transactions in which it is involved, are in violation of such laws. It is also possible that such laws ultimately could be interpreted by the courts in a manner inconsistent with the interpretations of LifePoint.

      Many states have enacted or are considering enacting laws affecting the conversion or sale of not-for-profit hospitals. These laws, in general, include provisions relating to state attorney general approval, advance notification and community involvement. In addition, state attorneys general in states without specific conversion legislation may exercise authority over these transactions based upon existing law. In many states there has been an increased interest in the oversight of not-for-profit conversions. The adoption of conversion legislation and the increased review of not-for-profit hospital conversions may limit the ability of LifePoint to acquire not-for-profit hospitals.

      Some states require prior approval for the purchase, construction and expansion of health care facilities, based upon a state's determination of need for additional or expanded health care facilities or services. Such determinations, embodied in certificates of need ("CONs") issued by governmental agencies with jurisdiction over health care facilities, may be required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Five states in which LifePoint currently owns hospitals, Alabama, Florida, Georgia, Kentucky and Tennessee, have enacted CON legislation. There can be no assurance that LifePoint will be able to obtain CONs required for expansion activities in the future or that the failure to obtain any required CON will not have a material adverse effect on the business, financial condition, results of operations or prospects of LifePoint.

      The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that LifePoint is in violation of such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could have a material adverse effect on business, financial condition, results of operations or prospects of LifePoint. See "Government Regulation and Other Factors" for a detailed discussion of laws and regulations affecting LifePoint.

Potential Adverse Impact of Columbia/HCA Investigations and Litigation

      Columbia/HCA is currently the subject of several Federal investigations into certain of its business practices, as well as governmental investigations by various states. Columbia/HCA is cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the breadth of the ongoing investigations, Columbia/HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in the future. Columbia/HCA is the subject of a formal order of investigation by the Commission. Columbia/HCA understands that the Commission investigation includes the anti-fraud, periodic reporting and internal accounting control provisions of the Federal securities laws. According to published reports, on July 2, 1999, a federal jury in Tampa, Florida found two Columbia/HCA employees guilty of conspiracy and making false statements on Medicare and Champus cost reports for the years 1992 and 1993 and on a Medicaid cost report for 1993. Both were found not guilty of obstructing a federal auditor. One other employee was acquitted on all counts for which he had been charged and the jury was unable to reach a verdict with respect to another employee.

      Columbia/HCA is a defendant in several qui tam actions, or actions under a state statute brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act, 31 U.S.C. (S) 3729 et seq., for improper claims submitted to the government for reimbursement. The lawsuits seek three times the amount of damages caused to the United States by the submission of any Medicare or Medicaid false claims presented by the defendants to the Federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. To the knowledge of Columbia/HCA, the government has intervened in three qui tam actions. Columbia/HCA is aware of additional qui tam actions that remain under seal and believes that there may be other sealed qui tam cases of which it is unaware.

      Columbia/HCA is a defendant in a number of other suits, which allege, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the suits have been conditionally certified as class actions. For a detailed discussion of such suits, see "Government Regulation and Other Factors--Governmental Investigation of Columbia/HCA and Related Litigation" for more information regarding such litigation.

      It is too early to predict the effect or outcome of any of the ongoing investigations or qui tam and other actions, or whether any additional investigations or litigation will be commenced. If Columbia/HCA is found to have violated Federal or state laws relating to Medicare, Medicaid or similar programs, then Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties, and exclusion from participation in the Medicare and Medicaid programs. Similarly, the amounts claimed in the qui tam and other actions may be substantial, and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more of such actions. Any such sanctions or losses could have a material adverse effect on Columbia/HCA's financial position and results of operations.

      Pursuant to the distribution agreement entered into by and among Columbia/HCA, LifePoint and Triad, Columbia/HCA has agreed to indemnify LifePoint and Triad in respect of any losses which they may incur as a result of the proceedings described above. Columbia/HCA has also agreed to indemnify LifePoint and Triad in respect of any losses which they may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the distribution date and relate to the proceedings described above. Columbia/HCA has also agreed that, in the event that any hospital owned by LifePoint or Triad is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then Columbia/HCA will make a cash payment to LifePoint or Triad, as the case may be, in an amount (if positive) equal to five times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital. Each of LifePoint and Triad has agreed that, in connection with the government investigations described above, it will participate with Columbia/HCA in negotiating one or more compliance agreements setting forth each of their agreements to comply with applicable laws and regulations. See "Arrangements Relating to the Distribution--Distribution Agreement." If any of such indemnified matters were successfully asserted against LifePoint or any of its facilities, and Columbia/HCA failed to meet its indemnification obligations, then such losses could have a material adverse effect on the business, financial position, results of operations or prospects of LifePoint. Columbia/HCA will not indemnify LifePoint for losses relating to any acts, practices and omissions engaged in by LifePoint after the distribution date, whether or not LifePoint is indemnified for similar acts, practices and omissions occurring prior to the distribution date.

      Columbia/HCA believes that the ongoing governmental investigations and related media coverage may have had a negative effect on Columbia/HCA's results of operations, which includes LifePoint for the periods prior to the distribution date which are presented herein. The extent to which LifePoint may or may not continue to be affected by the ongoing investigations of Columbia/HCA, the initiation of additional investigations, if any, and the related media coverage cannot be predicted. It is possible that these matters could have a material adverse effect on the business, financial condition, results of operations or prospects of LifePoint in future periods.

Professional Liability Risks Could Adversely Affect Results of Operations and Cash Flow

      As is typical in the health care industry, LifePoint is subject to claims and legal actions by patients and others in the ordinary course of business. Columbia/HCA and LifePoint intend to cooperate in the purchase of insurance coverage for professional and general liability risks for periods ending on or after the distribution date. Substantially all losses in periods prior to the distribution are insured through a wholly-owned insurance subsidiary of Columbia/HCA and excess loss policies maintained by Columbia/HCA. See "Arrangements Relating to the Distribution--Insurance Allocation and Administration Agreement" for a more detailed discussion of such arrangement.

      Because substantially all liability for professional and general liability claims incurred is insured through a wholly-owned insurance subsidiary of Columbia/HCA and excess loss policies maintained by Columbia/HCA, and Columbia/HCA maintains the related reserve, no reserve for professional and general liability risks is recorded on the balance sheets of LifePoint. While the professional and general liability insurance coverage maintained for the LifePoint business has been adequate to provide for liability claims in the past, and the insurance coverage to be obtained for future periods is expected to be adequate for future claims, there can be no assurance that such insurance will be adequate.

Liability of LifePoint if the Distribution Is Taxable

      On March 30, 1999, Columbia/HCA received a ruling from the IRS concerning the United States Federal income tax consequences of the distribution. The tax ruling provides that, because the distribution qualifies under Section 355 of the Internal Revenue Code of 1986, the distribution generally will be tax-free to Columbia/HCA and to Columbia/HCA's stockholders, except for any cash received instead of fractional shares. The tax ruling is based upon the accuracy of representations made by Columbia/HCA as to numerous factual matters and as to the intention to take, or to refrain from taking, certain future actions. The inaccuracy of any of those factual representations or the failure to take the intended actions, or the taking of actions which were represented would not be taken, could cause the IRS to revoke all or part of the tax ruling retroactively.

      If the distribution were not to qualify for tax-free treatment under
Section 355 of the Code, then, in general, additional corporate tax (which would be substantial) would be payable by the consolidated group of which Columbia/HCA is the common parent. Under the consolidated return rules, each member of the consolidated group, including LifePoint, would be jointly and severally liable for such tax liability. If the distribution did not qualify for tax-free treatment under Section 355 of the Code, the resulting tax liability would have a material adverse effect on the business, financial position, results of operations or prospects of Columbia/HCA and, possibly, also of LifePoint.

      Columbia/HCA, LifePoint and Triad entered into a tax sharing and indemnification agreement, which allocates tax liabilities among Columbia/HCA, LifePoint and Triad and addresses certain other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation, and the tax treatment of the distribution. Generally, Columbia/HCA will be responsible for taxes that are allocable to periods prior to the distribution date, and each of Columbia/HCA, LifePoint and Triad will be responsible for its own tax liabilities, including its allocable share of taxes shown on any consolidated, combined or other tax return filed by Columbia/HCA for periods after the distribution date. The tax sharing and indemnification agreement prohibits LifePoint and Triad from taking actions that could jeopardize the tax treatment of either the distribution or the restructuring that preceded the distribution, and requires LifePoint and Triad to indemnify each other and Columbia/HCA for any taxes or other losses that result from any such actions.

Holding Company Structure Risks

      Holdings is a holding company and holds most of its assets at, and conducts most of its operations through, direct and indirect subsidiaries. As a holding company, the results of operations of Holdings depend on the results of operations of its subsidiaries. Moreover, Holdings is dependent on dividends or other intercompany transfers of funds from such subsidiaries to meet its debt service and other obligations, including payment of principal and interest on the notes. The ability of Holdings' subsidiaries to pay dividends or make other payments or advances to Holdings will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing indebtedness of such subsidiaries.

      The claims of creditors of the subsidiaries of Holdings, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of creditors of Holdings, including the noteholders. As of June 30, 1999, on a pro forma basis after giving effect to the elimination of the facilities to be divested, the aggregate amount of indebtedness and other obligations of Holdings' subsidiaries, including trade payables and lease obligations, was approximately $273.9 million, including the guarantees of the notes offered hereby.

Possible Lack of Year 2000 Compliance May Adversely Affect LifePoint

      Until May 2006, LifePoint will continue to obtain most of its computer applications and support from Columbia Information Systems, Inc., a wholly-owned subsidiary of Columbia/HCA, pursuant to a computer and data processing services agreement. Columbia Information Systems does not warrant that the software and hardware used by it in providing services to LifePoint will be Year 2000 ready, but Columbia Information Systems is currently making efforts in a professional, timely and workmanlike manner that it deems reasonable to address Year 2000 issues with respect to the software licensed to LifePoint under the computer and data processing services agreement. Columbia Information Systems also has undertaken to examine and remediate the software systems and applications of LifePoint not obtained from Columbia/HCA and the non-information technology systems, such as vendor products, medical equipment and other related equipment with embedded chips of LifePoint to ensure that they are Year 2000 ready. In connection with the distribution, Columbia/ HCA's wholly owned subsidiary CHCA Management Services, L.P. and LifePoint entered into a year 2000 professional services agreement, pursuant to which CHCA will continue its ongoing program to inspect medical equipment at LifePoint facilities for year 2000 readiness. Under such agreement, LifePoint remains solely responsible for any lack of Year 2000 compliance. See "Arrangements Relating to the Distribution--Computer and Data Processing Services Agreement" and "--Other Agreements" for a more detailed discussion of such arrangements.

      Any malfunctions in such systems, applications or equipment could have a material adverse effect on the business, financial condition, results of operations or prospects of LifePoint. LifePoint is not currently able to reasonably estimate the ultimate cost to be incurred by it for the assessment, remediation, upgrade, replacement and testing of its impacted information and non-information technology systems. LifePoint is dependent upon Columbia/HCA in substantially all respects for the Year 2000 readiness of their respective information technology and non-information technology systems and for contingency planning in respect of Year 2000-related risks. Any failure by Columbia/HCA to adequately address such matters could have a material adverse effect on LifePoint's businesses, financial conditions, results of operations and prospects of LifePoint.

      In addition, LifePoint has significant ongoing relationships with government agencies, third party payers, vendors, suppliers and others that may have computer systems with Year 2000 problems. The Health Care Financing Administration recently announced that, due to potential Year 2000 concerns, Medicare reimbursement updates for hospitals scheduled to take effect October 1, 1999 will be delayed until April 1, 2000, although reimbursement rates will be adjusted to replace revenues lost due to such delay. If the fiscal intermediaries and governmental agencies with which LifePoint transacts business, and which are responsible for payment to LifePoint under the Medicare and Medicaid programs, other payers, or suppliers and vendors experience problems in Year 2000 readiness, that could have a material adverse effect on the business, financial condition, results of operations and prospects of LifePoint. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Computer Issues" for a more detailed discussion of LifePoint's Year 2000 assessment.

You May Not Receive A Change in Control Payment

      In the event of a change in control, Holdings is required to make an offer for cash to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereof to the repurchase date. However, the new credit agreement prohibits the purchase of outstanding notes prior to repayment of the borrowings under the new credit agreement and any exercise by the holders of the notes of their right to require Holdings to repurchase the notes may cause an event of default under the new credit agreement. In addition, Holdings may not have the financial resources necessary to repurchase the notes upon a change of control. See "Description of the Notes--Certain Covenants--Purchase of Notes Upon a Change in Control" for a more detailed description of the change in control provision.

You May Not be Able to Sell Your Notes

      There is no existing trading market for the exchange notes and such a market may not develop. The absence of such market adversely affects the liquidity of an investment in the exchange notes. If a market for the exchange notes does develop, future trading prices will depend on many factors, including, among other things, prevailing interest rates and the market for similar securities, general economic conditions and the financial condition and performance of, and prospects for, LifePoint. LifePoint does not intend to apply for listing of the exchange notes on any securities exchange or for quotation through any over-the-counter market.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      The old notes were originally sold to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Fleet Securities, Inc., Scotia Capital Markets (USA) Inc. and SunTrust Equitable Securities Corporation as initial purchasers in a private offering by Healthtrust and then assumed by LifePoint and then in turn by our company on May 11, 1999. In connection with the private offering of the notes, our company, the guarantors and the initial purchasers entered into a registration rights agreement in which we and the guarantors agreed to:

          (1) use our reasonable best efforts to file a registration statement for the exchange notes within 90 days after the issue date of the old notes;

          (2) use our reasonable best efforts to cause the registration statement to become effective within 180 days after the issue date of the old notes; and

          (3) promptly upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes, and to hold such exchange offer open for at least 30 days after the date notice of the exchange offer is mailed to holders.

      The exchange notes will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act, except as described below. We have agreed in the registration rights agreement to use our reasonable best efforts to complete the exchange offer and issue the exchange notes within 30 business days after the registration statement is declared effective. This exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement.

      For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered old note. The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder or any person whose old notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such old notes by book-entry transfer through DTC.

      Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the exchange notes, including the related guarantees, would in general be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act. However any purchaser of old notes who is either an "affiliate" of our company within the meaning of Rule 405 of the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

          (1) will not be able to tender its old notes in the exchange offer,

          (2) will not be able to rely on the interpretations of the staff of the Commission, and

          (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

      Each holder that wishes to exchange its old notes for exchange notes will be required to represent in a letter of transmittal that:

    . any exchange notes received by it will be acquired in the ordinary course of its business,

    . it has no arrangement or understanding with any person to participate in a distribution of the exchange notes in violation of the Securities Act,

    .  it is not an affiliate of our company,

    . if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in a distribution of the exchange notes, and

    . if such holder is a broker-dealer (a "Participating Broker-Dealer) that will receive exchange notes for its own account in exchange for old notes that are acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes.

      The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to resales of the exchange notes with the prospectus contained in the registration statement. Each of our company and the guarantors have agreed in the registration rights agreement that it will make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes. We will keep the registration statement effective for a period of 180 days after the exchange offer has been completed in order to permit resales of exchange notes acquired by broker-dealers in after-market transactions.

      However, the Commission has recently proposed that its interpretations referred to above be repealed. We cannot predict whether the Commission will act on this proposal prior to the completion of this exchange offer. If those interpretations are repealed prior to completion of this exchange offer, holders of old notes will not be able to receive exchange notes pursuant to an exchange offer. Rather, as described below, we and the guarantors will be required to register the notes pursuant to a shelf registration statement in connection with resales by holders of the notes. Holders of notes will be required to deliver a prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with such resales.

      If,

          (1) prior to completion of the exchange offer, existing Commission interpretations are changed such that the exchange notes would not in general be freely transferable under the Securities Act,

          (2) the exchange offer is not completed within 220 days following the issue date of the old notes,

          (3) any holder of notes notifies our company prior to the 20th day following completion of the exchange offer that:

                  (a) due to a change in law or policy such holder is not
            eligible to participate in the exchange offer;

                  (b) due to a change in law or policy such holder may not
            resell the exchange notes acquired by it in the exchange offer to the public without a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder;

                  (c) such holder is a broker-dealer and owns notes acquired directly from us or an affiliate of our company; or

          (4) the holders of a majority of the notes may not resell the exchange notes they acquired in the exchange offer without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, then, in each case, our company and the guarantors will, instead of, or in the case of clause (3) above, in addition to, completing the exchange offer, file and use our reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the notes for resale by holders (the "Resale Registration") to become effective and to remain effective until the earlier of two years following the effective date of the shelf registration statement or such time as all securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

      Our company and the guarantors will, in the event of a Resale
Registration,

          (1) provide to the holders of the applicable notes copies of the prospectus that is a part of the shelf registration statement filed in connection with the Resale Registration,

          (2) notify each such holder when the shelf registration statement for the applicable notes has become effective, and

          (3) take certain other actions as are required to permit unrestricted resales of the notes.

      A holder that sells its notes pursuant to the Resale Registration

          (1) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser,

          (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and

          (3) will be bound by the provisions of the registration rights agreement that are applicable to such holder, including certain indemnification obligations.

      The old notes provide, among other things, that if

          (1) our company and the guarantors have not filed any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

          (2) any of such registration statements is not declared effective on or prior to the date specified for such effectiveness;

          (3) the exchange offer is not consummated within 30 business days after the effective date of the exchange offer registration statement; or

          (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective, except as specifically permitted therein, without being succeeded by an additional registration which was filed and declared effective (any such event referred to in clauses (1)-(4), a "Registration Default"), then, from the date that a Registration Default or Defaults occurs through, but excluding the date when all Registration Defaults are cured, the interest rate on the applicable notes will

          (1) increase by .25% for the first 90-day period or portion thereof immediately following the occurrence of such Registration Default or Defaults, and

          (2) thereafter increase by an additional .25% at the beginning of each subsequent 90-day period, or portion thereof, while a Registration Default or Defaults is continuing.

      The additional interest on any affected old notes may not exceed 1.0% in the aggregate. Following the cure of all Registration Defaults, the interest rate on the notes will revert to the original rate. Additional interest will not accrue and be payable as set forth above during any period when a shelf registration statement is permitted to be suspended under the registration rights agreement.

      The above summary highlights the material provisions of the registration rights agreement, but does not restate that agreement in its entirety. We urge you to review all of the provisions of the registration rights agreement, because it, and not this description, defines your rights as holders to exchange your old notes for registered notes. A copy of the registration rights agreement has previously been filed with the Commission by LifePoint, and is incorporated by reference to the registration statement of which this prospectus forms a part.

      Following the consummation of the exchange offer, holders of old notes who were eligible to participate in the exchange offer but who did not tender their old notes will not have any further registration rights, and the old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected.

Terms of the Exchange Offer

      This prospectus and the accompanying letter of transmittal contain the terms and conditions for the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old notes which are properly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authentication agent, we will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes in the exchange offer in denominations of $1,000 and integral multiples thereof.

      The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that

      (1) the offering of the exchange notes has been registered under the Securities Act,

      (2) the exchange notes will not be subject to transfer restrictions or registration rights, and

      (3) certain provisions relating to an increase in the stated interest rate on the old notes provided for under certain circumstances will be eliminated.

      The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

      As of the date of this prospectus, $150,000,000 aggregate principal amount of the old notes is outstanding. In connection with the issuance of the old notes, arrangements were made for the old notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

      This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the old notes as of the close of business on November 8, 1999. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. However, our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions that we describe under "--Conditions to the Exchange Offer" below.

      We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to such holders.

      If any tendered old notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted old notes will be returned, at our cost, to the tendering holder thereof as promptly as practicable after the expiration date.

      Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Solicitation of Tenders; Fees and Expenses" for more detailed information regarding the expenses of the exchange offer.

      By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under "--Procedures for Tendering" below.

Expiration Date; Extensions; Amendments

    . The term "expiration date" shall mean 5:00 p.m., New York City time, on December 10, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.

    . We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of such extension to the exchange agent and notice of such extension to the holders as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

    . We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions set forth herein under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us, if such conditions are permitted to be waived by our company.

    . We will give oral or written notice of any such extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and we will extend the exchange offer to the extent required by law.

    . Without limiting the manner in which we may choose to make public announcements of any extension, amendment, termination or non-acceptance of the exchange offer, and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely release to the Dow Jones News Service.

Interest on the Exchange Notes

      Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes surrendered in exchange therefor or, if no interest has been paid on the old notes, from the issue date of the old notes. Interest on the exchange notes will be payable semi-annually on May 15 and November 15 of each year, commencing May 15, 2000.

Procedures for Tendering

    What to submit and how

      Each holder of old notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein. Each holder shall then mail or otherwise deliver such letter of transmittal, or such facsimile, together with the old notes to be exchanged and any other required documentation, to Citibank, N.A., as exchange agent, at the address set forth below under "--Exchange Agent" on or prior to the expiration date. A holder may also effect a tender of old notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the letter of transmittal, each holder will represent to our company that, among other things,

          (1) the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder,

          (2) that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such exchange notes, and

          (3) that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of our company.

      Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's procedure for such transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

      Only a holder may tender its old notes in the exchange offer. To tender in the exchange offer, a holder must:

          (1) complete, sign and date the letter of transmittal or a facsimile thereof,

          (2) have the signatures thereof guaranteed if required by the letter of transmittal, and

          (3) unless such tender is being effected pursuant to the procedure for book-entry transfer, mail or otherwise deliver such letter of transmittal or such facsimile, together with the old notes and other required documents, to the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date.

      The tender by a holder will constitute an agreement between such holder, our company and the exchange agent in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal. If less than all of the old notes are tendered, a tendering holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to the expiration date. No letter of transmittal or old notes should be sent to the company. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for holders, in each case as set forth herein and in the letter of transmittal.

      Any beneficial owner whose old notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his old notes, either make appropriate arrangements to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Required representations in letter of transmittal

      The letter of transmittal will include representations to our company that, among other things,

      (1) the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder,

      (2) neither the holder nor any such other person is engaged in, intends to engage in or has any arrangement or understanding with any person to participate in the distribution of such exchange notes,

      (3) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of our company, and

      (4) if the tendering holder is a broker or dealer as defined in the Exchange Act, then

                  (a) it acquired the old notes for its own account as a
            result of market-making activities or other trading activities, and

                  (b) it has not entered into any arrangement or understanding with our company or any "affiliate" of our company within the meaning of Rule 405 under the Securities Act to distribute the exchange notes to be received in the exchange offer.

      In the case of a broker-dealer that receives exchange notes for its own account in exchange for old notes which were acquired by it as a result of market-making or other trading activities, the letter of transmittal will also include an acknowledgement that the broker-dealer will deliver a copy of this prospectus in connection with the resale by it of exchange notes received pursuant to the exchange offer; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

    How to sign your letter of transmittal and other documents

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"), unless the old notes tendered pursuant thereto are tendered

      (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instruction" of the letter of transmittal, or

      (2) for the account of an Eligible Institution.

      If the letter of transmittal is signed by a person other than the registered holder of old notes, such old notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

    Important rules concerning the exchange offer

      You should note that:

    . All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding.

    . We reserve the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in our judgment or the judgment of our counsel, would be unlawful.

    . We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our company's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine.

    . Although we intend to notify holders of defects or irregularities with respect to any tender of old notes, neither our company, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification.

    . Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

      The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at the DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in the DTC's system may make book-entry delivery of old notes by causing the DTC to transfer such old notes into the exchange agent's account with respect to the old notes in accordance with DTC's Automated Tender Offer Program procedures for such transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of such book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant that is tendering old notes that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant.

      Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or you must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

      If you are a registered holder of old notes and you wish to tender such old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

          (1) the tender is made through an Eligible Institution;

          (2) prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery

                  (a) stating the name and address of the holder, the
            certificate number or numbers of such holder's old notes and the principal amount of such old notes tendered,

                  (b) stating that the tender is being made thereby, and

                  (c) guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the certificate(s) representing the old notes to be tendered in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of old notes delivered electronically, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

          (3) such properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered old notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent's account at DTC of old notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

      Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m. New York City time, on the expiration date.

      For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must::

    . specify the name of the person having deposited the old notes to be withdrawn (the "Depositor"),

    . identify the old notes to be withdrawn, including the certificate number or number and principal amount of such old notes or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited,

    . be signed by the Depositor in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the old notes to register the transfer of such old notes into the name of the Depositor withdrawing the tender, and

    . specify the name in which any such old notes are to be registered, if different from that of the Depositor.

      Please note that all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such old notes if, in our company's judgment, any of the following conditions has occurred or exists or has not been satisfied:

          (1) that the exchange offer, or the making of any exchange by a holder, violates applicable interpretation of the staff of the Commission,

          (2) that any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer, or

          (3) that there has been proposed, adopted or enacted any law, statute, rule or regulation that, in the sole judgment of our company, might materially impair our ability to proceed with the exchange offer.

      If we determine that we may terminate the exchange offer for any of the reasons set forth above, we may

          (1) refuse to accept any old notes and return any old notes that have been tendered to the holders thereof,

          (2) extend the exchange offer and retain all old notes tendered prior to the expiration date of the exchange offer, subject to the rights of such holders of tendered old notes to withdraw their tendered old notes, or

          (3) waive such termination event with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such period.

      The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights shall not be deemed to be a waiver by us of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

      Citibank, N.A., the trustee under the indenture, has been appointed as exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. In such capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of directions of our company. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Courier:                      Citibank, N.A.
                                 Corporate Trust Window
                                 111 Wall Street, 5th Floor
                                 New York, New York 10043

By Mail:                         Citibank, N.A.
                                 Corporate Trust Window
                                 111 Wall Street, 5th Floor
                                 New York, New York 10043

By Hand Delivery:                Citibank, N.A.
                                 Corporate Trust Window
                                 111 Wall Street, 5th Floor
                                 New York, New York 10043

Facsimile for Eligible Institutions:
                                 (212) 505-2248
                                 Attention: Customer Service

To Confirm by Telephone:
                                 (800) 270-0808

      Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

      We will pay all expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of our company and our affiliates in person, by telegraph, telephone or telecopier.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer.

      We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

      The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs, will be paid by our company.

      We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if the transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.

Accounting Treatment

      The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us as a result of the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes.

Consequences of Failure to Exchange

      As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of the old notes who do not tender their old notes in the exchange offer will continue to hold such old notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the indenture and the registration rights agreement, except for any such rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer set forth in the Indenture. Accordingly, such old notes may be resold only:

      (1) to our company,

      (2) pursuant to a registration statement which has been declared effective under the Securities Act,

      (3) in the United States to qualified institutional buyers within the meaning of Rule 144A in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A,

      (4) in the United States to Institutional Accredited Investors, as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act, in transactions exempt from the registration requirements of the Securities Act,

      (5) outside the United States in transactions complying with the provisions of Regulation S under the Securities Act, or

      (6) pursuant to any other available exemption from the registration requirements under the Securities Act.

      To the extent that old notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered old notes could be adversely affected.

                                USE OF PROCEEDS

      The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

                                 CAPITALIZATION

      The following table sets forth the capitalization of LifePoint as of June 30, 1999, and pro forma to reflect the elimination of facilities to be divested by LifePoint. This table should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as the Combined Financial Statements of LifePoint and the related notes appearing elsewhere in this prospectus.

                                                        As of June 30, 1999
                                                        ---------------------
                                                         Actual    Pro Forma
                                                        --------- -----------
                                                            (Dollars in
                                                             millions)
Long term debt including amounts due within one year:
  New credit agreement................................. $   110.0  $   110.0
  Notes offered hereby.................................     150.0      150.0
  Intercompany balances payable to Columbia/HCA........       --         --
  Other................................................       0.5        0.5
                                                        ---------  ---------
    Total long-term debt (including amounts due within
     one year).........................................     260.5      260.5
                                                        ---------  ---------
Stockholders' equity:
  Equity, investments by Columbia/HCA..................       --         --
  Common stock, par value $0.01 per share, 90 million
   shares authorized; 30.9 million shares issued and
   outstanding at June 30, 1999........................       0.3        0.3
  Capital in excess of par value.......................      89.5       52.9
                                                        ---------  ---------
    Total stockholders' equity.........................      89.8       53.2(a)
                                                        ---------  ---------
    Total capitalization............................... $   350.1  $   313.5
                                                        =========  =========

--------
(a) Three of LifePoint's hospitals are held for sale. Any proceeds from the sale of these facilities, which are expected to be used to increase cash or reduce debt, are not reflected in the pro forma balances included above. The pro forma stockholders' equity balance has been reduced by $36.6 million, the amount equal to the net book value of the three hospitals currently held for sale.

                       SELECTED HISTORICAL FINANCIAL DATA

      The following table sets forth selected historical financial data of LifePoint for each of the fiscal years in the five year period ended December 31, 1998 and for the six months ended June 30, 1998 and 1999. You should read this table together with the Combined Financial Statement and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      The selected financial data at December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 has been derived from unaudited financial statements. The selected financial data for the six months ended June 30, 1998 and 1999 is unaudited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of such information. Such adjustments are of a recurring nature.

      Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1999.

                                                                                     Six Months
                                                                                        Ended
                                       Years Ended December 31,                       June 30,
                          -------------------------------------------------------  ----------------
                            1994       1995       1996        1997        1998      1998     1999
                          ---------  ---------  ---------  ----------  ----------  -------  -------
                            (Dollars in millions, except per share amounts)
Summary of Operations:
Revenues................  $   350.1  $   395.8  $   464.0  $    487.6  $    498.4  $ 254.4  $ 262.4
Salaries and benefits...      141.1      158.1      175.2       196.6       220.8    109.7    112.9
Supplies................       44.4       48.8       50.9        55.0        62.0     30.6     32.0
Other operating
 expenses...............       75.7       83.3       99.3       119.5       117.2     57.9     58.6
Provision for doubtful
 accounts...............       24.6       23.2       28.0        34.5        41.6     19.3     19.4
Depreciation and
 amortization...........       17.6       20.3       23.5        27.4        28.3     13.0     15.4
Interest expense
 allocated from
 Columbia/HCA...........       13.5       11.3       14.1        15.4        19.1      9.4     10.7
Management fees
 allocated from
 Columbia/HCA...........        9.2        8.1        6.2         8.2         8.9      4.5      3.2
Impairment of long-lived
 assets.................        --         --         --          --         26.1      --       --
ESOP expense............        --         --         --          --          --       --       0.5
                          ---------  ---------  ---------  ----------  ----------  -------  -------
                              326.1      353.1      397.2       456.6       524.0    244.4    252.7
                          ---------  ---------  ---------  ----------  ----------  -------  -------
Income (loss) from
 continuing operations
 before minority
 interests and
 income taxes (benefit)..      24.0       42.7       66.8        31.0       (25.6)    10.0      9.7
Minority interests in
 earnings of
 consolidated entities..        --         --         1.2         2.2         1.9      0.9      1.0
                          ---------  ---------  ---------  ----------  ----------  -------  -------
Income (loss) from
 continuing operations
 before income taxes
 (benefit)..............       24.0       42.7       65.6        28.8       (27.5)     9.1      8.7
Provision for income
 taxes (benefit)........        9.6       17.1       26.3        11.7        (9.8)     3.7      3.7
                          ---------  ---------  ---------  ----------  ----------  -------  -------
Income (loss) from
 continuing
 operations(a)..........  $    14.4  $    25.6  $    39.3  $     17.1  $    (17.7) $   5.4  $   5.0
                          =========  =========  =========  ==========  ==========  =======  =======
Net income (loss)(a)....  $    15.9  $    27.4  $    41.2  $     12.5  $    (21.8) $   3.1  $   5.0
                          =========  =========  =========  ==========  ==========  =======  =======
Basic earnings (loss)
 per share:
  Income (loss) from
   continuing
   operations(a)........  $    0.48  $    0.85  $    1.31  $     0.57  $    (0.59) $  0.18  $  0.17
  Net Income (loss)(a)..  $    0.53  $    0.91  $    1.37  $     0.41  $    (0.73) $  0.10  $  0.17
  Shares used in
   computing basic
   earnings (loss) per
   share (in millions)..       30.0       30.0       30.0        30.0        30.0     29.9     30.0
Diluted earnings (loss)
 per share:
  Income (loss) from
   continuing
   operations(a)........  $    0.47  $    0.84  $    1.30  $     0.57  $    (0.59) $  0.18  $  0.17
  Net income (loss)(a)..  $    0.52  $    0.90  $    1.36  $     0.41  $    (0.73) $  0.10  $  0.17
  Shares used in
   computing diluted
   earnings (loss) per
   share (in millions)..       30.4       30.4       30.3        30.2        30.0     30.0     30.3
Financial Position:
Assets..................  $   312.3  $   324.5  $   376.0  $    397.9  $    355.0  $ 400.7  $ 428.6
Long-term debt,
 including amounts due
 within one year........        1.7        2.1        1.6         1.6         0.6      0.6    260.5
Intercompany balances
 payable to
 Columbia/HCA...........      218.2      181.3      176.3       182.5       167.6    184.0      --
Working capital.........       19.7       24.4       39.0        41.1        26.9     37.8     63.4
Capital expenditures....       34.1       28.6       53.4        51.8        29.3     15.4     28.8
Other Operating Data:
EBITDA(b)...............       66.3       82.4      110.6        82.0        56.8     36.9     39.5
Number of hospitals at
 end of period..........         20         20         22          22          23       23       23
Number of licensed beds
 at end of period(c)....      1,843      1,881      2,074       2,080       2,169    2,113    2,169
Weighted average
 licensed beds(d).......      1,783      1,862      2,060       2,078       2,127    2,132    2,169
Admissions(e)...........     52,681     54,549     59,381      60,487      62,264   31,782   33,386
Equivalent
 admissions(f)..........     81,708     88,915     98,869     105,126     109,336   55,587   58,392
Average length of stay
 (days)(g)..............        4.9        4.8        4.7         4.4         4.4      4.4      4.3
Average daily
 census(h)..............        713        713        755         733         742      773      788
Occupancy rate(i).......         40%        38%        37%         35%         35%      36%      36%
Ratio of earnings to
 fixed charges(j).......       2.6x       4.3x       5.1x        2.8x         --      1.9x     1.8x

--------
(a) Includes charge related to impairment of long-lived assets of $26.1 million ($15.9 million after-tax) for the year ended December 31, 1998.
(b) EBITDA is defined as income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests in earnings of consolidated entities and income taxes. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the combined financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.
(c) Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.
(d) Represents the average number of licensed beds weighted based on periods owned.
(e) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to LifePoint's hospitals and is used by management and certain investors as a general measure of inpatient volume.
(f) Equivalent admissions is used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions is computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.
(g) Represents the average number of days admitted patients stay in LifePoint's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.
(h) Represents the average number of patients in LifePoint's hospital beds each day.
(i) Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms. The declining occupancy rate is primarily attributed to the trend toward more services, that were previously performed in an inpatient setting, being performed on an outpatient basis and the decline in average length of stay per admission.
(j) The ratio of earnings to fixed charges was computed by dividing (i) income from continuing operations before fixed charges, minority interests and income taxes by (ii) fixed charges, which consist of interest charges (interest expense plus interest charged to construction) and the portion of rent expense which is deemed to be equivalent to interest expense. LifePoint's earnings were insufficient to cover fixed charges for the year ended December 31, 1998 by $25.6 million.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      The following Unaudited Pro Forma Combined Financial Statements of LifePoint are based on the historical combined financial statements, which reflect periods during which the businesses that comprise LifePoint did not operate as a separate, independent company and certain estimates, assumptions and allocations were made in preparing such financial statements. Therefore, such historical combined financial statements do not necessarily reflect the combined results of operations or financial position that would have existed had LifePoint been a separate, independent company.

      The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998 and the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1999 reflect the results of LifePoint's operations as if the distribution and the divestitures of facilities that LifePoint intends to divest during 1999 had occurred at the beginning of 1998. The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that the distribution and such divestitures had occurred on June 30, 1999.

      The Unaudited Pro Forma Condensed Combined Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical financial statements and the related notes of LifePoint included elsewhere in this prospectus. The pro forma condensed and consolidated combined financial information is presented for informational purposes only and does not purport to reflect the results of operations or financial position of LifePoint or the results of operations or financial position that would have occurred had LifePoint been operated as a separate, independent company on the dates specified, nor is it indicative of LifePoint's future results.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                          Year Ended December 31, 1998
                (Dollars in millions, except per share amounts)

                                                           Pro Forma
                                               Historical Adjustments   Pro Forma
                                               ---------- -----------   ---------

Revenues.....................................    $498.4     $(48.0)(a)   $450.4
Salaries and benefits........................     220.8      (23.5)(a)    200.4
                                                              (5.3)(b)
                                                               8.4 (c)
Supplies.....................................      62.0       (6.6)(a)     55.9
                                                               0.5 (c)
Other operating expenses.....................     117.2      (12.3)(a)    108.0
                                                               3.1 (c)
Provision for doubtful accounts..............      41.6       (5.5)(a)     36.1
Depreciation and amortization................      28.3       (3.2)(a)     25.1
ESOP expense.................................       --         2.4 (b)      2.4
Interest expense allocated from                    19.1       (5.6)(a)     26.6
 Columbia/HCA................................                 13.1 (d)
Management fees allocated from Columbia/HCA..       8.9       (0.9)(a)      --
                                                              (8.0)(c)
Impairment of long-lived assets..............      26.1      (24.8)(a)      1.3
                                                 ------     ------       ------
                                                  524.0      (68.2)       455.8
                                                 ------     ------       ------
Loss from continuing operations before
 minority interests
 and income tax benefit......................     (25.6)      20.2         (5.4)
Minority interests in earnings of
 consolidated entities.......................       1.9        --           1.9
                                                 ------     ------       ------
Loss from continuing operations before income
 taxes.......................................     (27.5)      20.2         (7.3)
Income tax benefit...........................      (9.8)       6.9 (e)     (2.9)
                                                 ------     ------       ------
Loss from continuing operations..............    $(17.7)    $ 13.3       $ (4.4)
                                                 ======     ======       ======
Basic and diluted loss per share(g)..........    $ (.59)                 $ (.15)
Shares used in computing basic and diluted
 loss per share
 (in millions)(g)............................      30.0                    30.0


     The accompanying notes are an integral part of the unaudited pro forma condensed
                         combined financial statements.

        Unaudited Pro Forma Condensed Consolidated Statements of Income

                     For the Six Months Ended June 30, 1999
                (Dollars in millions, except per share amounts)

                                                           Pro Forma
                                               Historical Adjustments   Pro Forma
                                               ---------- -----------   ---------
Revenues.....................................    $262.4     $(24.1)(a)   $238.3
Salaries and benefits........................     112.9      (11.2)(a)     99.9
                                                               0.9 (c)
                                                              (2.7)(b)
Supplies.....................................      32.0       (3.3)(a)     28.8
                                                               0.1 (c)
Other operating expenses.....................      58.6       (5.8)(a)     54.1
                                                               1.3 (c)
Provision for doubtful accounts..............      19.4       (2.8)(a)     16.6
Depreciation and amortization................      15.4       (1.8)(a)     13.6
Interest expense.............................      10.7       (2.3)(a)     13.3
                                                               4.9 (d)
Management fees allocated from Columbia/HCA..       3.2       (1.6)(a)      --
                                                              (1.6)(c)
ESOP expense.................................       0.5        1.0 (b)      1.5
                                                 ------     ------       ------
                                                  252.7      (24.9)       227.8
                                                 ------     ------       ------
Income from continuing operations before
 minority interests
 and income taxes............................       9.7        0.8         10.5
Minority interests in earnings of
 consolidated entities.......................       1.0        --           1.0
                                                 ------     ------       ------
Income from continuing operations before
 income taxes................................       8.7        0.8          9.5
Provision for income taxes...................       3.7        0.3 (e)      4.0
                                                 ------     ------       ------
Income from continuing operations............    $  5.0     $  0.5       $  5.5
                                                 ======     ======       ======
Basic and diluted earnings per share.........    $ 0.17     $ 0.01       $ 0.18
                                                 ======     ======       ======
Shares used in earnings per share
 calculations (000s):
 Basic.......................................      30.0       30.0         30.0
    Dilutive securities--stock options.......        .3         .3           .3
                                                 ------     ------       ------
 Diluted.....................................      30.3       30.3         30.3
                                                 ======     ======       ======


     The accompanying notes are an integral part of the unaudited pro forma condensed
                       consolidated financial statements.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet

                                 June 30, 1999
                (Dollars in millions, except per share amounts)

                                                          Pro Forma
                                              Historical Adjustments   Pro Forma
                                              ---------- -----------   ---------
                   ASSETS
Current assets:
  Cash and cash equivalents..................   $ 15.5     $ (0.2)(a)   $ 15.3
  Accounts receivable, net...................     58.9       (7.4)(a)     51.5
  Inventories................................     14.0       (1.9)(a)     12.1
  Deferred taxes and other current assets....     28.0       (1.3)(a)     26.7
                                                ------     ------       ------
                                                 116.4      (10.8)       105.6
  Property and equipment, at cost............    467.4      (31.0)(a)    436.4
  Accumulated depreciation...................   (183.1)      12.5 (a)   (170.6)
                                                ------     ------       ------
                                                 284.3      (18.5)       265.8
Intangible assets, net.......................     23.7       (0.4)(a)     23.3
Other........................................      4.2       (4.0)(a)      0.2
                                                ------     ------       ------
                                                $428.6     $(33.7)      $394.9
                                                ======     ======       ======
           LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable...........................   $ 14.7     $ (1.2)(a)   $ 13.5
  Accrued salaries...........................     15.5       (1.2)(a)     14.3
  Other current liabilities..................     21.5       (1.0)(a)     20.5
  Current maturities of long-term debt.......      1.3        --           1.3
                                                ------     ------       ------
                                                  53.0       (3.4)        49.6
Long-term debt...............................    258.8        --         258.8
Deferred taxes...............................     21.6        6.3 (a)     27.9
Professional liability risks and other lia-
 bilities....................................      1.6        --           1.6
Minority interests in equity of consolidated
 entities....................................      3.8        --           3.8
Stockholders' equity:
  Preferred stock, par value $0.01 per share;
   10,000,000 authorized shares; no shares
   issued....................................      --         --           --
  Common stock, par value $0.01 per share;
   90,000,000 shares authorized; 30,939,886
   shares issued and outstanding at June 30,
   1999......................................      0.3        --           0.3
  Capital in excess of par value.............    132.3      (39.4)(a)     92.9
  Unearned ESOP shares.......................    (31.7)       --         (31.7)
  Notes receivable for shares sold to employ-
   ees.......................................    (10.2)       --         (10.2)
  Retained earnings (deficit)................     (0.9)       2.8 (a)      1.9
                                                ------     ------       ------
                                                  89.8      (36.6)        53.2
                                                ------     ------       ------
                                                $428.6     $(33.7)      $394.9
                                                ======     ======       ======

        The accompanying notes are an integral part of the unaudited pro forma condensed
                          consolidated financial statements.

    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1--Basis of Presentation

      The pro forma condensed consolidated financial statements reflect the combination of historical financial information of the facilities to be part of LifePoint and the pro forma adjustments described in Note 2.

Note 2--Pro Forma Adjustments

(a) To eliminate the assets, liabilities and June 30, 1999 results of operations for three facilities which are currently held for sale by LifePoint.
(b) To adjust historical retirement plan expense recorded as a component of salaries and wages and record the estimated LifePoint Hospitals, Inc. Retirement Plan (the "ESOP") expense for six months ended June 30, 1999.
(c) To adjust for the estimated general and administrative costs of that would have been incurred if LifePoint had managed comparable general and administrative functions and to eliminate the management fee allocated from Columbia/HCA.
(d) To adjust interest expense to $13.3 million for the six months ended June 30, 1999. The interest expense adjustment is based on the elimination of all intercompany amounts payable by LifePoint to Columbia/HCA and the assumption of certain indebtedness from Columbia/HCA at an assumed average interest rate of approximately 9.7% and $0.4 million in amortization of the deferred loan cost. The historical balance sheet as of June 30, 1999 already reflects the elimination and assumption of these debt amounts since the transaction occurred on May 11, 1999.
(e) To adjust income tax provision for the estimated impact of the pro forma adjustments.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This discussion should be read together with the historical financial statements and the related notes of LifePoint included elsewhere in this prospectus and the information set forth under "Selected Historical Financial Data" and "Unaudited Pro Forma Condensed Combined Financial Statements" and the related notes.

Overview

      LifePoint owns and operates the hospitals which had comprised the America Group of Columbia/HCA until the distribution on May 11, 1999 by Columbia/HCA to its shareholders of all of the shares of outstanding common stock of LifePoint. The distribution marked the beginning of LifePoint's operations as an independent, publicly-traded company. As such, the historical financial statements of LifePoint Hospitals, Inc. may not be indicative of LifePoint's future performance, nor do they necessarily reflect what the financial position and results of operations of LifePoint would have been if it had operated as a separate, stand-alone entity during the periods covered. See "Risk Factors--No Operating History as an Independent Company; Net Losses."

      At June 30, 1999, LifePoint was comprised of 23 general, acute care hospitals and related health care entities. The entities are located in non-urban areas in the states of Alabama, Florida, Georgia, Kansas, Kentucky, Louisiana, Tennessee, Utah and Wyoming. In connection with the distribution, all intercompany amounts payable by LifePoint to Columbia/HCA were eliminated and LifePoint assumed certain indebtedness from Columbia/HCA. See Note 4 of the Notes to the Condensed Consolidated Financial Statements for the period ended June 30, 1999 included elsewhere in this prospectus. In addition, LifePoint entered into various agreements with Columbia/HCA which are intended to facilitate orderly changes for both companies in a way which would be minimally disruptive to each entity.

Forward-Looking Statements

      This "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains disclosures which are "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based on the current plans and expectations of LifePoint and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and the future financial condition and results of LifePoint. These factors include, but are not limited to,

     .  the highly competitive nature of the health care business,

     . the efforts of insurers, health care providers and others to contain health care costs,

     . possible changes in the Medicare and Medicaid programs that may further limit reimbursements to health care providers and insurers,

     . changes in Federal, state or local regulation affecting the health care industry,

     .  the possible enactment of Federal or state health care reform,

     .  the departure of key executive officers from LifePoint,

     .  claims and legal actions relating to professional liability,

     .  fluctuations in the market value of LifePoint common stock,

     .  changes in accounting practices,

     .  changes in general economic conditions,

     . the complexity of integrated computer systems and the success and expense of the remediation efforts of Columbia/HCA, LifePoint and relevant third parties in achieving Year 2000 readiness, and

     .  other risk factors described in this prospectus.

      As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of LifePoint. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Investigations

      Columbia/HCA is currently the subject of several federal investigations into certain of its business practices, as well as governmental investigations by various states. Columbia/HCA is cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the breadth of the ongoing investigations, Columbia/HCA expects additional investigative and prosecutorial activity to occur in these and other jurisdictions in the future. Columbia/HCA is the subject of a formal order of investigation by the Commission. Columbia/HCA understands that the Commission investigation includes the anti-fraud, periodic reporting and internal accounting control provisions of the federal securities laws. According to published reports, on July 2, 1999, a federal jury in Tampa, Florida found two Columbia/HCA employees guilty of conspiracy and making false statements on Medicare and Champus cost reports for the years 1992 and 1993 and on a Medicaid cost report for 1993. Both were found not guilty of obstructing a federal auditor. One other employee was acquitted on all counts for which he had been charged and the jury was unable to reach a verdict with respect to another employee. Columbia/HCA is a defendant in several qui tam actions brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act by submitting improper claims to the government for reimbursement. The lawsuits seek damages of three times the amount of all Medicare or Medicaid claims (involving false claims) presented by the defendants to the Federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. To LifePoint's knowledge, the government has intervened in five qui tam actions against Columbia/HCA. Columbia/HCA is aware of additional qui tam actions that remain under seal and believes that there are other sealed qui tam cases of which it is unaware.

      Columbia/HCA is a defendant in a number of other suits, which allege, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the suits have been conditionally certified as class actions.

      It is too early to predict the effect or outcome of any of the ongoing investigations or qui tam and other actions, or whether any additional investigations or litigations will be commenced. If Columbia/HCA is found to have violated Federal or state laws relating to Medicare, Medicaid or similar programs, Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties, and exclusion from participation in the Medicare and Medicaid programs. Similarly, the amounts claimed in the qui tam and other actions may be substantial, and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more of such actions.

      Management believes that the ongoing governmental investigations and related media coverage may have had a negative effect on Columbia/HCA's results of operations, which includes LifePoint for the periods prior to the distribution date which are presented in this prospectus. The extent to which LifePoint may or may not continue to be affected after the distribution by the ongoing investigations of Columbia/HCA, the initiation of additional investigations, if any, and the related media coverage cannot be predicted. It is possible that these matters could have a material adverse effect on the financial condition or results of operations of LifePoint in future periods.

      Pursuant to the distribution agreement entered into by and among Columbia/HCA, LifePoint and Triad in connection with the distribution, Columbia/HCA has agreed to indemnify LifePoint in respect of any losses which it may incur arising from the governmental investigations described above and from stockholder actions and other legal proceedings related to the governmental investigations which are currently pending against Columbia/HCA. Columbia/HCA has also agreed to indemnify LifePoint in respect of any losses which it may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the distribution date and relate to the proceedings described above. Columbia/HCA has also agreed that, in the event that any hospital owned by LifePoint is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then Columbia/HCA will make a cash payment to LifePoint in an amount, if positive, equal to fives times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital. LifePoint has agreed that, in connection with the government investigations described above, it will participate with Columbia/HCA in negotiating with the government one or more compliance agreements setting forth its agreements to comply with applicable laws and regulations. See "Arrangements Relating to the Distribution--Distribution Agreement" for a more detailed description of such indemnification obligations. If any of such indemnified matters were successfully asserted against LifePoint, or any of its facilities, and Columbia/HCA failed to meet its indemnification obligations, then such losses could have a material adverse effect on the business, financial position, results of operations or prospects of LifePoint. Columbia/HCA will not indemnify LifePoint for losses relating to any acts, practices and omissions engaged in by LifePoint after the distribution date, whether or not LifePoint is indemnified for similar acts, practices and omissions occurring prior to the distribution date. See Note 3 and Note 11 of the Notes to Combined Financial Statements of LifePoint included elsewhere herein for a more detailed description of such liabilities.

Results of Operations

Revenue/Volume Trends

      LifePoint has experienced an increase in revenues and volume growth during 1998 and for the six months ended June 30, 1999. However, for the six months ended June 30, 1999 compared to the prior year, LifePoint has experienced declines in revenues per equivalent admission. Management believes three primary factors have contributed to these declines in revenue per equivalent admission:

      (1) the impact of reductions in Medicare payments mandated by the Balanced Budget Act,

      (2) the increasing percentage of patient volume related to patients participating in managed care plans and

      (3) the continuing trend toward outpatient services.

      LifePoint's revenues continue to be affected by an increasing proportion of revenue being derived from fixed payment, higher discount sources, including Medicare, Medicaid and managed care plans. In addition, insurance companies, government programs (other than Medicare) and employers purchasing health care services for their employees are also negotiating discounted amounts that they will pay health care providers rather than paying standard prices. LifePoint expects patient volumes from Medicare and Medicaid to continue to increase due to the general aging of the population and the expansion of state Medicaid programs. However, under the Balanced Budget Act, LifePoint's reimbursement from the Medicare and Medicaid programs was reduced in 1998 and for the six months ended June 30, 1999 and will be further reduced as some reductions in reimbursement levels are phased in over the next two to three years. LifePoint generally receives lower payments per patient under managed care plans than under traditional indemnity insurance plans. With an increasing proportion of services being reimbursed based upon prospective payment amounts, regardless of the cost incurred, revenues, earnings and cash flows are being reduced. Admissions related to Medicare, Medicaid and managed care plan patients were 87.7% and 86.1% of total admissions for the years ended December 31, 1998 and 1997, respectively, and 89.1% and 87.7% of total admissions for the six months ended June 30, 1999 and 1998, respectively. Revenues from capitation arrangements, or prepaid health service agreements, are less than 1.0% of revenues. See "Reimbursement."

      LifePoint's revenues also continue to be adversely affected by the trend toward certain services being performed more frequently on an outpatient basis. Generally, the payments received for an outpatient procedure are less than for a similar procedure performed in an inpatient setting. LifePoint anticipates that further payment reductions will occur as a result of the implementation of a prospective payment system for Medicare outpatient services pursuant to the Balanced Budget Act and scheduled for implementation in the second quarter of 2000. Growth in outpatient services is expected to continue in the health care industry as procedures performed on an inpatient basis are converted to outpatient procedures through continuing advances in pharmaceutical and medical technologies. The redirection of certain procedures to an outpatient basis is also influenced by pressures from payers to perform certain procedures as outpatient care rather than inpatient care. Outpatient revenues grew to 47.9% of net patient revenues for the year ended December 31, 1998 from 47.1% during the prior year and remained constant at 45.8% for the six months ended June 30, 1999 and 1998.

      Management also believes that the impact of the ongoing governmental investigations of certain of Columbia/HCA's business practices and the related media coverage have created uncertainties with physicians, patients and payers in certain markets. See "Government Regulation and Other Factors--Governmental Investigation of Columbia/HCA and Related Litigation."

      Reductions in Medicare and Medicaid reimbursement, the increasing percentage of the patient volume being related to patients participating in managed care plans and continuing trends toward more services being performed on an outpatient basis are expected to present ongoing challenges. The challenges presented by these trends are magnified by LifePoint's inability to control these trends and the associated risks. To maintain and improve its operating margins in future periods, LifePoint must increase patient volumes while controlling the costs of providing services. If LifePoint is not able to achieve these improvements and the trend toward declining reimbursements and payments continues, results of operations and cash flow will deteriorate.

      Management believes that the proper response to these challenges includes the delivery of a broad range of quality health care services to patients by assuring that physicians with appropriate specializations practice in the hospitals, that the appropriate equipment and range of specialized services are available within the hospitals, and that the hospitals are positioned as community assets.

      As part of Columbia/HCA, LifePoint's facilities were included in managed care contracts negotiated by Columbia/HCA on a market-wide basis emphasizing large urban facilities. LifePoint's management believes that independence from Columbia/HCA will help LifePoint over time to negotiate contract terms that are generally more favorable for its facilities and to decrease the level of discount arrangements in which LifePoint participates.

Operating Results Summary

      The following are comparative summaries of results from continuing operations for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999:

                                        Years Ended December 31,
                          -------------------------------------------------------
                                1996              1997               1998
                          ----------------- ------------------ ------------------
                          Amount Percentage Amount  Percentage Amount  Percentage
                          ------ ---------- ------  ---------- ------  ----------
                                          (Dollars in millions)
Revenues................  $464.0   100.0    $487.6    100.0    $498.4    100.0
Salaries and benefits...   175.2    37.8     196.6     40.3     220.8     44.3
Supplies................    50.9    11.0      55.0     11.3      62.0     12.4
Other operating
 expenses...............    99.3    21.4     119.5     24.5     117.2     23.5
Provision for doubtful
 accounts...............    28.0     6.0      34.5      7.1      41.6      8.4
Depreciation and
 amortization...........    23.5     5.1      27.4      5.6      28.3      5.7
Interest expense
 allocated from
 Columbia/HCA...........    14.1     3.0      15.4      3.2      19.1      3.8
Management fees
 allocated from
 Columbia/HCA...........     6.2     1.3       8.2      1.7       8.9      1.8
Impairment of long-lived
 assets.................     --      --        --       --       26.1      5.2
                          ------   -----    ------    -----    ------    -----
                           397.2    85.6     456.6     93.7     524.0    105.1
                          ------   -----    ------    -----    ------    -----
Income (loss) from
 continuing operations
 before minority
 interests and income
 taxes (benefit)........    66.8    14.4      31.0      6.3     (25.6)    (5.1)
Minority interests in
 earnings of
 consolidated entities..     1.2     0.3       2.2      0.4       1.9      0.4
                          ------   -----    ------    -----    ------    -----
Income (loss) from
 continuing operations
 before income taxes
 (benefit)..............    65.6    14.1      28.8      5.9     (27.5)    (5.5)
Provision for income
 taxes (benefit)........    26.3     5.7      11.7      2.4      (9.8)    (2.0)
                          ------   -----    ------    -----    ------    -----
Income (loss) from
 continuing operations..  $ 39.3     8.4    $ 17.1      3.5    $(17.7)    (3.5)
                          ======   =====    ======    =====    ======    =====
% changes from prior
 year:
  Revenues..............                       5.1%               2.2%
  Income (loss) from
   continuing operations
   before income taxes..                     (56.1)            (195.4)
  Income (loss) from
   continuing
   operations...........                     (56.5)            (204.0)
  Admissions(a).........                       1.9                2.9
  Equivalent
   admissions(b)........                       6.3                4.0
  Revenues per
   equivalent
   admission............                      (1.2)              (1.7)
Same facility % changes
 from prior year(c):
  Revenues..............                       2.5               (1.8)
  Admissions(a).........                       0.7                (.8)
  Equivalent
   admissions(b)........                       5.8                 .2
  Revenues per
   equivalent
   admission............                      (3.1)              (2.0)

--------
(a) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to LifePoint's hospitals and is used by management and certain investors as a general measure of inpatient volume.
(b) Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.
(c) "Same facility" information excludes the operations of hospitals and their related facilities which were either acquired, consolidated or divested during the current and prior year. The facilities that LifePoint intends to divest will continue to be included in "same facility" until the date they are divested.

                                               Six Months ended June 30,
                                          ------------------------------------
                                                1998              1999
                                          ----------------- ------------------
                                          Amount Percentage Amount  Percentage
                                          ------ ---------- ------  ----------
Revenues................................. $254.4   100.0%   $262.4    100.0%
Salaries and benefits....................  109.7    43.1     112.9     43.0
Supplies.................................   30.6    12.0      32.0     12.2
Other operating expenses.................   57.9    22.8      58.6     22.3
Provision for doubtful accounts..........   19.3     7.6      19.4      7.4
Depreciation and amortization............   13.0     5.1      15.4      5.9
Interest expense.........................    9.4     3.7      10.7      4.1
Management fees allocated from
 Columbia/HCA............................    4.5     1.8       3.2      1.2
ESOP expense.............................    --      --        0.5      0.2
                                          ------   -----    ------    -----
                                           244.4    96.1     252.7     96.3
Income from continuing operations before
 minority interests and income taxes.....   10.0     3.9       9.7      3.7
Minority interests in earnings of
 consolidated entities...................    0.9     0.3       1.0      0.4
                                          ------   -----    ------    -----
Income from continuing operations before
 income taxes............................    9.1     3.6       8.7      3.3
Provision for income taxes...............    3.7     1.5       3.7      1.4
                                          ------   -----    ------    -----
Income from continuing operations........ $  5.4     2.1    $  5.0      1.9
                                          ======   =====    ======    =====
% changes from prior year:
Revenues.................................                      3.1%
Income from continuing operations before
 income taxes............................                     (4.3)
Income from continuing operations........                     (7.5)
Admissions(a)............................                      5.0
Equivalent admissions(b).................                      5.0
Revenues per equivalent admission........                     (1.8)

--------
(a) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to LifePoint's hospitals and is used by management and certain investors as a general measure of inpatient volume.
(b) Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

For the Six Months Ended June 30, 1999 and 1998

      Revenues increased 3.1% to $262.4 million for the six months ended June 30, 1999 compared to $254.4 million for the six months ended June 30, 1998 primarily resulting from an increase in volume. Inpatient admissions and equivalent admissions, adjusted to reflect combined inpatient and outpatient volume, increased 5.0% for the six months ended June 30, 1999 compared to the six months ended June 30, 1998. Revenues per equivalent admission decreased 1.8% for the six months ended June 30, 1999 compared to the six months ended June 30, 1998. The decline in revenues per equivalent admission was due to several factors, including:

     . decreases in Medicare reimbursement rates mandated by the Balanced Budget Act which became effective October 1, 1997; such rates lowered revenues by approximately $3.4 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998,

     . increases in discounts from the growing number of managed care payers; managed care as a percentage of total admissions increased to 19.2% for the six months ended June 30, 1999 compared to 18.6% for the six months ended June 30, 1998, and

     . delays experienced in obtaining Medicare cost report settlements; cost report filings and settlements resulted in favorable revenue adjustments of $0.4 million for the six months ended June 30, 1999 compared to favorable adjustments of $1.3 million for the six months ended June 30, 1998.

     Salaries and benefits remained relatively unchanged as a percentage of revenues from the prior year.

     Supply costs increased slightly to 12.2% as a percentage of revenues for the six months ended June 30, 1999 from 12.0% for the six months ended June 30, 1998.

     Other operating expenses decreased as a percentage of revenues to 22.3% for the six months ended June 30, 1999 from 22.8% for the six months ended June 30, 1998. Other operating expenses consist primarily of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance, marketing and non-income taxes. The decrease was primarily due to decreases in professional fees and contract services.

     Provision for doubtful accounts, as a percentage of revenues, decreased to 7.4% for the six months ended June 30, 1999 from 7.6% for the six months ended June 30, 1998. In fiscal year 1998, a majority of LifePoint's facilities were undergoing computer information system conversions, including patient accounting, which hampered the business office billing functions. As a result, accounts were not billed timely and LifePoint's allowance for bad debt increased. For the six months ended June 30, 1999, LifePoint began to recover from the conversions and collect on the accounts that were not billed timely.

     Depreciation and amortization expense increased to $15.4 million for the six months ended June 30, 1999 from $13.0 million for the six months ended June 30, 1998 primarily due to increased capital expenditures related to computer information system conversions. The majority of LifePoint's facilities began depreciating the systems in the fourth quarter of fiscal 1998.

     Interest expense increased to $10.7 million for the six months ended June 30, 1999 from $9.4 million for the six months ended June 30, 1998. This increase is primarily due to the interest expense incurred on the debt obligations assumed from Columbia/HCA as discussed in Note 4 of the Notes to the Condensed Consolidated Financial Statements for the six months ended June 30, 1999. For the six months ended June 30, 1998, interest expense was primarily represented by interest incurred on the net intercompany balance with Columbia/HCA. However, upon the distribution, the intercompany amounts payable by LifePoint to Columbia/HCA were eliminated.

     Management fees allocated by Columbia/HCA were $3.2 million for the six months ended June 30, 1999 and $4.5 million for the six months ended June 30, 1998. These amounts represent allocations, using revenues as the allocation basis, of the corporate, general and administrative expenses of Columbia/HCA. However, as of the distribution, Columbia/HCA stopped allocating management fees to LifePoint.

     Minority interests increased slightly as a percentage of revenues to 0.4% for the six months ended June 30, 1999 from 0.3% for the six months ended June 30, 1998.

     Income from continuing operations before income taxes decreased 4.3% to $8.7 million for the six months ended June 30, 1999 from $9.1 million for the six months ended June 30, 1998 primarily due to increases in certain expenses as described above, and expense related to the newly established ESOP as discussed in Note 5 of the Notes to the Condensed Consolidated Financial Statements for the six months ended June 30, 1999.

      Net income increased to $5.0 million for the six months ended June 30, 1999 compared to $3.1 million for the six months ended June 30, 1998. For the six months ended June 30, 1998, LifePoint incurred a $2.3 million after-tax loss from its discontinued home health operations, primarily due to declines in Medicare rates of reimbursement under the Balanced Budget Act and declines in home health visits.

Years Ended December 31, 1998 and 1997

      Revenues increased 2.2% to $498.4 million in 1998 compared to $487.6 million in 1997. Inpatient admissions increased 2.9%, equivalent admissions adjusted to reflect combined inpatient and outpatient volume increased 4.0% and revenues per equivalent admission decreased 1.7% from 1997. On a same facility basis, revenues decreased 1.8%, inpatient admissions decreased 0.8%, equivalent admissions increased 0.2% and revenues per equivalent admission decreased 2.0%. The decline in revenues on a same facility basis and revenues per equivalent admission was due to several factors, including:

     . decreases in Medicare reimbursement rates mandated by the Balanced Budget Act which became effective October 1, 1997, which rates lowered 1998 revenues by approximately $7 million,
     . continued increases in discounts from the growing number of managed care payers; managed care as a percentage of total admissions increased to 18.6% in 1998 compared to 16.7% in 1997 and
     . delays experienced in obtaining Medicare cost report settlements; cost report filings and settlements resulted in favorable revenue adjustments of $1.2 million in 1998 compared to favorable adjustments of $3.3 million in 1997.

      Operating expenses increased as a percentage of revenues in every expense category except for other operating expenses, which decreased 1.0%. The primary reason for the increases, as a percentage of revenues, was LifePoint's inability to adjust expenses in line with the decreases experienced in same facility volume and reimbursement trends. The level of management's attention being devoted to the governmental investigations, reactions by certain physicians and patients to the related negative media coverage and management changes at several levels and locations throughout LifePoint contributed to LifePoint's inability to implement changes to reduce operating expenses in response to the revenue and volume growth rate declines on a same facility basis.

      Salaries and benefits, as a percentage of revenues, increased to 44.3% in 1998 from 40.3% in 1997. The increase was due to an 8.0% increase in salaries and benefits per equivalent admission and a decline in productivity. Man-hours per equivalent admission increased 2.9% over last year.

      Supply costs increased to 12.4% as a percentage of revenues in 1998 from 11.3% in 1997 primarily due to the 1.7% decline in revenues per equivalent admission, while the cost of supplies per equivalent admission increased 8.4%. The higher cost of supplies per equivalent admission resulted from significant increases in pharmaceutical costs and other increases in new product development costs and general inflation.

      Other operating expenses decreased as a percentage of revenues to 23.5% in 1998 from 24.5% in 1997. Other operating expenses consists primarily of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance, marketing and non-income taxes. The decrease was due to small decreases in several of these expense categories as a percentage of revenues, including lower marketing costs being incurred due to the cancellation of a national branding campaign.

      Provision for doubtful accounts, as a percentage of revenues, increased to 8.4% in 1998 from 7.1% in 1997 due to internal factors such as computer information system conversions, including patient accounting systems, at various facilities and external factors such as payer mix shifts to managed care plans, which resulted in increased amounts of patient co-payments and deductibles, and to payer remittance slowdowns. The information system conversions hampered the business office billing functions and collection efforts in those facilities as some resources were directed to installing and converting systems and building new data files, rather than devoting full effort to billing and collecting receivables. The information systems conversion was substantially completed in 1998. LifePoint has experienced an increased occurrence of charge audits from certain payers due to the negative publicity surrounding the government investigations which have resulted in delays in the collection of receivables. The delays in collection resulted in an increase in receivables reserved under LifePoint's bad debt allowance policy. Management is not able to quantify the effects of each of these factors, but the shift in payer mix is expected to continue and the provision for doubtful accounts is likely to remain at higher levels than in past years, 1996 and prior.

      Interest expense, which is primarily represented by interest incurred on the net intercompany balance with Columbia/HCA, increased to $19.1 million in 1998 from $15.4 million in 1997 primarily as a result of an increase in the average balance of the advances from Columbia/HCA during 1998 compared to the same period in 1997.

      Management fees allocated by Columbia/HCA were $8.9 million in 1998 and $8.2 million in 1997. These amounts represent allocations using revenues as the allocation basis of the corporate, general and administrative expenses of Columbia/HCA. LifePoint management estimates that if they had managed comparable general and administrative functions for LifePoint as a separate, independent entity, the costs incurred would be approximately $14.4 million, including approximately $2.4 million previously recorded in LifePoint's 1998 historical financial results, based upon their 1999 projections.

      During 1998, LifePoint, as part of its strategic business plan, decided to divest three of its facilities. The divestitures are expected to be completed through sales. The carrying value for these facilities expected to be sold was reduced to fair value, based upon estimated selling values, resulting in a pre-tax impairment charge of $24.8 million. An additional pre-tax impairment loss of approximately $1.3 million was recorded during 1998 related to the write-off of intangibles and other long lived assets of certain physician practices where the recorded asset values were not deemed to be fully recoverable based upon the operating results trends and projected future cash flows. These assets are now recorded at estimated fair value. See Note 5 of the Notes to Combined Financial Statements of LifePoint included elsewhere in this prospectus.

      LifePoint incurred a $27.5 million net loss from continuing operations before income taxes in 1998 compared to net income of $28.8 million in 1997. The loss is primarily due to the $15.9 million after-tax charge related to impairment of long-lived assets. Also, the three facilities that management has determined to divest as part of their plan to establish the structure for the future operations of LifePoint contributed significantly to the decline in results of operations. These facilities to be divested incurred losses from continuing operations before income tax benefit of approximately $9.6 million and $3.8 million for the years ended December 31, 1998 and 1997, respectively.

      Net income declined to a loss of $21.8 million in 1998 compared to income of $12.5 million in 1997. In addition to the decline in income from continuing operations, LifePoint incurred a $4.1 million after-tax loss from its discontinued home health operations in 1998 compared to a $0.6 million after-tax loss in 1997, primarily due to declines in Medicare rates of reimbursement under the Balanced Budget Act and declines in home health visits.

Years Ended December 31, 1997 and 1996

      Revenues increased 5.1% to $487.6 million in 1997 compared to $464.0 million in 1996. Inpatient admissions increased 1.9%, equivalent admissions adjusted to reflect combined inpatient and outpatient volume increased 6.3% and revenues per equivalent admission decreased 1.2% from 1996. The increase in revenues and equivalent admissions was primarily due to the acquisition of two hospitals during March and May of 1996. On a same facility basis, revenues increased 2.5%, admissions increased 0.7%, equivalent admissions increased 5.8% and revenues per equivalent admission decreased 3.1%. The increase in outpatient volume, reflected by the increases in equivalent admissions, is primarily a result of the continuing trend of certain services, previously provided in an inpatient setting, being converted to an outpatient setting. The decline in revenues per equivalent admission was due to several factors, including:

  . delays experienced in obtaining cost report settlements, which cost reports resulted in favorable revenue adjustments of $3.3 million in 1997 compared to $10.6 million in 1996,

  . decreases in Medicare rates of reimbursement mandated by the Balanced Budget Act which became effective October 1, 1997, which such rates lowered fourth quarter 1997 revenues by approximately $1.5 million, and

  . increased discounts from the growing number of managed care payers; managed care as a percentage of total admissions increased to 16.7% in 1997 compared to 13.8% in 1996.

      Operating expenses increased as a percentage of revenues in every expense category primarily due to LifePoint's inability to control expenses in line with the reimbursement rate declines. The level of management's attention being devoted to the governmental investigations during the fourth quarter of 1997, reactions by certain physicians and patients to the related negative media coverage and management changes at several levels and locations throughout LifePoint contributed to LifePoint's inability to control operating expenses.

      Salaries and benefits, as a percentage of revenues, increased to 40.3% in 1997 from 37.8% in 1996. The increase was primarily due to cost pressures on labor; salaries and benefits per equivalent admission increased 5.5% over last year.

      Other operating expenses increased to 24.5% of revenues in 1997 compared to 21.4% in 1996. Included in 1997 are costs associated with start-up activities whereby in prior years similar costs were previously capitalized and subsequently amortized. LifePoint changed its policy on accounting for start-up costs effective January 1, 1997, which resulted in approximately $4.6 million being recorded as other operating expenses for 1997, compared to similar costs being capitalized and the related expense recorded as amortization expense during 1996. See Note 7 of the Notes to Combined Financial Statements of LifePoint included elsewhere herein. The increase was also due, in part, to small increases in various operating expense categories including contract services as a percentage of revenues.

      Provision for doubtful accounts, as a percentage of revenues, increased to 7.1% in 1997 from 6.0% in 1996 due to internal factors such as computer information system conversions, including patient accounting systems, at various facilities and external factors such as payer mix shifts to managed care plans, which resulted in increased amounts of patient co-payments and deductibles, and to payer remittance slowdowns.

      Depreciation and amortization increased as a percentage of revenues to 5.6% in 1997 from 5.1% in 1996. The increase was primarily due to increased capital expenditures related to ancillary services, such as outpatient services, and information systems.

      Interest expense, which is primarily represented by interest incurred on the net intercompany balance with Columbia/HCA, increased to $15.4 million in 1997 compared to $14.1 million in 1996, primarily as a result of an increase in the average balance of the advances from Columbia/HCA during 1997 compared to 1996. This was due, in part, to a $18.4 million decline in net cash flows provided from operations during 1997 compared to 1996.

      Income from continuing operations before income taxes declined to $28.8 million in 1997 from $65.6 million in 1996 due to the increases in expenses as discussed above. Also, the three facilities that LifePoint plans to divest contributed to the decline in results of operations. These facilities to be divested incurred losses from continuing operations before income tax benefit of approximately $3.8 million for the year ended December 31, 1997 compared to income from continuing operations before income taxes of $1.8 million for the year ended December 31, 1996.

      Net income declined to $12.5 million in 1997 compared to $41.2 million in 1996. In addition to the decline in income from continuing operations, LifePoint incurred a $4.0 million after-tax loss from its discontinued home health operations in 1997 compared to $1.9 million in after-tax income in 1996. The 1997 loss includes a $3.4 million after-tax estimated loss on disposal of its home health operations. The majority of the decline in income from operations of the discontinued home health businesses was due to reductions in Medicare rates of reimbursement under the Balanced Budget Act.

Liquidity and Capital Resources

      Prior to the distribution, LifePoint relied upon Columbia/HCA for liquidity and sources of capital to supplement any needs not met by operations. As an independent, publicly-traded company, LifePoint now has direct access to the capital markets and has entered into its own bank borrowing arrangements. At June 30, 1999, LifePoint had working capital of $63.4 million compared to $26.9 million at December 31, 1998.

      The increase in working capital was primarily due to a $15.5 million increase in cash from December 31, 1998 resulting from cash collections since the distribution. In addition, accounts receivable increased approximately $22.5 million primarily as a result of Columbia/HCA's agreement to indemnify LifePoint with respect to Medicare, Medicaid, and cost-based Blue Cross receivables and payables relating to cost reporting periods ending on or prior to the distribution.

      Cash provided by operating activities was $20.4 million for the six months ended June 30, 1999 compared to $21.2 million for the six months ended June 30, 1998.

      Cash provided by operating activities decreased slightly to $45.3 million for the year ended December 31, 1998 from $45.4 million for the year ended December 31, 1997. The decrease was due to reduced income before non-cash charges and partially offset by higher growth in accounts receivable balances in the prior period.

      For the year ended December 31, 1997, cash provided by operating activities decreased to $45.4 million from $63.8 million for the year ended December 31, 1996. The decrease was primarily due to reduced income from continuing operations and partially offset by a decline in working capital outflows during 1997 compared to the prior year. The decline in working capital outflows was primarily due to a higher growth in accounts receivable balances in the prior year partially offset by a growth in accounts payable in the same year.

      Cash used in investing activities was $28.6 million for the six months ended June 30, 1999 compared to $22.2 million for the six months ended June 30, 1998. The increase was primarily due to capital expenditures of $28.8 million during the six months ended June 30, 1999 compared to $15.4 million for the six months ended June 30, 1998. Cash used in investing activities decreased to $29.3 million for the year ended December 31, 1998 from $51.9 million during the same period last year. The decrease was primarily due to decreased purchases of property and equipment during the year ended 1998 and approximately $7.2 million in equity investments in joint ventures during the same period last year. Cash used in investing activities was $51.9 million for the year ended December 31, 1997 compared to $58.6 million in 1996. Routine capital expenditures approximated $29.3 million for the year ended December 31, 1998.

      Management believes that its capital expenditure program is adequate to expand, improve and equip LifePoint's existing health care facilities. At June 30, 1999, there were projects under construction which had an estimated cost to complete and equip over the next nine months of approximately $45.5 million, including the construction costs of a replacement hospital located in Florida with an estimated project cost of approximately $33.0 million, of which $12.9 million has been spent as of June 30, 1999.

      Cash provided by financing activities was $23.7 million for the six months ended June 30, 1999 compared to $1.0 million for the six months ended June 30, 1998. The increase was primarily due to the elimination of the intercompany amounts payable by LifePoint to Columbia/HCA as a result of the distribution.

      In connection with the distribution, all intercompany accounts payable by LifePoint to Columbia/HCA were eliminated, and Holdings ultimately assumed approximately $260.6 million of debt obligations from Columbia/HCA. Such debt obligations consist of $110 million of term loans pursuant to the new credit agreement, the $150 million of notes issued in the private offering and approximately $0.6 million of other debt obligations assumed from Columbia/HCA. The new credit agreement also includes an additional term loan commitment of $35 million available for limited purposes and a revolving credit commitment of up to $65 million, both of which were undrawn at closing. Borrowings under the revolving credit facility are available to fund working capital needs and for other general corporate purposes.

      No amounts were outstanding under the revolving credit facility as of July 31, 1999. LifePoint's bank debt is secured by a pledge of substantially all of its assets. The new credit agreement and the indenture relating to the notes contain certain covenants that, among other things, limit LifePoint and certain of its subsidiaries' ability to incur additional indebtedness, pay dividends on, redeem or purchase its capital stock, make investments and capital expenditures, engage in transactions with affiliates, create certain liens, sell assets and consolidate, merge or transfer assets. In addition, LifePoint is required to comply with various financial ratios and tests, including a minimum net worth test, a leverage ratio and a minimum fixed charge coverage ratio. See "The Distribution" for a discussion of the assumption of debt by Holdings and "Description of New Credit Agreement" for a discussion of the new credit agreement.

      Management does not consider the sale of any assets to be necessary to repay LifePoint's indebtedness or to provide working capital. However, for other reasons, certain of LifePoint's hospitals may be sold in the future from time to time. Three of LifePoint's hospitals are held for sale. See "Business-- General." Although LifePoint's indebtedness will be more substantial than was historically the case for its predecessor entities, management expects that operations and working capital facilities will provide sufficient liquidity for fiscal 1999.

Impact of Year 2000 Computer Issues

Background and General Information

      The Year 2000 issues facing LifePoint are the result of two potential malfunctions that could have an impact on Columbia/HCA's systems and equipment, including systems and equipment which LifePoint relies upon. The first issue arises due to computers being programmed to use two rather than four digits to define the applicable year. The second issue arises in embedded chips, where microchips and microcontrollers have been designed using two rather than four digits to define the applicable year. Certain of Columbia/HCA's computer programs, building infrastructure components, such as alarm systems and HVAC systems, and medical devices that are date sensitive, may recognize a date using "00" as the year 1900 rather than the year 2000. If uncorrected, these issues could result in computer system and program failures or equipment and medical device malfunctions that could result in a disruption of business operations or that could affect patient diagnosis and treatment.

      In connection with the distribution, Columbia/HCA's wholly owned subsidiary, Columbia Information Systems, Inc. and LifePoint entered into a computer and data processing services agreement, pursuant to which LifePoint obtains most of its information technology and information technology infrastructure systems. Columbia Information Systems does not warrant that the software and hardware used by Columbia Information Systems in providing services to LifePoint will be Year 2000 ready, but Columbia Information Systems is currently making efforts in a professional, timely and workmanlike manner that it deems reasonable to address Year 2000 issues with respect to the software licensed to LifePoint under the computer and data processing services agreement. In connection with its participation in Columbia/HCA's Year 2000 project, LifePoint has made and will continue to make certain expenditures in respect of software systems and applications not obtained from Columbia Information Systems and non-information technology systems, such as vendor products, medical equipment and other related equipment with embedded chips, to ensure that they are Year 2000 ready. For more information on LifePoint's information technology systems, see "Arrangements Relating to the Distribution--Computer and Data Processing Services Agreement" and "-- Transitional Services Agreement."

      Pursuant to the computer and data processing services agreement, LifePoint relies on Columbia Information Systems to provide virtually all of its computer support and information technology services. In connection with the distribution, Columbia/HCA's wholly owned subsidiary CHCA Management Services, L.P. and LifePoint entered into a Year 2000 professional services agreement, pursuant to which CHCA will continue its ongoing program to inspect medical equipment at LifePoint facilities for Year 2000 readiness. LifePoint is dependent upon Columbia/HCA in substantially all respects for the Year 2000 readiness of its information technology and non-information technology systems and for contingency planning in respect of Year 2000-related risks. Any failure by Columbia/HCA to adequately address such matters could have a material adverse effect on the business, financial condition, results of operations or prospects of LifePoint.

      Columbia/HCA is utilizing both internal and external resources to manage and implement its Year 2000 program. With the assistance of external resources, Columbia/HCA has undertaken development of contingency plans in the event that its Year 2000 efforts, or the Year 2000 efforts of third parties upon which Columbia/HCA and LifePoint rely, are not accurately or timely completed. LifePoint management consults regularly with the Columbia/HCA personnel responsible for development of such contingency plans. LifePoint, in conjunction with Columbia/HCA, has developed a contingency planning methodology and will implement contingency plans throughout 1999.

Information Technology Systems

      With respect to the information technology systems portion of Columbia/HCA's Year 2000 project, which address the inventory, assessment, remediation, testing and implementation of internally developed software, Columbia/HCA has identified various software applications that are being addressed on separate time lines. Columbia/HCA has begun remediating all these software applications and is testing the software applications where remediation has been completed. Columbia/HCA has also completed the assessment of mission critical third party software, that is, software which is essential for day-to-day operations, and has developed testing and implementation plans with separate time lines. Columbia/HCA has completed and placed into production 99% of software applications. Remediation, testing and implementation of various software applications for certain of LifePoint's subsidiaries will be completed in the fourth quarter of 1999 and should not have a material effect on LifePoint's Year 2000 readiness. The information technology systems portion of Columbia/HCA's Year 2000 project is currently on schedule.

      With respect to the information technology infrastructure portion of Columbia/HCA's Year 2000 project, LifePoint, in participation with Columbia/HCA, has undertaken a program to inventory, assess and correct, replace or otherwise address impacted vendor-supplied products, such as hardware, systems software, business software, and telecommunication equipment with respect to Year 2000 compliance. Columbia/HCA has implemented a program to contact vendors, analyze information provided, and remediate, replace or otherwise address information technology products that pose a material Year 2000 impact. LifePoint and Columbia/HCA currently anticipate completion, in all material respects, of the information technology infrastructure portion of the program in the fourth quarter of 1999, revised from an expected completion date of September 30, 1999 due to certain delays in implementation at a number of the facilities being remediated.

      LifePoint's management presently believes that with modifications to existing software or the installation of upgraded software under the information technology infrastructure portion, the Year 2000 will not pose material operational problems for its computer systems. However, if such modifications or upgrades are not accomplished in a timely manner, Year 2000 related failures may present a material adverse impact on the operations of LifePoint.

Non-Information Technology Systems and Equipment

      With respect to the non-information technology infrastructure portion of Columbia/HCA's Year 2000 project, LifePoint, in participation with Columbia/HCA, has undertaken a program to inventory, assess and correct, replace or otherwise address impacted vendor products, medical equipment and other related equipment with embedded chips. LifePoint, in participation with Columbia/HCA, has implemented a program to contact vendors, analyze information provided, and remediate, replace or otherwise address devices or equipment that could have a material Year 2000 impact. LifePoint and Columbia/HCA currently anticipate completion, in all material respects, of the non-information technology infrastructure portion of its program in the fourth quarter of 1999 revised from an expected completion date of September 30, 1999 due to certain delays in implementation at a number of the facilities being remediated.

      LifePoint is prioritizing its non-information technology infrastructure efforts by focusing on equipment and medical devices that will have a direct impact on patient care. LifePoint is directing substantial efforts to repair, replace, upgrade or otherwise address this equipment and these medical devices in order to minimize risk to patient safety and health. LifePoint is relying on information that is being provided to it by equipment and medical device manufacturers and Columbia/HCA regarding the Year 2000 readiness of their products. While LifePoint is attempting to evaluate information provided by its previous and current vendors, there can be no assurance that in all instances accurate information is being provided. LifePoint also cannot in all instances guarantee that the repair, replacement or upgrade of all non-information technology infrastructure systems will occur on a timely basis or that such repairs, replacement or upgrades will avoid all Year 2000 problems.

Third Party Payers and Intermediaries, and Suppliers

      Columbia/HCA and LifePoint have initiated communications with LifePoint's major third party payers and intermediaries, including government payers and intermediaries. LifePoint relies on these entities for accurate and timely reimbursement of claims, often through the use of electronic data interfaces. Neither LifePoint nor Columbia/HCA received assurances that these interfaces will be converted in a timely manner. Because certain payers have refused or are not ready to test with LifePoint's systems, testing with payers and intermediaries will continue through the end of the year. Failure of these third party systems could have a material adverse effect on LifePoint's cash flow or results of operations.

      Columbia/HCA and LifePoint also have initiated communications with LifePoint's mission critical suppliers and vendors--those suppliers and vendors whose products and services are essential for day-to-day operations--to verify their ability to continue to deliver goods and services through the Year 2000. LifePoint has not received assurances from all mission critical suppliers and vendors that they will be able to continue to deliver goods and services through the Year 2000, but LifePoint is continuing its efforts to obtain such assurances. The failure of these third parties could have a material adverse effect on the business, financial condition, results of operations or prospects of LifePoint, and/or the ability of LifePoint to provide health care services.

      With the assistance of external resources, including Columbia/HCA, LifePoint has undertaken the development of contingency plans in the event that its Year 2000 efforts, or the Year 2000 efforts of third parties upon which Columbia/HCA and LifePoint rely, are not accurately or timely completed. LifePoint has developed a contingency planning methodology and will implement contingency plans throughout 1999.

Year 2000 Risks

      While LifePoint is developing contingency plans to address possible failure scenarios, LifePoint recognizes that there are "worst-case" scenarios which may develop and are largely outside its or Columbia/HCA's control. LifePoint recognizes the risks associated with extended infrastructure, such as power, water and telecommunications, failure, the interruption of insurance and government program payments to LifePoint and the failure of equipment or software that could impact patient safety or health despite the assurances of third parties. LifePoint is addressing these and other failure scenarios in its contingency planning effort and is engaging third parties in discussions regarding how to manage common failure scenarios, but neither Columbia/HCA nor LifePoint can currently estimate the likelihood or the potential cost of such failures. Currently, LifePoint does not believe that any reasonably likely worst case scenario will have a material impact on its revenues or operations. Those reasonably likely worst case scenarios include continued expenditures for remediation, continued expenditures for replacement or upgrade of equipment, continued efforts regarding contingency planning, increased staffing for the periods immediately preceding and after January 1, 2000, and possible payment delays from LifePoint's payers.

Costs and Expenses

      The Year 2000 project is currently estimated to have a minimum total cost of $2.3 million, of which LifePoint has incurred $0.4 million of expenses in the first six months of 1999. LifePoint currently estimates the cost to be incurred for the remediation, upgrade and replacement of its impacted non-information technology infrastructure systems, and equipment to be approximately $1.5 million, which is included in the above estimated minimum total cost of $2.3 million. The majority of the costs related to the Year 2000 project, except the cost of new equipment, will be expensed as incurred and are expected to be funded through operating cash flows.

      The costs of the project and completion dates for the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantees that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area and the ability to locate and correct all relevant computer codes and all medical equipment.

Effects of Inflation and Changing Prices

      The health care industry is labor intensive. Wages and other expenses increase during periods of inflation and when shortages in market places occur. In addition, suppliers pass along rising costs to LifePoint in the form of higher prices. LifePoint's ability to pass on these increased costs is limited due to increasing regulatory and competitive pressures, as discussed above.

Health Care Reform

      In recent years, an increasing number of legislative proposals have been introduced or proposed to Congress and in some state legislatures that would significantly affect the services provided by and reimbursement to health care providers in LifePoint's markets. The cost of certain proposals would be funded in significant part by reduction in payments by government programs, including Medicare and Medicaid, to health care providers or taxes levied on hospitals or other providers. While LifePoint is unable to predict whether any proposals for health care reform will be adopted, there can be no assurance that proposals adverse to the business of LifePoint will not be adopted.

                                    BUSINESS

General

      LifePoint operates 23 general, acute care hospitals located in non-urban areas with an average population of approximately 27,000, based on 1998 data. According to industry sources, population in our markets is expected to grow on average in excess of 5% between 1998 and 2003, compared to the expected national growth rate of 2.4% over the same period. LifePoint is a successor to the America Group, a division created by Columbia/HCA in November 1997 to operate these hospitals. In 21 of its 23 markets, LifePoint's hospital is the only hospital in the community. LifePoint's hospitals are located in nine states: Alabama, Florida, Georgia, Kansas, Kentucky, Louisiana, Tennessee, Utah and Wyoming. Approximately half of LifePoint's facilities are located in the states of Kentucky and Tennessee. All but seven of LifePoint's hospitals are located in states that have certificate of need laws, which laws may have the effect of limiting the development of competing facilities. Three of LifePoint's hospitals are held for sale. There can be no assurance that any sale transaction will be consummated or on what terms any sale will occur.

The Non-Urban Health Care Market

      LifePoint believes that growing, non-urban health care markets are attractive to health care service providers as a result of favorable demographic and economic trends and competitive conditions. All of LifePoint's facilities are located in non-urban markets.

      Because non-urban service areas have smaller populations, there are generally fewer hospitals and other health care service providers in each community, resulting in less direct competition for hospital-based services. Management believes that the smaller populations and relative dominance of the one or two acute care hospitals in these markets also limit the entry of alternate non-hospital providers, such as outpatient surgery centers or rehabilitation or diagnostic imaging centers, as well as managed care plans. There is generally a lower level of managed care payer penetration, that is, the relative proportion of the market population enrolled in managed care programs such as HMOs and PPOs, in LifePoint's markets than there is in urban markets. In addition, LifePoint believes that non-urban communities generally view the local hospital as a key part of the local community.

      Management believes that the characteristics of the non-urban health care market provide LifePoint with attractive acquisition opportunities. Currently, the majority of non-urban hospitals are owned by not-for-profit and governmental entities that typically have limited access to capital to keep pace with advances in medical technology. In addition, such entities frequently lack the management resources necessary to control hospital expenses, recruit and retain physicians, expand healthcare services and comply with increasingly complex reimbursement and managed care requirements. As a result, patients may migrate to, may be referred by local physicians to, or may be lured by incentives from managed care plans to travel to, hospitals in larger, urban markets. Management believes that as a result of these pressures, not-for-profit and governmental owners of non-urban hospitals who wish to preserve the local availability of quality health care services have sought to sell or lease these hospitals to companies, like LifePoint, that have the access to capital and management resources which can better serve the community and are committed to the local delivery of health care.

Business Strategy

      LifePoint's strategic goals are centered around the unique patient and health care provider needs and opportunities in its non-urban markets. LifePoint intends to manage its facilities so that they operate in accordance with the strategies described below:

     .  Develop Facility-Specific Strategies for Non-Urban
        Markets. LifePoint has developed facility-specific strategies tailored for its non-urban markets. These strategies are intended to improve the quality and breadth of health care services, to provide an outstanding workplace for its employees, to recognize and expand the hospitals' roles as community assets and to improve financial performance. By contrast, Columbia/HCA's strategy has been developed on a system-wide basis and has focused on building well-integrated facility networks with large urban facilities as the primary providers of specialty services.

     .  Expand Breadth of Service and Reduce Patient
        Outmigration. LifePoint intends to increase revenues by broadening the scope of health care services available at its facilities, particularly in markets where significant outmigration is occurring, and to recruit physicians with a broader range of specialties. As an entity separate from Columbia/HCA, LifePoint will not have to compete with the Columbia/HCA facilities located in larger, urban markets for management attention, support resources and capital to finance expansion of the range of services offered at its hospitals. LifePoint has recently undertaken projects in the majority of its hospitals targeted at expanding or renovating specialty service facilities including emergency room facilities, obstetric care, surgical capacity and outpatient services. Management believes that this expansion of available treatments and community focus should help to encourage local residents in the non-urban markets that LifePoint serves to seek care at facilities within their communities and limit outmigration.

     . Strengthen Physician Recruiting and Retention. LifePoint seeks to enhance the quality of care available locally, and the revenue derived therefrom, and believes that recruiting physicians in local communities is critical to increasing the quality of health care and the breadth of available services. LifePoint recruited 88 physicians in 1998, the majority of whom were added during the second half of the year. LifePoint believes that its recent recruiting success is largely attributable to the announcement of its spin-off as an independent company and the community-based focus of its new management team. As part of LifePoint's physician recruitment program in 1999, it plans to focus primarily on recruiting additional specialty care physicians. LifePoint also intends to take advantage of its management focus to work more effectively with individual physicians and physician practices. Management believes that expansion of the range of available treatments at its hospitals should also assist in physician recruiting.

     . Retain and Develop Stable Management. Management believes that achieving long-term retention of executive teams at its hospitals will enhance medical staff relations and maintain continuity of relationships within the community. LifePoint intends to focus its recruitment of managers and health care professionals on those who wish to live and practice in the communities in which LifePoint's hospitals are located. In the past, managers and health care professionals employed at LifePoint hospitals sometimes relocated to advance their careers elsewhere within the Columbia/HCA system. LifePoint expects that its ability to provide equity-based compensation linked to its performance should assist in management retention.

     . Improve Managed Care Position. As part of Columbia/HCA, LifePoint's facilities typically were included in managed care contracts negotiated by Columbia/HCA on a market-wide basis emphasizing large urban facilities. LifePoint believes that independence from Columbia/HCA and the lower managed care penetration in our markets will enable it to negotiate contract terms that are generally more favorable for its facilities and to decrease the level of discount arrangements in which it participates. LifePoint does not participate in capitation arrangements and does not expect to do so in the future.

     . Improve Expense Management. LifePoint has begun to implement cost control initiatives designed to reduce labor costs and improve labor productivity, control supplies expense and reduce uncollectible revenues. These initiatives include adjusting staffing levels according to patient volumes, modifying supply purchases according to usage patterns and providing training to hospital staff in more efficient billing and collection processes.

     . Acquire Other Hospitals. Management intends to pursue a disciplined acquisition strategy that will seek to identify and acquire attractive hospitals in non-urban markets. In the past, Columbia/HCA has been reluctant to pursue acquisitions of such facilities because non-urban hospitals were not consistent with Columbia's urban market focus. LifePoint will seek to acquire hospitals that are located in non-urban markets with above average population growth, a strong economic base and a favorable payor mix.

Operations

      LifePoint's general, acute care hospitals usually provide the range of medical and surgical services commonly available in hospitals in non-urban markets. These hospitals also provide diagnostic and emergency services, as well as outpatient and ancillary services such as outpatient surgery, laboratory, radiology, respiratory therapy and physical therapy.

      Each of LifePoint's hospitals is governed by a board of trustees, which includes members of the hospital's medical staff as well as community leaders. The board of trustees establishes policies concerning medical, professional and ethical practices, monitors such practices, and is responsible for ensuring that these practices conform to established standards. LifePoint maintains quality assurance programs to support and monitor quality of care standards and to meet accreditation and regulatory requirements. Patient care evaluations and other quality of care assessment activities are monitored on a continuing basis.

      Like most hospitals located in non-urban areas, LifePoint's hospitals do not engage in extensive medical research and medical education programs. However, a number of LifePoint's hospitals have an affiliation with medical schools, including the clinical rotation of medical students.

      In addition to providing capital resources, LifePoint makes available a variety of management services to its health care facilities. These services include information systems; ethics and compliance programs; leasing contracts; accounting, financial and clinical systems; legal support; personnel management; internal auditing; and resource management. Some of these services initially are being provided through transitional arrangements made with Columbia/HCA. LifePoint also participates and has an equity interest, along with Columbia/HCA and Triad, in a group purchasing organization which will make certain national supply and equipment contracts available to LifePoint's facilities. See "Arrangements Relating to the Distribution."

Services and Utilization

      LifePoint believes that two important factors relating to the overall utilization of a hospital are the quality and market position of the hospital and the number, quality and specialties of physicians providing patient care within the facility. Generally, LifePoint believes that the ability of a hospital to meet the health care needs of its community is determined by its breadth of services, level of technology, emphasis on quality of care and convenience for patients and physicians. Other factors which impact utilization include the size of and growth in local population, local economic conditions, the availability of reimbursement programs such as Medicare and Medicaid and market penetration of managed care programs. Utilization across the industry also is being affected by improved treatment protocols as a result of advances in medical technology and pharmacology.

      The following table sets forth certain operating statistics for consolidated hospitals owned by LifePoint for each of the past five years ended December 31 and for the six months ended June 30, 1999. Medical/surgical hospital operations are subject to certain seasonal fluctuations, including decreases in patient utilization during holiday periods and increases in patient utilization during the cold weather months.

                                                                         Six Months
                                                                           Ended
                               Years Ended December 31,                   June 30,
                         ----------------------------------------  -----------------------
                          1994    1995    1996    1997     1998     1999
                         ------  ------  ------  -------  -------  ------
Number of hospitals at
 end of period..........     20      20      22       22       23      23
Number of licensed beds
 at end of period(a)....  1,843   1,881   2,074    2,080    2,169   2,169
Weighted average
 licensed beds(b).......  1,783   1,862   2,060    2,078    2,127   2,169
Admissions(c)........... 52,681  54,549  59,381   60,487   62,264  33,386
Equivalent
 admissions(d).......... 81,708  88,915  98,869  105,126  109,336  58,392
Average length of stay
 (days)(e)..............    4.9     4.8     4.7      4.4      4.4     4.3
Average daily
 census(f)..............    713     713     755      733      742     788
Occupancy rate(g).......     40%     38%     37%      35%      35%     36%

--------
(a) Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.
(b) Represents the average number of licensed beds weighted based on periods owned.
(c) Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to LifePoint's hospitals and is used by management and certain investors as a general measure of inpatient volume.
(d) Equivalent admissions is used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions is computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The equivalent admissions computation "equates" outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.
(e) Represents the average number of days admitted patients stay in LifePoint's hospitals. Average length of stay has declined due to the continuing pressures from managed care and other payers to restrict admissions and reduce the number of days that are covered by the payers for certain procedures, and by technological and pharmaceutical improvements.
(f) Represents the average number of patients in LifePoint's hospital beds each day.
(g) Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms. The declining occupancy rate is primarily attributed to the trend toward more services, that were previously performed in an inpatient setting, being performed on an outpatient basis and the decline in average length of stay per admission.

      LifePoint's hospitals have experienced significant shifts from inpatient to outpatient care as well as decreases in average lengths of inpatient stay, primarily as a result of improvements in technology and clinical practices and hospital payment changes by Medicare, insurance carriers and self-insured employers. These hospital payment changes generally encourage the utilization of outpatient, rather than inpatient, services whenever possible, and shortened lengths of stay for inpatient care. In response to this shift toward outpatient care, LifePoint is reconfiguring certain hospitals to more effectively accommodate outpatient services and restructuring existing surgical capacity to permit additional outpatient volume and a greater variety of outpatient services.

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

Sources of Revenue

      LifePoint receives payment for patient services from the Federal government primarily under the Medicare program, state governments under their respective Medicaid programs, HMOs, PPOs and other private insurers, as well as directly from patients. The approximate percentages of net patient revenues from continuing operations of LifePoint's facilities from such sources during the periods specified below were as follows:

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1996      1997      1998
                                                   --------  --------  --------
     Medicare.....................................     40.9%     39.4%     37.8%
     Medicaid.....................................     11.5      11.1      11.1
     Other sources................................     47.6      49.5      51.1
                                                   --------  --------  --------
       Total......................................    100.0%    100.0%    100.0%
                                                   ========  ========  ========

      Medicare is a Federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, some disabled persons and persons with end-stage renal disease. Medicaid is a Federal-state program administered by the states which provides hospital benefits to qualifying individuals who are unable to afford care. All of LifePoint's hospitals are certified as providers of Medicare and Medicaid services. Amounts received under the Medicare and Medicaid programs are generally significantly less than the hospital's customary charges for the services provided.

      To attract additional volume, most of LifePoint's hospitals offer discounts from established charges to certain large group purchasers of health care services, including private insurance companies, employers, HMOs, PPOs and other managed care plans. These discount programs limit LifePoint's ability to increase charges in response to increasing costs. See "--Competition."

      In addition to government programs, LifePoint is reimbursed by private payers including HMOs, PPOs, private insurance companies, employers and individual private payers. Patients are generally not responsible for any difference between customary hospital charges and amounts reimbursed for such services under Medicare, Medicaid, some private insurance plans, HMOs or PPOs, but are responsible for services not covered by such plans, exclusions, deductibles or co-insurance features of their coverage. The amount of such exclusions, deductibles and co-insurance has generally been increasing each year. Collection of amounts due from individuals is typically more difficult than from governmental or business payers. For more information on the reimbursement programs on which LifePoint's revenues are dependent, see "Reimbursement."

Competition

      The primary bases of competition among hospitals in non-urban markets are the quality and scope of medical services, availability of physicians, location, community reputation and, to a lesser extent, price. Generally, LifePoint serves markets in which its hospital is the only hospital in the community. Therefore, most of LifePoint's hospitals face less competition in their immediate patient service areas than would be expected in larger communities. While LifePoint's hospitals are generally the primary provider of institutional health care services in their respective communities, its hospitals face competition from hospitals in surrounding communities, including larger tertiary care centers and, in some cases, other non-urban hospitals. Some of the hospitals that compete with LifePoint are owned by tax-supported governmental agencies or by not-for-profit entities supported by endowments and charitable contributions which can finance capital expenditures on a tax-exempt basis.

      One of the most significant factors in the competitive position of a hospital is the number and quality of physicians affiliated with the hospital. Although physicians may at any time terminate their affiliation with a hospital operated by LifePoint, LifePoint's hospitals seek to retain physicians of varied specialties on the hospitals' medical staffs and to attract other qualified physicians. LifePoint believes that physicians refer patients to a hospital primarily on the basis of the quality of services it renders to patients and physicians, the quality of other physicians on the medical staff, the location of the hospital and the quality of the hospital's facilities, equipment and employees. Accordingly, LifePoint strives to maintain high ethical and professional standards and quality facilities, equipment, employees and services for physicians and their patients.

      Another factor in the competitive position of a hospital is management's ability to negotiate service contracts with purchasers of group health care services. HMOs and PPOs attempt to direct and control the use of hospital services through managed care programs and to obtain discounts from hospitals' established charges. In addition, employers and traditional health insurers are increasingly interested in containing costs through negotiations with hospitals for managed care programs and discounts from established charges. Generally, hospitals compete on the basis of market reputation, geographic location, quality and range of services, quality of the medical staff, convenience and price for service contracts with group health care service purchasers. The importance of obtaining contracts with managed care organizations varies from market to market, depending on the market strength of such organizations. Managed care contracts generally are less important in the non-urban markets served by LifePoint than they are in urban and suburban markets where there is typically a higher level of managed care penetration.

      State certificate of need ("CON") laws, which place limitations on a hospital's ability to expand hospital services and add new equipment, also may have the effect of restricting competition. Every state in which LifePoint operates has CON laws except Kansas, Louisiana, Utah and Wyoming. The application process for approval of covered services, facilities, changes in operations and capital expenditures is, therefore, highly competitive. In those states which have no CON laws or which set relatively high thresholds before expenditures become reviewable by state authorities, competition in the form of new services, facilities and capital spending may be more prevalent. LifePoint has not experienced, and does not expect to experience, any material adverse effects from state CON requirements or from the imposition, elimination or relaxation of such requirements. See "Government Regulation and Other Factors."

      LifePoint, and the health care industry as a whole, face the challenge of continuing to provide quality patient care while dealing with rising costs, strong competition for patients and a general reduction of reimbursement rates by both private and government payers. As both private and government payers reduce the scope of what may be reimbursed and reduce reimbursement levels for what is covered, Federal and state efforts to reform the health care system may further impact reimbursement rates. Changes in medical technology, existing and future legislation, regulations and interpretations and competitive contracting for provider services by private and government payers may require changes in LifePoint's facilities, equipment, personnel, rates and/or services in the future.

      The hospital industry and LifePoint's hospitals continue to have significant unused capacity. Inpatient utilization, average lengths of stay and average inpatient occupancy rates continue to be negatively affected by payer-required pre-admission authorization, utilization review, and payment mechanisms to maximize outpatient and alternative health care delivery services for less acutely ill patients. Admissions constraints, payer pressures and increased competition are expected to continue. LifePoint will endeavor to meet these challenges by expanding its facilities' outpatient services, offering appropriate discounts to private payer groups, upgrading facilities and equipment, and offering new programs and services.

      One element of LifePoint's business strategy is expansion through the acquisition of acute care hospitals in growing non-urban markets. The competition to acquire non-urban hospitals is significant, and there can be no assurance that suitable acquisitions, for which other health care companies, including those with greater financial resources than LifePoint, may be competing, can be accomplished on terms favorable to

LifePoint or that financing, if necessary, can be obtained for such acquisitions. LifePoint believes that often the acquiror will be selected for a variety of reasons and not exclusively on the basis of price. LifePoint believes that its strategic goals align its interests with those of the local communities served by its hospitals. LifePoint believes that its commitment to maintaining the local availability of health care services, together with the reputation of LifePoint's hospitals for providing market-specific, high quality health care, its focus on physician recruiting and retention, its management's operating experience, and its direct access to capital will enable LifePoint to compete successfully for acquisitions.

Properties

      The following table lists the hospitals owned, except as otherwise indicated, by LifePoint as of June 30, 1999:

                                                                        Licensed
Facility Name                                            City     State   Beds
-------------                                        ------------ ----- --------
Andalusia Hospital.................................. Andalusia      AL    101
Bartow Memorial Hospital (1)........................ Bartow         FL     56
Barrow Medical Center(2)............................ Winder         GA     56
Western Plains Regional Hospital (3)................ Dodge City     KS    110
Halstead Hospital(2)................................ Halstead       KS    177
Georgetown Community Hospital....................... Georgetown     KY     75
PineLake Regional Hospital.......................... Mayfield       KY    107
Meadowview Regional Medical Center.................. Maysville      KY    111
Bourbon Community Hospital.......................... Paris          KY     58
Logan Memorial Hospital............................. Russellville   KY    100
Lake Cumberland Regional Hospital................... Somerset       KY    227
Riverview Medical Center............................ Gonzales       LA    104
Springhill Medical Center........................... Springhill     LA     63
Smith County Memorial Hospital...................... Carthage       TN     63
Trinity Hospital(2)................................. Erin           TN     40
Crockett Hospital................................... Lawrenceburg   TN    107
Livingston Regional Hospital........................ Livingston     TN    112
Hillside Hospital................................... Pulaski        TN     95
Emerald-Hodgson Hospital............................ Sewanee        TN     50
Southern Tennessee Medical Center................... Winchester     TN    166
Castleview Hospital................................. Price          UT     82
Ashley Valley Medical Center........................ Vernal         UT     39
Riverton Memorial Hospital.......................... Riverton       WY     70

--------
(1)  LifePoint leases and operates Bartow Memorial Hospital.
(2)  These facilities are held for sale.
(3) LifePoint operates and holds a majority equity interest in a consolidated joint venture which owns and operates Western Plains Regional Hospital.

      Medical office buildings also are operated in conjunction with its hospitals. These office buildings are primarily occupied by physicians who practice at LifePoint's hospitals.

      LifePoint's headquarters are located in approximately 17,280 square feet of space in one office building in Nashville, Tennessee. After the distribution date, LifePoint will sub-lease this space from Columbia/HCA. See "Arrangements Relating to the Distribution--Lease Agreements."

      LifePoint's headquarters, hospitals and other facilities are suitable for their respective uses and are, in general, adequate for LifePoint's present needs.

Employees and Medical Staff

      At June 30, 1999, LifePoint had approximately 6,700 employees, including approximately 1,700 part-time employees. No LifePoint employees are subject to collective bargaining agreements. LifePoint considers its employee relations to be good. While some of LifePoint's hospitals experience union organizing activity from time to time, LifePoint does not expect such efforts to materially affect its future operations. LifePoint's hospitals, like most hospitals, have experienced labor costs rising faster than the general inflation rate. There can be no assurance as to future availability and cost of qualified medical personnel.

      LifePoint's hospitals are staffed by licensed physicians who have been admitted to the medical staff of individual hospitals. Any licensed physician may apply to be admitted to the medical staff of any of LifePoint's hospitals, but admission to the staff must be approved by the hospital's medical staff and the appropriate governing board of the hospital in accordance with established credentialing criteria. With certain exceptions, physicians generally are not employees of LifePoint's hospitals. However, LifePoint has conducted a physician practice management program pursuant to which some physicians provide services in LifePoint's hospitals by contract. After the distribution, LifePoint intends to limit the scope of its physician practice management program.

LifePoint's Regulatory Compliance Program

      It is LifePoint's policy that its business be conducted with integrity and in compliance with the law. LifePoint has in place and continues to develop a corporate-wide compliance program, which focuses on all areas of regulatory compliance, including physician recruitment, reimbursement and cost reporting practices and laboratory operations.

      This regulatory compliance program is intended to ensure that high standards of conduct are maintained in the operation of LifePoint's business and to help ensure that policies and procedures are implemented so that employees act in full compliance with all applicable laws, regulations and company policies. Under the regulatory compliance program, LifePoint will provide initial and periodic legal compliance and ethics training to every employee, review various areas of LifePoint's operations, and develop and implement policies and procedures designed to foster compliance with the law. LifePoint will regularly monitor its ongoing compliance efforts. The program also will include a mechanism for employees to report, without fear of retaliation, any suspected legal or ethical violations to their supervisors or designated compliance officers in the LifePoint's hospitals.

Legal Proceedings

      LifePoint is, from time to time, subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, breach of management contracts or for wrongful restriction of or interference with physicians' staff privileges. In certain of these actions, plaintiffs request punitive or other damages that may not be covered by insurance. LifePoint is currently not a party to any such proceeding which, in management's opinion, would have a material adverse effect on LifePoint's business, financial condition or results of operations.

Where You Can Get More Information

      LifePoint is required to comply with the reporting requirements of the Exchange Act and must file annual, quarterly and other reports with the Commission. LifePoint is also subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to their respective stockholders in connection with their annual meetings of stockholders.

      Holdings has filed with the Commission a registration statement under the Securities Act covering the notes to be issued in the exchange offer. As permitted by the Commission rules, this prospectus omits certain

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information included in the registration statement. For further information pertaining to the notes, we refer you to the registration statement, including its exhibits. Any statements made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. You may read and copy any of the information we file with the Commission at the Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of filed documents by mail from the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public on the Commission's web site at http://www.sec.gov.

      Following the exchange offer, Holdings will be required to file annual, quarterly and special reports, proxy statements and other information with the Commission. Our obligation to file periodic reports with the Commission will be suspended if the notes issued in the exchange offer are held of record by fewer than 300 holders as of the beginning of any year. However, to the extent permitted, the indenture governing the notes requires us to file with the Commission financial and other information for public availability. In addition, the indenture governing the notes requires us to deliver to you copies of all reports that we file with the Commission without any cost to you. We will also furnish such other reports as we may determine or as the law requires.

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                                 REIMBURSEMENT

      Medicare. Under the Medicare program, acute care hospitals receive reimbursement under a prospective payment system ("PPS") for inpatient hospital services. Psychiatric, long-term care, rehabilitation, specially designated children's hospitals and certain designated cancer research hospitals, as well as psychiatric or rehabilitation units that are distinct parts of a hospital and meet Health Care Financing Administration criteria for exemption, are currently exempt from PPS and are reimbursed on a cost-based system, subject to certain cost limits known as TEFRA limits. All of LifePoint's hospitals are reimbursed under PPS, and certain psychiatric, long-term care and rehabilitation units are exempt from PPS, subject to transition to PPS.

      Under the PPS, fixed payment amounts per inpatient discharge are established based on the patient's assigned diagnosis related group ("DRG"). DRGs classify treatments for illnesses according to the estimated intensity of hospital resources necessary to furnish care for each principal diagnosis. DRG rates have been established for each hospital participating in the Medicare program and are based upon a statistically normal distribution of severity. When treatments for certain patients fall well outside the normal distribution, providers receive additional payments. DRG payments do not consider a specific hospital's costs, but are adjusted for area wage differentials. The majority of capital costs for acute care facilities are reimbursed on a prospective payment system based on DRG weights times a federal rate adjusted for a geographic rate.

      DRG rates are updated and re-calibrated annually and have been affected by several recent Federal enactments. The index used to adjust the DRG rates, known as the "market basket index," gives consideration to the inflation experienced by hospitals and entities outside of the health care industry in purchasing goods and services. However, for several years the percentage increases to the DRG rates have been lower than the percentage increases in the costs of goods and services purchased by hospitals. The DRG rates are adjusted each Federal fiscal year, which begins on October 1. The historical DRG rate increases were 1.1%, 1.5% and 2.0% for Federal fiscal years 1995, 1996 and 1997, respectively. For Federal fiscal year 1998, there was no increase. The budgeted updates for Federal fiscal years 1999 through 2002 are market basket index minus 1.9%, 1.8%, 1.1% and 1.1%, respectively. LifePoint anticipates that future legislation may decrease the future rate of increase for DRG payments, but is not able to predict the amount of the reduction.

      Outpatient services provided at general, acute care hospitals typically are reimbursed by Medicare at the lower of customary charges or approximately 82% of actual cost, subject to additional limits on the reimbursement of certain outpatient services. The Balanced Budget Act, enacted August 5, 1997, contains provisions that affect outpatient hospital services, including a requirement that HCFA adopt a prospective payment system for outpatient hospital services to begin January 1, 1999. However, implementation of the PPS will be delayed because of Year 2000 systems concerns. The outpatient PPS will be implemented as soon as possible after January 1, 2000. At such time as the PPS is implemented, the rates will be based on the rates that would have been in effect January 1, 1999, updated by the rate of increase in the hospital market basket minus one percentage point. LifePoint is not able to predict the effect, if any, that the new payment system will have on its financial results. After the fee schedule is established for this new system, the fee schedule is to be updated by the market basket minus 1.0% for each of Federal fiscal years 2000 through 2002. Similarly, effective January 1, 1999, therapy services rendered by hospitals to outpatients and inpatients not reimbursed under Medicare, Part A are reimbursed according to the Medicare physician fee schedule.

      The Balanced Budget Act mandates a prospective payment system for skilled nursing facility services for Medicare cost reporting periods commencing after June 30, 1998, hospital outpatient services beginning January 1, 1999, home health services for Medicare cost reporting periods beginning after September 30, 1999, and inpatient rehabilitation hospital services for Medicare cost reporting periods beginning after September 30, 2000. Prior to the commencement of the prospective payment systems, payment constraints will be applied to PPS-exempt hospitals and units for Medicare cost reporting periods beginning on or after October 1, 1997. For the year ended December 31, 1998, LifePoint had 49 units that were reimbursed under this methodology.


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      Payments to PPS-exempt hospitals and units, such as inpatient psychiatric, rehabilitation and long-term hospital services, are based upon reasonable cost, subject to a cost per discharge target. These limits are updated annually by a market basket index. For Federal fiscal years 1995, 1996 and 1997, the market basket index rate of increase was 3.7%, 3.4%, and 2.5% respectively. For Federal fiscal year 1998, there was no increase. For Federal fiscal year 1999, the market basket index is projected to be 2.4%. The update for cost reporting periods from October 1, 1998 to September 30, 1999 is the market basket index less a percentage point between 0% and 2.4% depending on the hospital's or unit's costs in relation to the ceiling. Furthermore, limits have been established for the cost per discharge target at the 75th percentile for each category of PPS-exempt hospitals and hospital units, i.e., psychiatric, rehabilitation and long-term hospitals. For Federal fiscal year 1998, these limits were $10,534, $19,104, and $37,688 per discharge, respectively. For Federal fiscal year 1999, these limits are $10,787, $19,562 and $38,593 per discharge, respectively. In addition, the cost per discharge for new hospitals/hospital units cannot exceed 110% of the national median target rate for hospitals in the same category. For Federal fiscal year 1998, these amounts were $8,517, $16,738, and $18,947 per discharge for psychiatric, rehabilitation and long-term hospital services, respectively. For Federal fiscal year 1999, these amounts are $8,686, $17,077 and $22,010 per discharge, respectively.

      Skilled nursing facilities have historically been reimbursed by Medicare on the basis of actual costs, subject to certain limits. The Balanced Budget Act requires the establishment of a prospective payment system for Medicare skilled nursing facilities under which facilities will be paid a Federal per diem rate for virtually all covered services. The new payment system will be phased in over three cost reporting periods, starting with cost reporting periods beginning on or after July 1, 1998. The law also institutes consolidated billing for skilled nursing facility services, under which payments for most non-physician Part B services for beneficiaries no longer eligible for Part A skilled nursing facility care will be made to the facility, regardless of whether the item or service was furnished by the facility, by others under arrangement, or under any other contracting or consulting arrangement. Consolidated billing is being implemented on a transition basis. As of December 31, 1998, 10 of LifePoint's hospitals operated skilled nursing facilities.

      Currently, physicians are paid by Medicare according to the physician fee schedule. However, physicians working in rural health clinics, such as those maintained by LifePoint, are reimbursed for their professional and administrative services through the rural health clinic subject to per visit limits unless the rural health clinic is based at a rural hospital with less than 50 beds. There are 10 rural health clinics affiliated with LifePoint.

      Medicare has special payment provisions for "sole community hospitals." A sole community hospital is generally the only hospital in at least a 35-mile radius. Five of LifePoint's facilities qualify as sole community hospitals under Medicare regulations. Special payment provisions related to sole community hospitals include a higher reimbursement rate, which is based on a blend of hospital-specific costs and the national reimbursement rate, and a 90% payment "floor" for capital costs which guarantees the sole community hospital capital reimbursement equal to 90% of capital cost. In addition, the CHAMPUS program has special payment provisions for hospitals recognized as sole community hospitals for Medicare purposes.

      Medicaid. Most state Medicaid payments are made under a prospective payment system or under programs which negotiate payment levels with individual hospitals. Medicaid reimbursement is often less than a hospital's cost of services. Medicaid is currently funded jointly by the state and Federal governments. The Federal government and many states are currently considering significant reductions in the level of Medicaid funding while at the same time expanding Medicaid benefits, which could adversely affect future levels of Medicaid reimbursement received by the hospitals of LifePoint.

      On November 27, 1991, Congress enacted the Medicaid Voluntary Contribution and Provider-Specific Tax Amendments of 1991, which limit the amount of voluntary contributions and provider-specific taxes that can be used by states to fund Medicaid and require the use of broad-based taxes for such funding. As a result of enactment of these amendments, certain states in which LifePoint operates have adopted broad-based

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provider taxes to fund their Medicaid programs. The impact of these new taxes upon LifePoint has not been materially adverse. However, LifePoint cannot predict whether any additional broad-based provider taxes will be adopted by the states in which it operates and, accordingly, it is not able to assess the effect of such additional taxes on its results of operations or financial position.

      Annual Cost Reports. All hospitals participating in the Medicare program, whether paid on a reasonable cost basis or under PPS, are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries. Review of previously submitted annual cost reports and the cost report preparation process are areas included in the ongoing government investigations of Columbia/HCA. It is too early to predict the outcome of these investigations, but if LifePoint, or any of its facilities, were found to be in violation of Federal or state laws relating to Medicare, Medicaid or similar programs, they could be subject to substantial monetary fines, civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Any such sanctions could have a material adverse effect on the financial position and results of operations of LifePoint. Columbia/HCA has agreed to indemnify LifePoint in respect of any losses arising from such government investigations. See "Arrangements Relating to the Distribution-- Distribution Agreement" and "Government Regulation and Other Factors-- Governmental Investigation of Columbia/HCA and Related Litigation" for more information regarding such arrangement.

      Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to LifePoint under these reimbursement programs. These audits often require several years to reach the final determination of amounts earned under the programs. Providers also have rights of appeal, and it is common to contest issues raised in audits of prior years' reports. Pursuant to the terms of the distribution agreement, LifePoint will be responsible for the Medicare, Medicaid and Blue Cross cost reports, and associated receivables and payables, for its facilities for all periods ending after the distribution date. Columbia/HCA will indemnify LifePoint with respect to the Medicare, Medicaid and Blue Cross cost reports for the LifePoint facilities relating to periods ending on or prior to the distribution date. See "Arrangements Relating to the Distribution--Distribution Agreement."

      Managed Care. Pressures to control the cost of health care have resulted in increases to the percentage of admissions and net revenues attributable to managed care payers. The percentage of LifePoint's admissions attributable to managed care payers increased from 16.7% for the year ended December 31, 1997 to 18.6% for the year ended December 31, 1998. The percentage of LifePoint's net revenue from continuing operations attributable to managed care payers increased from 15.9% for the year ended December 31, 1997 to 20.1% for the year ended December 31, 1998. LifePoint expects that the trend toward increasing percentages related to managed care payers will continue in the future. LifePoint generally receives lower payments from managed care payers than from traditional commercial/indemnity insurers; however, as part of its business strategy, LifePoint intends to take steps to improve its managed care position. See "Business--Business Strategy" for a more detailed discussion of such strategy.

      Commercial Insurance. The hospitals of LifePoint provide services to some individuals covered by private health care insurance. Private insurance carriers make direct payments to such hospitals or, in some cases, reimburse their policy holders, based upon the particular hospital's established charges and the particular coverage provided in the insurance policy.

      Commercial insurers are continuing efforts to limit the payments for hospital services by adopting discounted payment mechanisms, including prospective payment or DRG based payment systems, for more inpatient and outpatient services. To the extent that such efforts are successful and reduce the insurers' reimbursement to hospitals and the costs of providing services to their beneficiaries, such reduced levels of reimbursement may have a negative impact on the operating results of the hospitals of LifePoint.

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                    GOVERNMENT REGULATION AND OTHER FACTORS

      Licensure, Certification and Accreditation. Health care facility construction and operation is subject to Federal, state and local regulations relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting and compliance with building codes and environmental protection laws. Facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditation. All of the health care facilities of LifePoint are properly licensed under appropriate state laws. All of the hospitals affiliated with LifePoint are certified under the Medicare program and are accredited by the Joint Commission on Accreditation of Healthcare Organizations, the effect of which is to permit the facilities to participate in the Medicare and Medicaid programs. Should any facility lose its accreditation by this Joint Commission, or otherwise lose its certification under the Medicare program, the facility would be unable to receive reimbursement from the Medicare and Medicaid programs. The facilities of LifePoint are in substantial compliance with current applicable Federal, state, local and independent review body regulations and standards. The requirements for licensure, certification and accreditation are subject to change and, in order to remain qualified, it may be necessary for LifePoint to effect changes in their facilities, equipment, personnel and services.

      Certificates of Need. The construction of new facilities, the acquisition of existing facilities, and the addition of new beds or services may be subject to review by state regulatory agencies under a CON program. LifePoint operates some hospitals in states that require approval under a CON program. Such laws generally require appropriate state agency determination of public need and approval prior to the addition of beds or services or certain other capital expenditures. Failure to obtain necessary state approval can result in the inability to expand facilities, add services, complete an acquisition or change ownership. Further, violation may result in the imposition of civil sanctions or the revocation of a facility's license.

      Utilization Review. Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients meet professionally recognized standards, are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medicaid patients must be reviewed by peer review organizations, which review the appropriateness of Medicare and Medicaid patient admissions and discharges, the quality of care provided, the validity of DRG classifications and the appropriateness of cases of extraordinary length of stay or cost. Peer review organizations may deny payment for services provided, may assess fines and also have the authority to recommend to HHS that a provider which is in substantial noncompliance with the standards of the peer review organization be excluded from participation in the Medicare program. Utilization review is also a requirement of most non-governmental managed care organizations.

      Medicare Regulations and Fraud and Abuse. Participation in the Medicare program is heavily regulated by Federal statute and regulation. If a hospital provider fails substantially to comply with the numerous conditions of participation in the Medicare program or performs certain prohibited acts, such hospital's participation in the Medicare program may be terminated or civil or criminal penalties may be imposed upon it under certain provisions of the Social Security Act. Prohibited acts include:

     . making false claims to Medicare, including claims for services not rendered, misrepresenting actual services rendered in order to obtain higher reimbursement or cost report fraud;

     . making claims for items or services that are "medically unnecessary";

     . routinely waiving co-payments or deductibles to induce patients to order items or services from a specific provider;

     . contracting with individuals that they know or should know have been excluded from participation in a federal healthcare program;

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     .  offering, paying or receiving any remuneration (including kickbacks, bribes or rebates) in return for referrals or purchasing items or services reimbursable under a federal health program;

     . failing to stabilize any individual who comes to a hospital's emergency room with an "emergency medical condition," within the scope of services available from the facility; and

     . transferring any stabilized patient to another health care facility before the other facility has agreed to the transfer of the patient, if the other facility does not have sufficient room and staff to treat the patient, without the patient's emergency department medical records, or without appropriate life support equipment.

      The provisions of the Anti-Kickback Statute prohibit providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration in return for either making a referral for a service or item covered by a federal healthcare program or ordering any covered service or item. Violations of this statue may be punished by a fine of up to $50,000 or imprisonment for each violation and damages up to three times the total amount of remuneration. In addition, the Medicare Patient and Program Protection Act of 1987, as amended by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Balanced Budget Act (as so amended, the "Protection Act"), imposes civil penalties for a violation of these prohibitions, including exclusion from participation in federal healthcare programs, such as Medicare and Medicaid.

      The Protection Act authorized the Office of the Inspector General ("OIG") to publish regulations outlining certain categories of activities that would be deemed not to violate the Anti-Kickback Statute. In 1991, the OIG published final safe harbor regulations implementing the Congressional intent expressed in the Protection Act. Currently there are safe harbors for certain physician investments, rental of space or equipment, personal services and management contracts, warranties, discounts, payments to employees, group repurchasing organizations and waivers of deductibles. The preamble to the Safe Harbor regulations states that the failure of a particular business arrangement to comply with the regulations does not determine whether the arrangement violates the Anti-Kickback Statute because the regulations do not make conduct illegal. Any conduct that could be construed to be illegal after the promulgation of this rule would have been illegal prior to the publication of the regulations. Additional safe harbors have been proposed, including a safe harbor for physician investments in entities located in rural areas as well as a safe harbor for physician investments in freestanding ambulatory surgery centers. LifePoint is not able to determine if or when such proposed safe harbors will be enacted, and if enacted whether it will be able to meet the requirements for protection.

      HIPAA, which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. (S)1301 et seq.) to broaden the scope of certain fraud and abuse laws to include all health care services, whether or not they are reimbursed under a Federal program, and creates new enforcement mechanisms to combat fraud and abuse, including an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds. Under HIPAA, health care fraud, now defined as knowingly and willfully executing or attempting to execute a "scheme or device" to defraud any health care benefit program, is made a Federal criminal offense. In addition, for the first time, Federal enforcement officials will have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed health care fraud, even if the investor, officer or employee had no knowledge of the fraud. HIPAA also establishes a new violation for the payment of inducements to Medicare or Medicaid beneficiaries in order to influence those beneficiaries to order or receive services from a particular provider or practitioner. The Balanced Budget Act also allows civil monetary penalties to be imposed on a provider contracting with individuals or entities that the provider knows or should know is excluded from a federal healthcare program.

      The OIG at HHS is responsible for identifying and eliminating fraud, abuse and waste in HHS programs and for promoting efficiency and economy in HHS departmental operations. The OIG carries out this mission through a nationwide program of audits, investigations and inspections. In order to provide guidance to health care providers, the OIG has from time to time issued "fraud alerts" which, although they do not have

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the force of law, identify features of transactions, which may indicate that the transaction could violate the Anti-Kickback Statute or other federal healthcare laws. The OIG has identified the following incentive arrangements as potential violations:

     . "gainsharing," or the practice of giving physicians a percentage share of any reduction in the hospital's costs for patient care attributable in part to the physician's efforts;

     . payment of any sort of incentive by the hospital each time a physician refers a patient to the hospital;

     . the use of free or significantly discounted office space or equipment, in facilities usually located close to the hospital;

     . provision of free or significantly discounted billing, nursing or other staff services;

     . free training for a physician's office staff in areas such as management techniques and laboratory techniques;

     . guarantees which provide that, if the physician's income fails to reach a predetermined level, the hospital will supplement the remainder up to a certain amount;

     . low-interest or interest-free loans, or loans which may be forgiven if a physician refers patients, or some number of patients, to the hospital;

     . payment of the costs of a physician's travel and expenses for conferences;

     . coverage on the hospital's group health insurance plans at an inappropriately low cost to the physician; or

     . payment for services, which may include consultations at the hospital, which require few, if any, substantive duties by the physician, or payment for services in excess of the fair market value of services rendered.

      The OIG has encouraged persons having information about hospitals who offer the above types of incentives to physicians to report such information to the OIG.

      Section 1877 of the Social Security Act, commonly known as the "Stark Law," prohibits referrals of Medicare and Medicaid patients by physicians to entities with which the physician has a financial relationship and which provide certain "designated health services" which are reimbursable by Medicare or Medicaid. "Designated health services" include, among other things, clinical laboratory services, physical and occupational therapy services, radiology services, durable medical equipment, home health services, and inpatient and outpatient hospital services. Sanctions for violating the Stark Law include civil money penalties up to $15,000 per prohibited service provided, assessments equal to twice the dollar value of each such service provided and exclusion from the Medicare and Medicaid programs. There are a number of exceptions to the self-referral prohibition, including an exception if the physician has an ownership interest in the entire hospital. In addition, a physician may have an ownership interest in and refer patients to an entity providing designated health services if the entity is located in a rural area. The requirements of the "rural provider" exception are:

     (1) the provider is located in an area that is not considered a metropolitan statistical area, and

     (2) at least 75 percent of the patients served by the facility reside in a rural area.

      Proposed regulations implementing the Stark Law, as amended, have not been implemented. LifePoint cannot predict the final form that such regulations will take or the effect that the Stark Law or the regulations promulgated thereunder will have on LifePoint.

      LifePoint provides financial incentives to recruit physicians into the communities served by its hospitals, including loans and minimum revenue guarantees. Although HHS has proposed a safe harbor for certain physician recruitment, no safe harbor for physician recruitment is currently in force. One Lifepoint hospital, Western Plains Regional Hospital, has physician investors. LifePoint also enters into employment agreements, independent contractor agreements, leases and other agreements with physicians. Although

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LifePoint believes that its arrangements with physicians comply with current law, since some of these arrangements do not meet the requirements for safe harbor protection there can be no assurance that regulatory authorities who enforce such laws will not determine that such physician recruiting activities or other physician arrangements violate the Anti-Kickback Statute or other applicable laws. Such a determination could subject LifePoint to liabilities under the Social Security Act, including criminal penalties, civil monetary penalties and/or exclusion from participation in Medicare, Medicaid or other Federal health care programs, any of which could have a material adverse effect on the business, financial condition or results of operations of LifePoint.

      Evolving interpretations of current, or the adoption of new, Federal or state laws or regulations could affect many of the arrangements entered into by each of LifePoint's hospitals. There is increasing scrutiny by law enforcement authorities, HHS, OIG, the courts and Congress of arrangements between health care providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient care referrals and opportunities. Investigators have also demonstrated a willingness to look behind the formalities of a business transaction to determine the underlying purpose of payments between health care providers and potential referral sources.

      The Social Security Act also imposes criminal and civil penalties for submitting false claims to Medicare and Medicaid. False claims include, but are not limited to, billing for services not rendered, misrepresenting actual services rendered in order to obtain higher reimbursement and cost report fraud. Like the Anti-Kickback Statute, this statute is very broad. Careful and accurate coding of claims for reimbursement, including cost reports, must be performed to avoid liability under the false claims statutes.

      Many of the states in which LifePoint operates also have adopted, or are considering adopting, laws that prohibit payments to physicians in exchange for referrals similar to the Anti-Kickback Statute, some of which apply regardless of the source of payment for care. These statutes typically provide criminal and civil penalties as well as loss of licensure. Many states also have passed self-referral legislation similar to the Stark Law, prohibiting the referral of patients to entities with which the physician has a financial relationship regardless of the source of payment for care. Little precedent exists for the interpretation or enforcement of these state laws.

      Corporate Practice of Medicine. Some of the states in which LifePoint operates have laws that prohibit corporations and other entities from employing physicians or that prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers. In addition, some states restrict certain business relationships between physicians and pharmacies. Possible sanctions for violation of these restrictions include loss of a physician's license and civil and criminal penalties. These statutes vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. Although LifePoint exercises care to structure its arrangements with health care providers to comply with the relevant state law, and believes such arrangements comply with applicable laws in all material respects, there can be no assurance that governmental officials charged with responsibility for enforcing these laws will not assert that LifePoint, or certain transactions in which it is involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with the interpretations of LifePoint.

      Health Care Reform. Health care, as one of the largest industries in the United States, continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. Proposals that have been considered include cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, patients' bill of rights and requirements that all businesses offer health insurance coverage to their employees. The costs of certain proposals would be funded in significant part by reductions in payments by governmental programs, including Medicare and Medicaid, to health care providers such as hospitals. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the business, financial condition or results of operations of LifePoint.

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      Conversion Legislation. Many states have enacted or are considering enacting laws affecting the conversion or sale of not-for-profit hospitals. These laws, in general, include provisions relating to attorney general approval, advance notification and community involvement. In addition, state attorneys general in states without specific conversion legislation may exercise authority over these transactions based upon existing law. In many states there has been an increased interest in the oversight of not-for-profit conversions. The adoption of conversion legislation and the increased review of not-for-profit hospital conversions may increase the cost and difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future.

      Revenue Ruling 98-15. During March 1998, the IRS issued guidance regarding the tax consequences of joint ventures between for-profit and not-for-profit hospitals. LifePoint has not determined the impact of the tax ruling on its existing joint ventures, or the development of future ventures, and is consulting with its joint venture partners and tax advisers to develop an appropriate course of action. The tax ruling could limit joint venture development with not-for-profit hospitals, require the restructuring of certain existing joint ventures with not-for-profits and influence the exercise of "put agreements"--agreements that require the purchase of the partner's interest in the joint venture--by certain existing joint venture partners.

      Environmental Matters. LifePoint is subject to various Federal, state and local statutes and ordinances regulating the discharge of materials into the environment. LifePoint does not expect that it will be required to expend any material amounts in order to comply with these laws and regulations or that compliance will materially affect its capital expenditures, earnings or competitive position.

      Insurance. As is typical in the health care industry, LifePoint is subject to claims and legal actions by patients in the ordinary course of business. To cover these claims, LifePoint maintains professional malpractice liability insurance and general liability insurance in amounts which it believes to be sufficient for its operations, although some claims may exceed the scope of the coverage in effect. LifePoint also maintains umbrella coverage. At various times in the past, the cost of malpractice and other liability insurance has risen significantly. Therefore, there can be no assurance that such insurance will continue to be available at reasonable prices which will allow LifePoint to maintain adequate levels of coverage. Substantially all losses in periods prior to the distribution are insured through a wholly-owned insurance subsidiary of Columbia/HCA and excess loss policies maintained by Columbia/HCA. Columbia/HCA has agreed to indemnify LifePoint in respect of claims covered by such insurance policies and workers compensation claims arising prior to the distribution. See "Arrangements Relating to the Distribution--Distribution Agreement" and "--Insurance Allocation and Administration Agreement" for a more detailed discussion of such arrangements.

      Because substantially all liability for general and professional liability claims incurred is insured through a wholly-owned insurance subsidiary of Columbia/HCA and excess loss policies maintained by Columbia/HCA, and Columbia/HCA maintains the related reserve, no reserve for general and professional liability risks is recorded on the balance sheets of LifePoint. Any losses incurred in excess of amounts maintained under such insurance will be funded from working capital. There can be no assurance that the cash flow of LifePoint will be adequate to provide for professional and general liability claims in the future.

      Governmental Investigation of Columbia/HCA and Related Litigation. In March 1997, various facilities of Columbia/HCA's El Paso, Texas operations were searched by Federal authorities pursuant to search warrants, and government agents removed various records and documents. In February 1998, an additional warrant was executed and a single computer was seized.

      In July 1997, various Columbia/HCA affiliated facilities and offices were searched pursuant to search warrants. During July, September and November 1997, Columbia/HCA also was served with subpoenas requesting records and documents related to laboratory billing and DRG coding in various states and home health operations in various jurisdictions, including, but not limited to, Florida. In January 1998, Columbia/HCA received a subpoena which requested records and documents relating to physician relationships.

      The United States District Court for the Middle District of Florida, in Fort Myers, issued an indictment against three employees of a subsidiary of Columbia/HCA in July 1997. The indictment related to the alleged false characterization of interest payments on certain debt resulting in Medicare and CHAMPUS overpayments since 1986 to Columbia Fawcett Memorial Hospital, a Port Charlotte, Florida hospital that was acquired by Columbia/HCA in 1992. Columbia/HCA was served with subpoenas for various records and documents. In July 1998, a fourth employee of a subsidiary of Columbia/HCA was indicted by a superseding indictment. According to published reports, on July 2, 1999, a federal jury in Tampa, Florida found two Columbia/HCA employees guilty of conspiracy and making false statements on Medicare and Champus cost reports for the years 1992 and 1993 and on a Medicaid cost report for 1993. Both were found not guilty of obstructing a federal auditor. One other employee was acquitted on all counts for which he had been charged and the jury was unable to reach a verdict with respect to another employee.

      Several hospital facilities affiliated with Columbia/HCA in various states have received individual Federal and/or state government inquiries, both informal and formal, requesting information related to reimbursement from government programs. Columbia/HCA is cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the scope of the ongoing investigations, Columbia/HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future.

      Columbia/HCA also is the subject of a formal order of investigation by the Commission. Columbia/HCA understands that the investigation includes the anti-fraud, periodic reporting and internal accounting control provisions of the Federal securities laws.

      Columbia/HCA is a defendant in several qui tam actions, or actions under state statutes which are brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act, 31 U.S.C. (S)3729 et seq., for improper claims submitted to the government for reimbursement. The lawsuits seek damages of three times the amount of all Medicare or Medicaid claims involving false claims presented by the defendants to the Federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. To the knowledge of Columbia/HCA, the government has intervened in three qui tam actions. Columbia/HCA is aware of additional qui tam actions that remain under seal and believes that there may be other sealed qui tam cases of which it is unaware.

      Since April 8, 1997, numerous Federal securities class action and derivative lawsuits have been brought against Columbia/HCA and a number of its current and former directors, officers and employees. On October 10, 1997, all of the securities class action claims were consolidated into a single-captioned case which seeks the certification of a class of persons or entities who acquired Columbia/HCA's common stock from April 9, 1994 to September 9, 1997. The lawsuit alleges, among other things, that the defendants committed violations of the Federal securities laws by materially inflating Columbia/HCA's revenues and earnings through a number of practices, including upcoding, maintaining reserve cost reports, disseminating false and misleading statements, cost shifting, illegal reimbursements, improper billing, unbundling and violating various Medicare laws. The lawsuit seeks compensatory damages, costs and expenses. On October 10, 1997, all of the derivative law claims were consolidated into a single-captioned case. The lawsuit alleges, among other things, derivative claims against the individual defendants that they intentionally or negligently breached their fiduciary duties to Columbia/HCA by authorizing, permitting or failing to prevent Columbia/HCA from engaging in various schemes to improperly increase revenue, upcoding, improper cost reporting, improper referrals, improper acquisition practices and overbilling. In addition, the lawsuit asserts a derivative claim against some of the individual defendants for breaching their fiduciary duties by engaging in insider trading. The lawsuit seeks restitution, damages, recoupment of fines or penalties paid by Columbia/HCA, restitution and pre-judgment interest against the alleged insider trading defendants, and costs and disbursements.

      In addition, the lawsuit seeks orders prohibiting Columbia/HCA from paying individual defendants employment benefits, terminating all improper business relationships with individual defendants, and requiring Columbia/HCA to implement effective corporate governance and internal control mechanisms designed to monitor compliance with Federal and state laws and ensure reports to the Board of material violations of law.

      Several derivative actions have been filed in state court by certain purported stockholders of Columbia/HCA against certain of Columbia/HCA's current and former officers and directors alleging breach of fiduciary duty and failure to take reasonable steps to ensure that Columbia/HCA did not engage in illegal practices which exposed Columbia/HCA to significant damages.

      A suit filed on November 7, 1997 against Columbia/HCA and certain members of the retirement committee alleges violations of the Employee Retirement Income Security Act of 1974. The suit alleges Columbia/HCA breached its fiduciary duty to participants in Columbia/HCA's stock bonus plan, fraudulently concealed information from the public and fraudulently inflated Columbia/HCA's stock price through billing fraud, over charges, inaccurate medical cost reports and illegal kickbacks for physician referrals.

      Columbia/HCA also is a defendant in a number of Federal and state court actions filed by patients and/or payers, alleging, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the lawsuits have been conditionally certified as class actions and others are purported class actions.

      It is too early to predict the effect or outcome of any of the ongoing investigations or qui tam, stockholder derivative and class action lawsuits, or whether any additional investigations or litigation will be commenced. If Columbia/HCA is found to have violated Federal or state laws relating to Medicare, Medicaid or similar programs, then Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties, and exclusion from participation in the Medicare and Medicaid programs. Similarly, the amounts claimed in the qui tam, stockholder derivative and class action lawsuits may be substantial and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more of such lawsuits. Any such sanctions or losses could have a material adverse effect on Columbia/HCA's financial position and results of operations.

      Pursuant to the distribution agreement entered into by and among Columbia/HCA, LifePoint and Triad, Columbia/HCA has agreed to indemnify LifePoint and Triad in respect of any losses which they may incur as a result of the proceedings described above. Columbia/HCA has also agreed to indemnify LifePoint and Triad in respect of any losses which they may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the distribution date and relate to the proceedings described above. Columbia/HCA has also agreed that, in the event that any hospital owned by LifePoint or Triad is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then Columbia/HCA will make a cash payment to LifePoint or Triad, as the case may be, in an amount (if positive) equal to five times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital. Each of LifePoint and Triad has agreed that, in connection with the government investigations described above, it will participate with Columbia/HCA in negotiating one or more compliance agreements setting forth each of their agreements to comply with applicable laws and regulations. See "Arrangements Relating to the Distribution--Distribution Agreement" for a more detailed discussion of such arrangement. If any of such indemnified matters were successfully asserted against LifePoint, or any of its facilities, and Columbia/HCA failed to meet its indemnification obligations, then such losses could have a material adverse effect on the business, financial position, results of operations or prospects of LifePoint. Columbia/HCA will not indemnify LifePoint for losses relating to any acts, practices and omissions engaged in by LifePoint after the distribution date, whether or not LifePoint is indemnified for similar acts, practices and omissions occurring prior to the distribution date.

                                  MANAGEMENT

Directors and Executive Officers

     The following table sets forth information regarding the directors and executive officers of LifePoint.

 Name                                   Age Position with LifePoint
 ----                                   --- -----------------------
                                            Chairman and Chief Executive
 Scott L. Mercy........................  38 Officer; Director
                                            President and Chief Operating
 James M. Fleetwood, Jr. ..............  51 Officer
                                            Senior Vice President, General
 William F. Carpenter III..............  45 Counsel and Secretary
                                            Senior Vice President and Chief
 Kenneth C. Donahey....................  49 Financial Officer
 Neil D. Hemphill......................  46 Senior Vice President of
                                            Administration and Human Resources
 William Gracey........................  46 Division President
 Dan Slipkovich........................  42 Division President
 Ricki Tigert Helfer...................  54 Director
 John E. Maupin, Jr., D.D.S............  53 Director
 DeWitt Ezell, Jr. ....................  61 Director
 William V. Lapham.....................  61 Director

     The LifePoint certificate of incorporation provides that the LifePoint Board of Directors will be divided into three classes, with the classes to be as nearly equal in number as possible, and that, of the initial LifePoint directors following the distribution, one-third will continue to serve until the 2000 annual meeting of stockholders, one-third will continue to serve until the 2001 annual meeting of stockholders, and one-third will continue to serve until the 2002 annual meeting of stockholders. Of the initial directors, Ms. Helfer and Dr. Maupin will serve until the 2000 annual meeting of stockholders; Messrs. Ezell and Lapham will serve until the 2001 annual meeting of directors; and Mr. Mercy will serve until the 2002 annual meeting of directors. Starting with the 2000 annual meeting of stockholders, one class of directors will be elected each year for a three-year term.

     Scott L. Mercy is the Chairman and Chief Executive Officer and a Director of LifePoint since May 11, 1999. From September 1, 1998 until May 11, 1999, Mr. Mercy served as the Chief Executive Officer of the America Group of Columbia/HCA. Mr. Mercy served as President and Chief Executive Officer of America Service Group, Inc. (health care services for correctional facilities) from 1996 through September 1, 1998; Senior Vice President--Financial Operations of Columbia/HCA from 1994 through 1995; and as Vice President-- Financial Operations and Director--Financial Operations Support of Hospital Corporation of America prior thereto. Mr. Mercy is also a Director of America Service Group, Inc.

     James M. Fleetwood, Jr. is the President and Chief Operating Officer of LifePoint since May 11, 1999. From January 1, 1998 until May 11, 1999, Mr. Fleetwood served as President of the America Group of Columbia/HCA. Mr. Fleetwood served as President of the Florida Group of Columbia/HCA from May 1996 to January 1, 1998; President of the North Florida Division of Columbia/HCA from April 1995 to May 1996; and as Regional Vice President of Healthtrust, Inc.--The Hospital Company prior thereto.

     William F. Carpenter III is a Senior Vice President, General Counsel and Secretary of LifePoint since May 11, 1999. From November 16, 1998 until May 11, 1999, Mr. Carpenter served as General Counsel of the America Group of Columbia/HCA. Mr. Carpenter served as a member of the law firm of Waller Lansden Dortch & Davis, PLLC prior thereto.

     Kenneth C. Donahey is a Senior Vice President and Chief Financial Officer of LifePoint since May 11, 1999. From November 5, 1998 until May 11, 1999, Mr. Donahey served as Chief Financial Officer of the America Group of Columbia/HCA. Mr. Donahey served as Senior Vice President and Controller of Columbia/HCA from April 1995 through November 4, 1998; and as Senior Vice President and Controller of Healthtrust, Inc.--The Hospital Company prior thereto.

      Neil D. Hemphill is the Senior Vice President of Administration and Human Resources of LifePoint since May 11, 1999. From September 1, 1998 until May 11, 1999, Mr. Hemphill served as Senior Vice President of Administration and Human Resources of the America Group of Columbia/HCA. Mr. Hemphill served as Senior Vice President of Human Resources of Columbia/HCA from February 1994 to September 1, 1998; and as Vice President of Human Resources of Columbia Healthcare Corporation prior thereto.

      William Gracey is a Division President of LifePoint since May 11, 1999. From July 1998 until May 11, 1999, Mr. Gracey served as a Division President of the America Group of Columbia/HCA. Mr. Gracey served as President of Operations Support for the Atlantic Group of Columbia/HCA from January 1998 through June 1998; Division President of Columbia/HCA from September 1995 to December 1997; Chief Operating Officer of the Pacific Division of Columbia/HCA from February 1995 to September 1995; and as Chief Executive Officer of other facilities of Hospital Corporation of America prior thereto.

      Dan Slipkovich is a Division President of LifePoint since May 11, 1999. From October 1998 until May 11, 1999, Mr. Slipkovich served as a Division President of the America Group of Columbia/HCA. Mr. Slipkovich served as Chief Financial Officer of the America Group of Columbia/HCA from January 1998 to October 1998; Chief Financial Officer and Vice President of the Florida Group of Columbia/HCA from July 1996 to January 1998; Chief Financial Officer and Vice President of the North Florida Division of Columbia/HCA from April 1995 to July 1996; and as Regional Assistant Vice President of Healthtrust, Inc.--The Hospital Company prior thereto.

      Ricki Tigert Helfer has been a non-resident Senior Fellow at the Brookings Institution since February 1998. Since June 1997, Ms. Helfer has been a Consultant, International Banking; the Chairman of the Board of Directors and Chief Executive Officer of the Federal Deposit Insurance Corporation (banking regulation) from October 1994 to May 1997; and a partner at Gibson, Dunn & Crutcher prior thereto. Ms. Helfer is a Governor of the Philadelphia Stock Exchange. Ms. Helfer became a director of LifePoint on the date of the distribution.

      John E. Maupin, Jr., D.D.S. has been the President of Meharry Medical College since July 1994 and served as the Executive Vice President of Morehouse School of Medicine prior thereto. Dr. Maupin is a member of the Nashville Advisory Board, First American National Bank and a Director of American General Series Portfolio Company, Monarch Dental Corporation and USLIFE Income Fund, Inc. Dr. Maupin became a director of LifePoint on the date of the distribution.

      DeWitt Ezell, Jr. has served as State President, BellSouth Corporation since November 1990 and will retire from such position on April 30, 1999. Mr. Ezell is a member of the Girl Scout Advisory Board, Tennessee State University Advisory Board, Vanderbilt University-College Cabinet and the Baptist Hospital Advisory Board. Mr. Ezell became a director of LifePoint on the date of the distribution.

      William V. Lapham served as a Partner at Ernst & Young LLP for 26 years until his retirement on December 31, 1997. He was a Member of the Ernst & Young International Council until December 31, 1997. Mr. Lapham became a director of LifePoint on the date of the distribution.

Committees of the Board of Directors

      The LifePoint board of directors has a number of standing committees, including an audit and compliance committee and a compensation committee.

      The audit and compliance committee of the board of directors reviews and makes reports and recommendations to the board of directors with respect to the selection of the independent auditors of LifePoint and its subsidiaries, the arrangements for and the scope of the audits to be performed by them and the internal audit activities, accounting procedures and controls of LifePoint, and reviews the annual consolidated financial statements of LifePoint. The committee also monitors adherence to LifePoint's regulatory compliance program. The members of the audit and compliance committee are Ms. Helfer, Dr. Maupin and Messrs. Ezell and Lapham, with Mr. Lapham serving as chair.

      The compensation committee of the board of directors is responsible for approving compensation arrangements for executive management of LifePoint, reviewing compensation plans relating to officers, grants of options and other benefits under LifePoint's employee benefit plans and reviewing generally LifePoint's employee compensation policy. The members of the compensation committee are Ms. Helfer, Dr. Maupin and Messrs. Ezell and Lapham, with Mr. Ezell serving as chair.

Compensation of Directors

      The annual retainer for outside directors who are neither officers nor employees of LifePoint is $18,000 and the board meeting fee is $1,500 per meeting. Committee members receive a fee of $1,000 per meeting payable only for attendance at committee meetings not held in conjunction with a meeting of the board of directors. Directors also are reimbursed for expenses incurred relating to attendance at meetings. Under the outside directors stock and incentive compensation plan, each non-employee director may elect to receive, in lieu of all or any portion, in multiples of 25%, of his annual retainer, deferred stock units, the payout of which, at the election of the director, may be deferred for two years or until the end of such director's term of office.

      The payment of deferred stock units will be made through the issuance of a stock certificate for a number of shares equal to the number of deferred stock units.

      The plan further provides that each non-employee director will receive a one-time grant of an option, as of a date to be selected by the LifePoint board of directors, to acquire shares of LifePoint common stock, exercisable at the fair market value of LifePoint common stock on the date of grant, for a number of shares to be determined by the LifePoint board of directors. Each person who is a non-employee director on the day of the annual meeting of LifePoint's stockholders will be granted on a date to be selected by the LifePoint board of directors an option to acquire shares of LifePoint common stock, exercisable at the fair market value of LifePoint common stock on the date of grant, for a number of shares to be determined by the LifePoint board of directors. The one-time options described above will become exercisable as to all of the shares covered by the option on the third anniversary of the date of grant. The annual options will become exercisable as to one-third of the shares covered by the option on the date of grant and each of the two next succeeding anniversaries of the date of grant. Upon the occurrence of a change in control of LifePoint, each outstanding option shall become fully and immediately exercisable.

      The plan further provides that non-employee directors may receive discretionary option grants.

Executive Compensation

      The information under this heading relates to the compensation paid by Columbia/HCA to the Chief Executive Officer of LifePoint and the four executive officers of LifePoint who were, based on such compensation, the most highly compensated LifePoint executive officers for the year ended December 31, 1998. All cash compensation was paid by Columbia/HCA and all stock compensation was in the form of Columbia/HCA common stock or options to purchase shares of Columbia/HCA common stock. The principal positions listed in the table are those that such persons currently hold with LifePoint.

                      LifePoint Summary Compensation Table

                                    Annual Compensation           Long-Term Compensation
                               --------------------------------- -------------------------
                                                                               Securities
                                                    Other Annual  Restricted   Underlying   All Other
Name and Principal              Salary   Bonus      Compensation Stock Awards Options/SARS Compensation
Position                  Year  ($)(2)   ($)(3)        ($)(4)       ($)(5)       (#)(6)       ($)(7)
------------------        ---- -------- --------    ------------ ------------ ------------ ------------
Scott L. Mercy..........  1998 $133,333 $ 66,849      $   --       $    --          --       $   --
 Chairman and Chief Ex-
  ecutive                 1997 $    --  $    --       $   --       $    --          --       $   --
 Officer(1)
James M. Fleetwood,
 Jr.....................  1998 $481,250 $    --       $31,978      $ 58,319         --       $10,864
 President and Chief Op-
  erating                 1997 $350,000 $175,000      $76,799      $    --      340,000      $ 8,439
 Officer
Kenneth C. Donahey......  1998 $412,500 $    --       $   --       $    --          --       $15,738
 Senior Vice President
  and                     1997 $275,000 $    --       $   --       $183,369     290,000      $15,903
 Chief Financial Officer
William Gracey..........  1998 $299,250 $ 80,000(8)   $   --       $ 20,985         --       $14,480
 Division President       1997 $210,000 $ 52,500      $   --       $ 70,011      72,000      $12,084
Dan Slipkovich..........  1998 $263,359 $    --       $63,408      $ 31,902         --       $13,380
 Division President       1997 $191,500 $ 95,750      $   --       $    --      125,000      $13,530

--------
(1) Mr. Mercy became employed by Columbia/HCA in September 1998 and therefore received no compensation in 1997.
(2) 1998 salary amounts do not include the value of restricted stock awards granted in lieu of a portion of annual salary.
(3) Reflects bonus earned during 1997 and 1998. In some instances, all or a portion of the bonus was paid during 1998 and 1999. Each of the executive officers identified in the table had the option to take all or part of their bonus in shares of Columbia/HCA restricted stock at a 25% discount from the fair market value at the time of grant, which is reflected in the Restricted Stock Awards column. Columbia/HCA's cash bonus program was discontinued in August 1997.
(4) Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for any executive officer identified in the table. Other compensation consists principally of relocation expenses.
(5) 1998 amounts represent the average of the closing prices of Columbia/HCA shares issued pursuant to Columbia/HCA's Amended and Restated 1995 Management Stock Purchase Plan in lieu of a portion of annual salary on trading days during the deferral period. 1997 amounts represent the average of the closing prices on the five trading days prior to the grant date of Columbia/HCA shares granted pursuant to Columbia/HCA's Amended and Restated 1995 Management Stock Purchase Plan in lieu of all or a portion of a cash bonus. As of January 1, 1999, Messrs. Fleetwood, Donahey, Gracey and Slipkovich held an aggregate of 5,659, 13,733, 3,192 and 2,117 shares of restricted stock, respectively. Pursuant to Commission rules, after deducting the consideration paid therefor, the shares held by Messrs. Gracey and Slipkovich had a net pre-tax value of $10,770 and $3,215, respectively, and the shares held by Messrs. Fleetwood and Donahey were without value. Dividends will be payable on shares of restricted stock if and to the extent paid on Columbia/HCA's common stock generally, regardless of whether or not the shares are vested.
(6) Options to acquire shares of Columbia/HCA common stock. Columbia/HCA granted options at two separate times in 1997. The 1997 regular grant was issued in February 1997. A special grant was issued in November 1997 to help ensure the retention and motivation of key executives, including Messrs. Fleetwood, Donahey, Gracey and Slipkovich, at the time Columbia/HCA was reorganizing. On average, the size of the November 1997 grant is two times a competitive median long-term grant for a two year period (1998-99).
(7) Consists of Columbia/HCA contributions to Columbia/HCA's savings and investment plan, money purchase plan and stock bonus plan.
(8) In 1998, Columbia/HCA paid Mr. Gracey $80,000 in connection with his services regarding the divestiture of the Atlantic Group Division.

   Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR
                                     Values

                                                               Value of
                               Number of Securities       Unexercised In-the-
                              Underlying Unexercised     Money Options/SARs at
                              Options/SARs at Fiscal            Fiscal
                                    Year-End(#)             Year-End($)(1)
                             ------------------------- -------------------------

            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
  Scott L. Mercy............     7,500          --     $  184,542       $ 0
  James M. Fleetwood, Jr....   131,745      396,250     1,241,673         0
  Kenneth C. Donahey........   161,984      346,250     1,459,010         0
  William Gracey............    21,374       94,876             0         0
  Dan Slipkovich............    33,026      141,125       294,813         0

--------
(1) The closing price for the Columbia/HCA common stock, as reported by the NYSE, on December 31, 1998 was $24.75. Value is calculated on the basis of the difference between the option exercise price and $24.75, multiplied by the number of shares of Columbia/HCA common stock underlying the option.

Benefits and Employment Matters Agreement

      In connection with the distribution, Columbia/HCA, LifePoint and Triad entered into a benefits and employment matters agreement, which allocates responsibilities for employee compensation, benefits, labor, benefit plan administration and certain other employment matters on and after the distribution date. Among other things, the benefits and employment matters agreement generally provides for grants to LifePoint employees of options to purchase shares of LifePoint common stock and Triad common stock in respect of vested options to purchase Columbia/HCA common stock, other than incentive stock options, and grants to purchase LifePoint stock in replacement of incentive stock options covering Columbia/HCA common stock. The benefits and employment matters agreement also provides for the establishment of certain of the benefit plans described in this section. See "Arrangements Relating to the Distribution--Benefits and Employment Matters Agreement" for a more detailed description of such arrangements.

The 1998 Long-Term Incentive Plan

      Reservation of Shares. LifePoint adopted the 1998 long-term incentive plan, pursuant to which 5,425,000 shares of LifePoint common stock have been reserved for issuance. The shares of LifePoint common stock to be issued will be made available from authorized but unissued shares of LifePoint common stock or issued shares that have been reacquired by LifePoint. If any shares of LifePoint common stock that are the subject of an award are not issued and cease to be issuable for any reason, such shares will no longer be charged against the maximum share limitations and may again be made subject to awards. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting LifePoint or the LifePoint common stock, proportionate adjustments may be made to the number of shares available for grant, and the number of shares under outstanding grants as well as the other maximum share limitations, under the long-term incentive plan, and the number of shares and prices under outstanding awards.

      Duration. The long-term incentive plan has a term of 10 years, subject to earlier termination or amendment by the LifePoint board of directors.

      Administration. The long-term incentive plan is administered by the compensation committee of the Board of Directors. Subject to the limitations set forth in the long-term incentive plan, the compensation committee has the authority to determine the persons to whom awards are granted, the types of awards to be granted, the time at which awards will be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which the award will become vested, exercisable or payable, and the duration of the award.

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

      Eligibility. All employees of LifePoint and its subsidiaries and, in the case of awards other than incentive stock options, any consultant or independent contractor providing services to LifePoint or a subsidiary, are eligible to be granted awards under the long-term incentive plan, as selected from time to time by the compensation committee in its sole discretion.

      Types of Awards. The long-term incentive plan authorizes the grant of the following types of awards:
     .  Stock Options (nonqualified and incentive stock options). The maximum number of shares that may be covered under options granted
        to any individual in any calendar year is     700,000 shares. The
        exercise price of an option may be determined by the compensation committee, provided that the exercise price per share of an option may not be less than the fair market value of a share of LifePoint common stock on the date of grant. The value of LifePoint common stock, determined at the time of grant, that may be subject to incentive stock options that become exercisable by an employee in any one year is limited to $100,000. The maximum term of any stock option will be 10 years from the date of grant. The compensation committee is to determine the extent to which an option will become and/or remain exercisable in the event of termination of employment or service of a participant under various circumstances, including retirement, death or disability, subject to certain limitations for incentive stock options. Subject to certain terms and conditions, an option may be exercised in whole or in part at any time during the term thereof by written notice to LifePoint, together with payment of the aggregate exercise price of the option. In addition to the exercise price, the participant must pay LifePoint in cash or, at the compensation committee's discretion, in LifePoint common stock, the full amount of all applicable income tax and employment tax amounts required to be withheld in connection with the exercise of the option.

     . Stock Appreciation Rights. A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the holder, upon exercise, to receive a payment based on the excess of the fair market value of a share of LifePoint common stock on the date of exercise over the base price of the stock appreciation right, which may not be less than the fair market value of a share of LifePoint common stock on the date of grant, multiplied by the number of shares as to which such stock appreciation right is being exercised. The maximum term of a stock appreciation right will be 10 years from the date of grant. No more than 700,000 shares of LifePoint common stock may be subject to stock appreciation rights granted to any one participant during any calendar year. Stock appreciation rights are payable, in the discretion of the compensation committee, in cash, in shares of LifePoint common stock, or in a combination of cash and shares of LifePoint common stock

     . Performance Awards. Performance awards are units denominated on the date of grant either in shares of LifePoint common stock or in specified dollar amounts. The compensation committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, as well as performance awards that are not Section 162(m) awards. Performance awards are payable upon the achievement of performance criteria established by the compensation committee at the beginning of the applicable performance period. At the time of grant, the compensation committee establishes the number of units, the duration of the performance period or periods, the applicable performance criteria, and, in the case of performance units, the target unit value or range of unit values for the performance awards. At the end of the performance period, the compensation committee determines the payment to be made, based on the extent to which the performance goals have been achieved. Performance awards are payable, in the discretion of the compensation committee, in cash, in shares of LifePoint common stock, or in a combination of cash and shares of LifePoint common stock. The maximum amount of compensation that may be payable to a participant during any one calendar year with respect to a performance unit shall be $4.2 million. The maximum number of performance shares granted to a participant during any one calendar year shall be 280,000 performance shares.

     . Phantom Stock. An award of phantom stock gives the participant the right to receive payment at the end of a fixed vesting period based on the value of a share of LifePoint common stock at the time of vesting. Phantom stock units are subject to such restrictions and conditions to payment as the compensation committee determines are appropriate. An award of phantom stock may be granted, at the discretion of the compensation committee, together with an award of dividend equivalent rights for the same number of shares covered thereby. Phantom stock awards are payable, in the discretion of the compensation committee, in cash, in shares of LifePoint common stock having an equivalent fair market value on the applicable vesting dates, or in a combination thereof.

     . Restricted Stock Awards. An award of restricted stock represents shares of LifePoint common stock that are issued subject to such restrictions on transfer and incidents of ownership, and such forfeiture conditions, as the compensation committee deems appropriate. The committee may grant awards of restricted stock that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The restrictions imposed upon an award of restricted stock will lapse in accordance with the vesting requirements specified by the compensation committee in the award agreement. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business goals or performance criteria established by the compensation committee. The compensation committee may, in connection with an award of restricted stock, require the payment of a specified purchase price. Subject to the transfer restrictions and forfeiture restrictions relating to the restricted stock award, the participant will have the rights of a stockholder of LifePoint, including all voting and dividend rights, during the restriction period, unless the compensation committee determines otherwise at the time of the grant. The maximum number of shares of common stock that may be subject to a restricted stock award granted to a participant during any one calendar year shall be 280,000 shares.

     . Dividend Equivalents. Dividend equivalent awards entitle the holder to a right to receive cash payments determined by reference to dividends declared on the LifePoint common stock during the term of the award, which will not exceed 10 years from the date of grant. Dividend equivalent awards may be granted on a stand-alone basis or in tandem with other awards under the long-term incentive plan. Dividend equivalent awards are payable in cash or in shares of LifePoint common stock, as determined by the compensation committee.

      Change in Control. The compensation committee may, in an award agreement, provide for the effect of a change in control, as defined in the long-term incentive plan, on the award. Such provisions may include the acceleration of an award's vesting or extension of the time for exercise, the elimination or modification of performance or other conditions, the cash settlement of an award or other adjustments that the compensation committee considers appropriate.

Executive Stock Purchase Plan

      Reservation of Shares. Under the executive stock purchase plan, 1,000,000 shares of LifePoint common stock have been reserved for issuance pursuant to all rights granted under the plan. The shares of LifePoint common stock to be issued will be made available from authorized but unissued shares of LifePoint common stock or issued shares that have been reacquired by LifePoint. To the extent that any right to purchase

LifePoint common stock granted under the plan is forfeited, cancelled or otherwise terminated, the shares of LifePoint common stock covered hereunder will no longer be charged against the maximum share limitation and may again be made subject to rights granted under the plan. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting LifePoint or the LifePoint common stock, proportionate adjustments may be made to the number of shares available for grant, and the number of shares under outstanding grants.

      Duration. The executive stock purchase plan has a term of 10 years, subject to earlier termination or amendment by the board of directors.

      Administration. The executive stock purchase plan is administered by the compensation committee of the board of directors. Subject to limitations to be set forth in the executive stock purchase plan, the compensation committee has the authority to determine the persons to whom rights are granted, the time at which rights will be granted, the number of shares that may be purchased under a right, the date or period during which such right may be exercised and all other terms of the right. With the consent of the affected participant, the compensation committee has the authority to cancel and replace outstanding rights previously granted with new rights for the same or a different number of shares and to amend the terms of any outstanding right.

      Eligibility. All executive employees of LifePoint and its subsidiaries are eligible to receive rights under the executive stock purchase plan.

      Initial Grants. The executive stock purchase plan specifically provides for initial grants of rights to certain executive officers (the "initial participants"). These rights were to be exercised for a period beginning on the distribution date and ending on the 21st trading date of the LifePoint common stock. Messrs. Mercy, Fleetwood, Donahey, Carpenter, Hemphill, Gracey and Slipkovich purchased 292,683, 146,341, 146,341, 146,341, 68,293, 73,171 and
73,171 shares, respectively, prior to the expiration of the exercise period, which shares reflect the maximum possible number of shares such officers could purchase under their initial grants.

      Exercise of Rights. A right will be exercised by written notice to LifePoint on or prior to a specified exercise date. Such written notice will be an agreement by the participant to pay the full purchase price of the LifePoint common stock by means of a purchase loan, except to the extent the notice is accompanied by a cash payment.

      Purchase Loan. LifePoint will loan each participant 100% of the purchase price of LifePoint common stock acquired by the participant under a right, on a full recourse basis, to the extent the participant does not elect to pay the purchase price in cash. The purchase price of the LifePoint common stock acquired shall equal the fair market value of such common stock on the date preceding the purchase. The loans will be secured by the shares purchased. For those initial participants with multiple share purchase loans, each loan will be secured by all shares purchased within the exercise period. Interest will be paid upon the loan's maturity or upon the loan's prepayment and will accrue at the applicable Federal rate, compounded semi-annually. However, if the participant's employment terminates for cause or the participant voluntarily terminates employment, other than for a good reason, within three years of purchasing the shares or, in the case of initial participants, three years from the distribution date, or, if earlier, the date of a change in control, in addition to any amounts otherwise due under the loan, including accrued interest, the participant will be required to pay LifePoint the additional interest that would have been payable in respect of the loan, if the regular interest rate on such purchase loan had been the prime rate, and interest thereon at such rate to the actual date of payment.

      Loan Maturity and Repayment. A loan will mature upon the earlier of

      (1) the fifth anniversary following the purchase of the shares,

      (2) termination of the participant's employment for any reason, or

      (3) bankruptcy of the participant.

      Within 120 days following the loan's maturity, the participant will be required to pay LifePoint the full amount remaining due on the loan, including all unpaid accrued interest.

      Loan Prepayments. The loan may be prepaid, in whole or in part, at any time. At any time following the earlier of the second anniversary following the purchase of the shares, or, in the case of initial participants, two years from the distribution date, or a change in control, such shares may, at the participant's election, be sold to repay the loan. Any cash dividends received on the purchased shares prior to payment of the full amount due on such loan, net of assumed Federal, state and local income taxes, will be used to prepay the loan.

      Transfer Restrictions. A participant will not be entitled to delivery of the stock certificates representing the shares purchased and none of such shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, except by will or the applicable laws of descent and distribution, until the later of

      (a) full repayment of the purchase price and accrued interest and any additional amount that may be due under the executive stock purchase plan, and

      (b) the earlier of

          (1) the third anniversary of the date the shares were purchased, or, in the case of initial participants, three years from the distribution date,

          (2) the participant's termination of employment or bankruptcy, and

          (3) a change in control.

      However, such shares may be sold to pay the loan at maturity, or to voluntarily prepay such loan at any time after the earlier of the second anniversary of the date the shares were purchased, or, in the case of initial participants, two years from the distribution date, or a change in control.

      Death or Disability Benefit. In the event of termination of employment because of death or disability, where the amount remaining due on the loan, including accrued interest, is greater than the fair market value of the shares purchased, as of the date of such death or disability, LifePoint will pay a death or disability benefit equal to the amount of such payment remaining due over the shares' fair market value as of the date of such death or disability. For those initial participants with multiple share purchase loans, the death or disability benefit will be calculated on a consolidated basis, so that the benefit equals

      (1) the aggregate payments remaining due for all such loans divided by

      (2) the aggregate related purchased shares' fair market value, as defined in the plan, as of the date of death or disability.

Annual Cash Bonus Plan

      LifePoint plans to adopt an annual cash bonus plan that will provide for the payment of annual cash bonuses following the close of each plan year, based upon the achievement of objective performance goals. The annual bonus plan will be administered by the Office of the Senior Vice President of Human Resources and Administration. A plan committee, the compensation committee and the Chief Executive Officer of LifePoint will also have administrative functions.

      Participation will be limited to key management employees. An appropriate senior officer will recommend non-officer employees for participation in the annual bonus plan as well as the related performance targets for such bonus. Such recommendations will be subject to final review and approval by the Chief

Executive Officer. All recommendations regarding officers are to be made by the Chief Executive Officer, subject to final review and approval by the compensation committee. For a participant added during the plan year, the bonus shall be determined pursuant to the plan and prorated appropriately. Participation in any given plan year will not connotate participation in any subsequent plan year. The plan committee may remove any participant from the plan at any time, specifying the effective date of such action for the purpose of prorating their eventual bonus, if any.

      As soon as practicable after the end of each plan year and after receiving the recommendation of the plan committee, the Chief Executive Officer will review and approve bonus payments for all non-officer participants. The compensation committee may consider recommendations for retroactive adjustments to performance objectives in order to avoid unwarranted penalties or unearned windfalls. The compensation committee will review and approve bonus payments for all participating officers. Bonus payments will be based on the achievement of specific performance objectives, based on criteria determined in accordance with the annual bonus plan's terms. Such criteria may include constituency satisfaction, the financial performance of LifePoint and other selected strategic components. Performance objectives may be subject to retroactive adjustments to reflect equitably unforeseen circumstances.

      In the event a bonus is payable pursuant to the plan and a participant's employment with LifePoint is terminated prior to the payment of the bonus by reason of retirement, total and permanent disability or death, such participant, or estate in event of death, will receive a pro rata bonus payment as soon as practical after the plan year. The proration considered above shall equal 100% of the earned bonus for the portion of the plan year the participant was employed. A participant who is otherwise voluntarily or involuntarily separated from LifePoint prior to the payment of any bonus shall cease to be a participant.

      The Chief Executive Officer, with the approval of the compensation committee, may modify, amend or terminate the bonus plan, in whole or in part, at any time, except that no such action may negatively affect bonuses for any prior year.

Management Stock Purchase Plan

      Reservation of Shares. 250,000 shares of LifePoint common stock may be issued pursuant to all awards of restricted shares or in respect of restricted share units under the management stock purchase plan. The shares of LifePoint common stock to be issued will be made available from authorized but unissued shares of LifePoint common stock or issued shares that have been reacquired by LifePoint. If any shares of LifePoint common stock that are the subject of an award are forfeited, the related shares will no longer be charged against such maximum share limitation and may again be made subject to awards. In the event of certain corporate reorganizations, recapitalizations, or other specified corporate transactions affecting LifePoint or the LifePoint common stock, such substitution or adjustment shall be made in the aggregate number of LifePoint common stock that may be distributed as restricted shares or in respect of restricted share units under the management stock purchase plan, and the number of restricted shares and/or restricted share units outstanding under the management stock purchase plan, as may be determined to be appropriate by the compensation committee in its sole discretion.

      Duration. The management stock purchase plan has a term of ten years, subject to earlier termination or amendment by the LifePoint board of directors.

      Administration. The management stock purchase plan is administered by the compensation committee of the LifePoint board of directors. The compensation committee has authority to administer the plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the management stock purchase plan, including, without limitation, to interpret the plan, to prescribe, amend and rescind rules and regulations relating to the plan, to determine the terms and provisions of agreements, which need not be identical, entered into under the plan and to make all other determinations deemed necessary or advisable for the administration of the plan.

      Eligibility. All LifePoint employees or groups of employees designated by the compensation committee in its sole discretion are eligible to be granted awards.

      Restricted Share Awards. The compensation committee may make awards of restricted shares. Under the management stock purchase plan, a participant may elect to reduce his base salary up to a maximum percentage established by the compensation committee with respect to his employee classification and, in lieu of salary, receive a number of restricted shares equal to the amount of such salary reduction divided by a dollar amount equal to 75% of the average market value, as defined in the plan, of LifePoint common stock on the date on which such restricted share is granted. Restricted shares will be granted on June 30 and December 31 of each calendar year for which a salary reduction election is in effect.

      An award of restricted shares represents shares of LifePoint common stock that are issued subject to such restrictions on transfer and incidents of ownership, and such forfeiture conditions, as set forth in the plan and as the compensation committee deems appropriate. Generally, the restricted period of restricted shares granted under the management stock purchase plan will be three years from the date of grant. Subject to such transfer and forfeiture restrictions, the participant shall have all rights of a stockholder with respect to such restricted shares, including the right to receive dividends and the right to vote such restricted shares.

      Conversion of Restricted Shares into Restricted Share Units. If during the restricted period the compensation committee determines that LifePoint may lose its Federal income tax deduction in connection with the future lapsing of the restrictions on restricted shares because of the deductibility cap of
Section 162(m) of the Code, the compensation committee, in its discretion, may convert some or all of the restricted shares into an equal number of share units, as to which payment will be postponed until such time as LifePoint will not lose its Federal income tax deduction for such payment under Section 162(m). Until payment of the restricted share units is made, the participant will be credited with dividend equivalents on the restricted share units, which dividend equivalents will be converted into additional restricted share units.

      Termination of Employment During the Restricted Period. If during the restricted period the participant's employment is terminated by LifePoint either for cause, as defined in the plan, or for any reason by the participant, the participant will forfeit his or her rights in the restricted shares, which shall automatically be considered to be cancelled, and shall have only an unfunded right to receive from LifePoint's general assets a cash payment equal to the lesser of

      (1) the fair market value of such restricted shares on the participant's last day of employment or

      (2) the aggregate base salary foregone by the participant as a condition of receiving the restricted shares.

      If a participant's employment is terminated by LifePoint without cause during the restricted period, the participant will forfeit his rights in the restricted shares, which shall automatically be considered to be cancelled, and shall have only an unfunded right to receive from LifePoint's general assets a cash payment equal to either

      (1) the fair market value of such restricted shares on the participant's last day of employment or

      (2) the aggregate base salary foregone by the participant as a condition of receiving the restricted shares, with the compensation committee to have the sole discretion as to which of such amounts shall be payable.

      If the employment of a participant holding restricted share units terminates during the restricted period relating to the restricted share units, they shall be treated in a manner substantially equivalent to the treatment of restricted shares set forth above.

      Upon a termination of employment which results from a participant's death or disability, all restrictions then outstanding with respect to restricted shares held by the participant automatically will expire. Upon the retirement of a participant, the compensation committee shall determine, in its discretion, whether all restrictions then outstanding with respect to restricted shares held by the participant shall expire or whether the participant shall instead be treated as though the participant's employment had been terminated by LifePoint without cause, as described above.

      Change in Control. Upon the occurrence of a change in control of LifePoint, the restricted period automatically will terminate as to all restricted shares awarded under the plan.

Employee Stock Ownership Plan

      LifePoint established for the benefit of its employees a leveraged ESOP which, on June 10, 1999, purchased 2,796,719 newly issued shares of LifePoint common stock. The purchase price of the shares was financed primarily by issuing a promissory note to LifePoint. Initially, all such shares are held in a suspense account under the LifePoint ESOP. LifePoint will contribute annually to the LifePoint ESOP the funds required to repay the ESOP loan. As the ESOP loan is repaid, shares will be released from the suspense account and will be allocated to accounts established for participants under the LifePoint ESOP. The loan will be repaid over a 10 year period. Generally, each employee of LifePoint and its participating subsidiaries will participate in the LifePoint ESOP as of the first January 1 after his or her date of hire. Each participant in the LifePoint ESOP will be fully vested in his accounts after completion of seven years of service with LifePoint, including any pre-distribution service with Columbia/HCA and its affiliates.

Employment Contracts, Termination Of Employment Agreements and Change in Control Arrangements

      Employment Agreement of Scott Mercy

      Columbia/HCA entered into an employment agreement with Scott Mercy, which LifePoint assumed and became bound by following the distribution. In addition, Mr. Mercy received stock option awards in connection with entering into the employment agreement.

      The employment agreement provides for a term of employment of five years with automatic one-year renewals on the fourth and each subsequent anniversary of the effective date of such employment agreement, absent notice of non-extension, subject to earlier termination as provided in the employment agreement, and provides that Mr. Mercy will serve as Chief Executive Officer, a Director and Chairman of the Board of Directors of LifePoint after the distribution date at an annual base salary of $300,000, subject to review at least annually. The employment agreement also provides for guaranteed bonuses in amounts equal to

      (1) $66,849, payable as promptly as practicable after the execution of the employment agreement,

      (2) $450,000, payable within 90 days following the distribution date and

      (3) 50% of Mr. Mercy's base salary in effect on December 31, 1999 payable as promptly as practicable following the close of 1999.

      Effective for LifePoint's first fiscal year beginning after 1999, the employment agreement provides that Mr. Mercy will have an opportunity to earn an annual target bonus equal to not more than 100% of his base salary, based upon certain annual targets. Mr. Mercy will also be given an initial grant under the executive stock purchase plan. See "--Executive Stock Purchase Plan."

      In the event that Mr. Mercy's employment is involuntarily terminated without "cause" or if he resigns with "good reason", each as defined in the employment agreement, Mr. Mercy will be entitled to payment of his then-current base salary and targeted bonus for the shorter of 24 months or the then-remaining term of the employment agreement, his benefit rights, payments for certain other accrued amounts and the costs of continued insurance coverage. In addition, Mr. Mercy will be entitled to certain payments if his employment is terminated for death or disability. In the event that Mr. Mercy's employment is terminated following the term of the employment agreement, in addition to his benefit rights and a lump-sum payment equal to his accrued payments, under certain circumstances Mr. Mercy will be entitled to a pro rata portion of 50% of his then-current base salary. Mr. Mercy will be indemnified in the event that any payment or benefit provided to him under the employment agreement would subject Mr. Mercy to an excise tax under Section 4999 of the Internal Revenue Code.

      The employment agreement includes certain restrictive covenants for the benefit of Columbia/HCA and LifePoint relating to non-disclosure by Mr. Mercy of Columbia/HCA or LifePoint's confidential business information and trade secrets and non-competition by Mr. Mercy with regards to any business that is in competition with the hospitals owned by either Columbia/HCA or LifePoint.

      Certain Termination Arrangements

      Each of Messrs. Fleetwood, Donahey and Gracey will participate in an enhanced severance plan through December 31, 1999. In the event that either Mr. Fleetwood or Mr. Donahey is terminated without cause during 1999, he will receive continued payment of his then-current base salary and his target bonus for 36 months after such termination. In the event that Mr. Gracey is terminated without cause during 1999, he will receive continued payment of this then-current base salary and his target bonus for 24 months after such termination. Severance policies for termination occurring subsequent to December 31, 1999 have not yet been established.

      Certain One-Time Payments

      Each of Messrs. Mercy, Fleetwood, Donahey, Gracey and Slipkovich received from Columbia/HCA a one-time payment of $450,000, $787,500, $787,500, $270,000, and $186,900, respectively, to compensate them for a reduction in salary at the time of the distribution. In return, it is expected that their base salaries will remain fixed until the third anniversary of the distribution date.

                              CERTAIN TRANSACTIONS

      LifePoint made loans to certain executive officers in connection with such officers' initial purchases of LifePoint common stock under the LifePoint executive stock purchase plan as follows: Messrs. Mercy--$2,977,134; Fleetwood--$1,488,567; Donahey--$1,488,567; Carpenter--$1,488,567; Hemphill--
$695,290; Gracey--$744,284; and Slipkovich--$744,284. See "Management--
Executive Stock Purchase Plan" for a more detailed description of such plan and loans.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding the beneficial ownership of LifePoint common stock as of November 1, 1999, by each person known by LifePoint to be a beneficial owner of 5% or more of the outstanding LifePoint common stock, beneficial ownership of LifePoint common stock by each director and named executive officer and all directors and executive officers as a group:

                                                           Number of   Percent
Name of Beneficial Owner                                  Shares(1)(2) of Class
------------------------                                  ------------ --------
LifePoint Hospitals, Inc. Retirement Plan................  2,796,719      8.3%
FMR Corp., Edward C. Johnson 3d and Abigail P.
 Johnson(3)..............................................  2,486,463      7.6%
Wellington Management Company, LLP(4)....................  3,637,299     12.2%
AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie
 Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA
 Courtage Assurance Mutuelle, AXA and AXA Financial,
 Inc.(5).................................................  3,163,241     10.2%
Scott L. Mercy(6)........................................    512,435        *
Ricki Tigert Helfer(6)...................................      1,388        *
Dr. John E. Maupin, Jr., D.D.S.(6).......................        555        *
DeWitt Ezell, Jr.(6) ....................................      2,272        *
William V. Lapham(6)(7)..................................      2,205        *
William F. Carpenter(6)..................................    251,219        *
Neil D. Hemphill(6)......................................    139,366        *
James M. Fleetwood, Jr.(6)...............................    271,419        *
Kenneth C. Donahey(6)....................................    281,181        *
William Gracey(6)(8).....................................    130,439        *
Dan Slipkovich(6)........................................    138,451        *
All directors and executive officers as a group (11
 persons)(6).............................................  1,699,312      5.2%

--------
 *   Less than one percent.
(1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.
(2) Each named person or group is deemed to be the beneficial owner of securities which may be acquired within 60 days through the exercise or conversion of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. Such securities are not deemed to be outstanding for the purpose of computing the percentage beneficially owned by any other person or group. Accordingly, the indicated number of shares includes shares issuable upon conversion of convertible securities or upon exercise of options (including employee stock options) held by such person or group.
(3) The ownership given for FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson is based on information contained in the Schedule 13G dated February 1, 1999, filed with the Commission by FMR Corp. in respect of its beneficial ownership of Columbia/HCA common stock. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(4) The ownership given for Wellington Management Company, LLP is based on information contained in the Schedule 13G dated June 10, 1999, filed with the Commission by Wellington Management Company, LLP in respect of its beneficial ownership of LifePoint Hospitals, Inc. common stock. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(5) The ownership given for AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle, AXA and AXA Financial, Inc. is based on information contained in the Schedule 13G dated September 10, 1999, filed with the Commission by AXA Financial, Inc. in respect of its beneficial ownership of LifePoint Hospitals, Inc. common stock. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.
(6) Includes shares that are issuable by options that are exercisable within 60 days (Mr. Mercy, 186,150; Ms. Helfer, 555; Dr. Maupin, 555; Mr. Ezell, 555; Mr. Lapham, 555; Mr. Carpenter, 104,878; Mr. Hemphill, 69,884; Mr. Fleetwood, 124,037; Mr. Donahey, 125,112; Mr. Gracey, 56,256; Mr.
     Slipkovich, 62,336).
(7) Includes 350 shares held by Mr. Lapham's wife, as to which he disclaims beneficial ownership.
(8) Includes 698 shares held by Mr. Gracey's wife, as to which he disclaims beneficial ownership.

                   ARRANGEMENTS RELATING TO THE DISTRIBUTION

      Immediately prior to the distribution, LifePoint was a wholly owned subsidiary of Columbia/HCA and, until the distribution, the results of operations of the assets and entities that constitute LifePoint were included in Columbia/HCA's consolidated financial statements. Following the distribution, Columbia/HCA no longer has any ownership interest in LifePoint, which is an independent, publicly-traded company, although certain Columbia/HCA benefit plans received shares of LifePoint in the distribution. On the distribution date, Columbia/HCA also distributed to its stockholders all outstanding shares of the common stock of Triad, a recently formed company comprising the former Pacific Group of Columbia/HCA. After the distribution, Columbia/HCA no longer has any ownership interest in Triad and neither LifePoint nor Triad has any ownership interest in the other.

      Immediately prior to the distribution, Columbia/HCA, LifePoint and Triad entered into certain agreements to define their ongoing relationships after the distribution and to allocate tax, employee benefits and certain other liabilities and obligations arising from periods prior to the distribution date. A copy of each of these agreements has previously been filed with the Commission by LifePoint, and each agreement is incorporated by reference to the registration statement of which this prospectus forms a part. The following descriptions include a summary of the material terms of these agreements but do not purport to be complete and are qualified in their entirety by reference to the complete text of the agreements.

Distribution Agreement

      Columbia/HCA, LifePoint and Triad entered into a distribution agreement which provided for, among other things, certain corporate transactions required to effect the distribution and other arrangements among Columbia/HCA, LifePoint and Triad subsequent to the distribution. The distribution agreement also sets forth the conditions to the distribution.

Transfers of Assets to LifePoint and Triad

      The distribution agreement provided that Columbia/HCA would transfer all of its right, title and interest in the assets constituting the America Group business to LifePoint and all of its right, title and interest in the assets constituting the Pacific Group business to Triad. The distribution agreement further provided that each of LifePoint and Triad would take such action, if any, as may be necessary to transfer assets owned by it so that, upon completion of all asset transfers by Columbia/HCA, LifePoint and Triad, the assets constituting the America Group business would be owned by LifePoint and the assets constituting the Pacific Group business would be owned by Triad.

      Each party to the distribution agreement agreed to exercise its reasonable efforts to obtain promptly any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the distribution agreement and the other agreements summarized below. In the event that any transfers contemplated by the distribution agreement were not effected on or prior to the distribution date, the parties agreed to cooperate to effect such transfers as promptly as practicable following the distribution date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto, at the expense of the party entitled thereto, and to retain any liability not so transferred for the account of the party by whom such liability was to be assumed. All assets were transferred without any representation or warranty, on an "as is-where is" basis and the relevant transferee assumed the risk that any necessary consent to transfer was not obtained.

Allocation of Financial Responsibility

      The distribution agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the distribution date, financial responsibility for the liabilities arising out of or in connection with:

     . the assets and entities that constitute LifePoint and its subsidiaries, including liabilities arising in respect of the transfer of such assets and entities to LifePoint, as well as the LifePoint Form 10 registration statement, subject to limited exceptions, to LifePoint; and

     . the assets and entities that constitute Triad and its subsidiaries, including liabilities arising in respect of the transfer of such assets and entities to Triad, as well as the Triad Form 10 registration statement, subject to limited exceptions, to Triad.

      Pursuant to the distribution agreement, Columbia/HCA will indemnify LifePoint and Triad for any losses which they may incur arising from the pending governmental investigations of certain of Columbia/HCA's business practices. Columbia/HCA will also indemnify LifePoint and Triad for any losses which they may incur arising from stockholder actions and other legal proceedings related to the governmental investigations which are currently pending against Columbia/HCA, and from proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the distribution date and relate to the pending proceedings. Columbia/HCA has also agreed that, in the event that any hospital owned by LifePoint or Triad is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then Columbia/HCA will make a cash payment to LifePoint or Triad, as the case may be, in an amount, if positive equal to five times the excluded hospitals' 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement less the net proceeds of the sale or other disposition of the excluded hospital. Each of LifePoint and Triad has agreed that, in connection with the government investigations described above, it will participate with Columbia/HCA in negotiating one or more compliance agreements setting forth each of their agreements to comply with applicable laws and regulations. Columbia/HCA will not indemnify LifePoint or Triad for losses relating to any acts, practices and omissions engaged in by LifePoint or Triad after the distribution date, whether or not LifePoint or Triad is indemnified for similar acts, practices and omissions occurring prior to the distribution date. See "Risk Factors--Potential Adverse Impact of Columbia/HCA Investigations and Litigation" and "Government Regulation and Other Factors-- Governmental Investigation of Columbia/HCA and Related Litigation."

      Prior to the distribution, Columbia/HCA, through its wholly owned insurance subsidiary and through third party carriers, maintained insurance for the businesses of LifePoint and Triad. The distribution agreement provides that Columbia/HCA also will be solely responsible for:

     . claims against LifePoint or Triad covered by an insurance policy maintained by Columbia/HCA, without regard to deductible amounts, coinsurance amounts and policy limits, which are based upon facts and circumstances occurring prior to the distribution date; and

     . workers' compensation claims against LifePoint or Triad if the underlying injury or condition was incurred before the distribution.

Government Programs

      LifePoint and Triad are responsible for the Medicare, Medicaid and Blue Cross cost reports, and associated receivables and payables, for their facilities for all periods ending after the distribution date. Columbia/HCA has agreed to indemnify LifePoint and Triad with respect to the Medicare, Medicaid and Blue

Cross cost reports, and associated receivables and payables, for the LifePoint and Triad facilities relating to periods ending on or prior to the distribution date. LifePoint and Triad are responsible for their own cost report functions after the distribution date, as well as for any terminating cost reports required to be filed in respect of the distribution.

Other Matters

      Each of Columbia/HCA, LifePoint and Triad generally agrees to provide to the other parties reasonable access to certain corporate records and information reasonably requested by another party. Each of Columbia/HCA, LifePoint and Triad is generally required to maintain the confidentiality of confidential information it possesses regarding another party. The parties will endeavor to resolve any disputes which may arise through discussion among senior management of the affected parties. If such discussions do not succeed in resolving a disputed matter, the parties retain the right to commence a legal action.

      The distribution agreement also provides that, generally, the costs and expenses incurred through the distribution date in connection with the distribution are properly allocable to, and will be paid by, Columbia/HCA. Except as set forth in the distribution agreement or any related agreement, each party bears its own costs and expenses after the distribution.

Tax Sharing and Indemnification Agreement

      Columbia/HCA, LifePoint and Triad entered into a tax sharing and indemnification agreement, which allocates tax liabilities among Columbia/HCA, LifePoint and Triad and addresses certain other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation, and qualification of the distribution as a tax-free transaction. Generally, Columbia/HCA will be responsible for taxes that are allocable to periods prior to the distribution date, and each of Columbia/HCA, LifePoint and Triad will be responsible for its own tax liabilities, including its allocable share of taxes shown on any consolidated, combined or other tax return filed by Columbia/HCA, for periods after the distribution date. The tax sharing and indemnification agreement prohibits LifePoint and Triad from taking actions that could jeopardize the tax treatment of either the distribution or the internal restructuring that preceded the distribution, and requires LifePoint and Triad to indemnify each other and Columbia/HCA for any taxes or other losses that result from any such actions. In connection with preserving the tax treatment of the distribution and the internal restructuring that preceded the distribution, LifePoint and Triad agreed to take such actions as Columbia/HCA may request and LifePoint and Triad each made certain covenants including covenants that, for a period of three years following the distribution, they generally will not authorize, undertake or facilitate any of the following absent the consent of Columbia/HCA:

            (1)an issuance of additional stock or other equity instrument,

            (2)any merger, dissolution, consolidation, redemption or complete or partial liquidation,

            (3)a transfer or disposition of assets, other than the disposition of certain assets that have been identified for divestiture, or

            (4)a recapitalization or other change in capital structure.

Benefits and Employment Matters Agreement

      Columbia/HCA, LifePoint and Triad entered into a benefits and employment matters agreement, which allocates responsibilities for employee compensation, benefits, labor, benefit plan administration and certain other employment matters on and after the distribution date.

General Allocation

      Each of LifePoint and Triad assumed responsibility as employer in respect of its employees from and after the distribution date. Subject to specific exceptions, Columbia/HCA retains the liabilities in respect of former employees associated with the facilities and operations of LifePoint and Triad who terminated employment on or prior to the distribution date. Benefit plans established by LifePoint or Triad generally will recognize past service with Columbia/HCA.

Defined Contribution and Welfare Benefit Plans

      The benefits and employment matters agreement provides that each of LifePoint and Triad will adopt a new defined contribution plan for its respective employees, as well as for the respective former employees associated with the facilities and operations of LifePoint and Triad. Generally, assets of the current Columbia/HCA money purchase pension, stock bonus and salary deferral plans that are attributable to current and former employees of LifePoint and Triad were transferred, effective immediately prior to the distribution date, to the new plans, and LifePoint and Triad thereafter will provide benefits under such plans to their current and former employees. Except for such transferred assets, Columbia/HCA retains sole responsibility for all liabilities and obligations under the existing Columbia/HCA defined contribution plans.

      LifePoint and Triad adopted welfare benefit plans for their employees that are substantially identical to the benefit plans of Columbia/HCA. Generally, Columbia/HCA is responsible for all liabilities and obligations relating to claims incurred or premiums owed in respect of welfare plans for periods prior to the distribution date and LifePoint or Triad, as appropriate, assumed such responsibility for periods thereafter with respect to its current or former employees.

      Columbia/HCA provided certain administrative services through May 31, 1999 in respect of LifePoint welfare plans and will provide such services through the end of 1999 in respect of Triad welfare plans. LifePoint and Triad have agreed to indemnify Columbia/HCA and its agents in respect of the services performed for such plans, so long as Columbia/HCA and its agents shall have acted in good faith in performing such services.

The LifePoint ESOP and the Triad ESOP

      Each of LifePoint and Triad established an ESOP. On June 10, 1999, the distribution, the LifePoint ESOP purchased, at fair market value, 2,796,719 newly issued shares of LifePoint common stock, and the Triad ESOP purchased, at fair market value, 3,000,000 newly issued shares of Triad common stock. Each purchase was financed primarily by issuing a promissory note to LifePoint in the case of the LifePoint ESOP or issuing a promissory note to Triad in the case of the Triad ESOP. Each loan will be amortized over a period of not more than 10 years.


Treatment of Columbia/HCA Common Stock Options

      Pursuant to the benefits and employment matters agreement, each of LifePoint and Triad established new stock option plans, and adjusted outstanding Columbia/HCA common stock options to reflect the distribution. The nature of the adjustment depended on the type of option, as follows:

     . Incentive Stock Options: The option spread, whether positive or negative, at the distribution date with respect to each of the existing Columbia/HCA options intended to qualify as incentive stock options under Section 422 of the Code ("ISOs") was preserved by having each such ISO replaced entirely by an ISO issued by the appropriate post-distribution date employer.

     . Vested Nonqualified Stock Options: Except in the case of vested Columbia/HCA nonqualified stock options to acquire a small number of shares, the option spread, whether positive or negative, at the distribution date with respect to each of the existing vested Columbia/HCA nonqualified stock options was preserved by adjusting the exercise price of such Columbia/HCA options and having LifePoint and Triad issue additional vested nonqualified stock options. This rule applied regardless of which post-distribution date employer employs the optionee. Similar adjustments were made with respect to vested Columbia/HCA nonqualified stock options held by non-employee directors. In the case of vested Columbia/HCA nonqualified stock options to acquire a small number of shares, such Columbia/HCA options were adjusted in a manner that preserved the pre-distribution value of such Columbia/HCA options.

     . Non-Vested Nonqualified Stock Options: Non-vested non-qualified options to acquire LifePoint and Triad stock were issued to certain employees of Columbia/HCA.

      See "Management--The 1998 Long-Term Incentive Plan" for a more detailed description of such plan.

Insurance Allocation and Administration Agreement

      Columbia/HCA has maintained various insurance policies for the benefit of the America Group and the Pacific Group Divisions. Substantially all losses in periods prior to the distribution are insured through a wholly-owned insurance subsidiary of Columbia/HCA and excess loss policies maintained by Columbia/HCA. In connection with the distribution, Columbia/HCA, LifePoint and Triad entered into an insurance allocation and administration agreement to provide for their continuing rights and obligations in respect of such insurance after the distribution date and to define their relationship regarding the insurance on their respective properties.

      The insurance allocation and administration agreement provides that any claims against insurers outstanding on the distribution date will be for the benefit of the party who will own the asset which is the basis for the claim, or, in the case of a liability claim, which is the owner of the facility at which the activity which is the subject of the claim occurred. Columbia/HCA will pay to LifePoint or Triad, as the case may be, any portion of such a claim that is unpaid by an insurer to satisfy deductible, co-insurance or self-insurance amounts, unless such amounts were paid to or accounted for by the affected entity prior to the distribution date. Columbia/HCA, LifePoint and Triad will do all things necessary to ensure that all of the insurance policies which provide coverage to LifePoint and Triad remain available after the distribution date to the same extent they were available prior to the distribution date. Any retroactive rate adjustments for periods ending on or before the distribution date in respect of such insurance policies will be paid or received by Columbia/HCA.

      Columbia/HCA, LifePoint and Triad will cooperate with each other in the purchase of insurance coverage for periods after the distribution date, although each retains the right to obtain separate insurance under certain circumstances. LifePoint and Triad expect to purchase continuous coverage under extensions or renewals of existing, or new, policies issued by Health Care Indemnity, Inc., a subsidiary of Columbia/HCA. They also will endeavor to obtain coverage for claims incurred but not reported prior to the distribution date which would have been covered by the insurance policies existing at that time, if the policies obtained to cover periods after the distribution do not cover such claims. Columbia/HCA will bear the cost of any such additional coverage.

      Columbia/HCA will defend any claim made against two or more of the parties, if indemnification for the claim is available to LifePoint or Triad, as the case may be, under the distribution agreement. If indemnification under the distribution agreement is not available and there is no other agreement or indemnification in respect of such claim, the parties to the claim will jointly defend the claim and will attempt to agree upon an appropriate allocation of liability, subject to arbitration in the event the parties disagree.

      Columbia/HCA, or an affiliate of Columbia/HCA, will continue to administer all claims under the insurance policies in effect prior to the distribution date and, for an interim period, will also administer claims under the new policies that will cover periods after the distribution date, for an interim period.

Computer and Data Processing Services Agreement

      Columbia/HCA's wholly owned subsidiary Columbia Information Systems, Inc. entered into a computer and data processing services agreement with LifePoint. Pursuant to this agreement, Columbia Information Systems provides computer installation, support, training, maintenance, data processing and other related services to LifePoint. The initial term of the agreement is seven years, which will be followed by a wind-down period of up to one year. Columbia Information Systems charges fees to LifePoint for services provided under this agreement that are market competitive based on Columbia Information Systems's costs incurred in providing such services. In the event the agreement is terminated by LifePoint, it will be required to pay a termination fee equal to the first month's billed fees, multiplied by the remaining number of months in the agreement. Columbia Information Systems does not warrant that the software that is used by Columbia Information Systems in providing services to LifePoint will be Year 2000 ready. Columbia Information Systems is currently making efforts in a professional, timely and workmanlike manner that it deems reasonable to address Year 2000 issues with respect to other software and hardware licensed to LifePoint under the computer and data processing services agreement.

Lease Agreement

      Columbia/HCA entered into an agreement with LifePoint, pursuant to which LifePoint sub-leases from Columbia/HCA its principal executive offices at the same price per square foot as is payable under the existing Columbia/HCA lease. The LifePoint sub-lease will terminate on February 28, 2002, but either party may terminate the sub-lease upon six months prior written notice.

Transitional Services Agreement

      Columbia/HCA entered into a transitional services agreement with LifePoint. Pursuant to this agreement, Columbia/HCA continues to furnish various administrative services to LifePoint. These services include support in various aspects of payroll processing and tax reporting for employees of LifePoint, real estate design and construction management, and legal, human resources, insurance and accounting matters. The agreement will terminate on December 31, 2000, but may be terminated by LifePoint as to specific services before December 31, 2000. LifePoint pays fees to Columbia/HCA for services provided in amounts equal to Columbia/HCA's costs incurred in providing such services.

Other Agreements

      Columbia/HCA entered into agreements with LifePoint whereby Columbia/HCA shares telecommunications services with LifePoint under Columbia/HCA's agreements with its telecommunications services provider and whereby Columbia/HCA will make certain account collection services available to LifePoint. LifePoint will also participate, along with Columbia/HCA, in a group purchasing organization which will make certain national supply and equipment contracts available to its facilities. Pursuant to a Year 2000 professional services agreement Columbia/HCA also will continue its ongoing program of inspecting medical equipment at each of LifePoint's hospitals to assure Year 2000 compliance. Under such agreement LifePoint remains solely responsible for any lack of Year 2000 compliance. The agreement terminates on June 30, 2000.

                      DESCRIPTION OF NEW CREDIT AGREEMENT

      In connection with the distribution of LifePoint stock to Columbia/HCA shareholders, Holdings assumed certain indebtedness under a $210 million new credit agreement with a syndicate of banks, and Fleet National Bank as lead arranger. Capitalized terms not otherwise defined in this section shall have the meanings ascribed to such terms in the new credit agreement, a copy of which has previously been filed with the Commission by LifePoint, and is incorporated by reference to the registration statement, of which this prospectus forms a part. The $210 million new credit agreement consists of:

    . a $60 million term loan A facility, $35 million of which may be available for limited purposes subsequent to the distribution,

    . an $85 million term loan B facility, and

    . a $65 million revolving credit facility.

      Repayments. Repayments under the term loan facilities are due in quarterly installments. The final payment under the term loan A facility will be due and payable in November 2004 and the final payment under the term loan B facility will be due and payable in November 2005. In addition to the scheduled amortization, Holdings will be required to repay borrowings under the term loan and revolving facilities with proceeds from asset sales, subject to certain exceptions, with proceeds from issuance of equity securities or the incurrence of certain debt obligations other than the notes, and a portion of excess cash flow, which amounts may not be re-borrowed. The revolving credit facility, which was undrawn at the time of the distribution, is available for working capital, other general corporate purposes and issuance of letters of credit, and any outstanding amounts thereunder will be due and payable in November 2004.

      Any voluntary prepayment of the term loan B facility made at any time prior to the first anniversary of the distribution date will be in the amount equal to 102% of the principal amount of such prepayment, and any voluntary prepayment of the Tranche B term loan facility made after the first anniversary of the distribution date but prior to the second anniversary of the distribution date will be in an amount equal to 101% of the principal amount of such prepayment.

      Interest. At Holdings' option, the loans under the new credit agreement will bear interest at a rate per annum equal to:

    . LIBOR plus an applicable margin; or

    . the higher of the administrative agent's prime rate or 0.5% above the federal funds rate, in each case plus an applicable margin.

      The applicable margin will be determined based on the ratio of Holdings' consolidated funded indebtedness to its consolidated adjusted EBITDA as defined in the new credit agreement.

      Collateral and Guarantees. LifePoint has guaranteed the borrowings and other obligations under the new credit agreement, which guarantee will be secured by a first priority pledge of the capital stock of Holdings. Holdings has also granted a first priority pledge of its assets to secure the new credit agreement. Holdings' subsidiaries have guaranteed the borrowings under the new credit agreement, which guarantees are secured by a first priority pledge of assets of the subsidiaries.

      Covenants. The new credit agreement contains covenants that, among other things, limit Holdings' and certain of its subsidiaries' ability to incur additional indebtedness, pay dividends on, redeem or purchase its capital stock, make investments and capital expenditures, engage in transactions with affiliates, create certain liens, sell assets and consolidate, merge or transfer assets. In addition, Holdings is required to comply with various financial ratios and tests, including a minimum net worth test, a consolidated funded debt to consolidated adjusted EBITDA ratio and a minimum fixed charge coverage ratio. The new credit agreement also contains provisions that prohibit any modification of the Indenture in any manner adverse to the lenders under the new credit agreement and that limit the ability of Holdings to refinance the notes without first obtaining consent under the new credit agreement. In addition, certain change in control events constitute an event of default under the new credit agreement.

      The above summary highlights the material provisions of the new credit agreement but does not purport to be complete. You should read the complete text of the new credit agreement, a copy of which has previously been filed with the Commission by LifePoint, and is incorporated by reference to the registration statement of which this prospectus is a part.

                            DESCRIPTION OF THE NOTES

      You can find definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the word "Holdings" refers only to LifePoint Hospitals Holdings, Inc. and not to any of its subsidiaries.

      The notes were issued under an indenture dated as of May 11, 1999 between Healthtrust and Citibank N.A. as trustee. LifePoint assumed the obligations of Healthtrust and Holdings assumed the obligations of LifePoint with respect to the notes through a supplemental indenture dated as of May 11, 1999. The following summary highlights certain material terms of the indenture. Because this is a summary, it does not contain all of the information that is included in the indenture. You should read the entire indenture, including the definitions of certain terms used below, because it, and not this summary, defines your rights as holders of the notes. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. LifePoint has previously filed a copy of the indenture with the Commission, and the indenture is incorporated by reference to the registration statement of which this prospectus forms a part.

Brief Description of the Exchange Notes

      These notes:

     .  are our unsecured senior subordinated obligations;

     . are identical, in all material respects, to the form and terms of the old notes, except that the exchange notes have been registered under the Securities Act;

     .  mature on May 15, 2009;

     . bear interest at the rate of 10 3/4% per year from May 11, 1999, or from the most recent interest payment date to which interest has been paid or provided for; and

     . are unconditionally guaranteed by the guarantors on a senior subordinated basis.

Principal, Maturity and Interest

      The notes will mature on May 15, 2009, are limited to $150,000,000 aggregate principal amount and are Holdings' unsecured senior subordinated obligations. Holdings will pay interest semiannually on May 15 and November 15 every year, beginning November 15, 1999, to the Person in whose name the note, or any predecessor note, is registered at the close of business on the May 1 or November 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the exchange notes issued pursuant to the exchange offer will commence on May 15, 2000.

      Holdings will pay principal of, premium, if any, and interest on the notes at the office of Holdings in New York City maintained for such purposes, which is currently the corporate trust office of the trustee. You may exchange your notes or register any transfer of notes at that office as well. At the option of Holdings, interest may be paid by check mailed to the registered address of the holder of the notes.

      The notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any registration of transfer or exchange or redemption of notes, but Holdings may require payment of an amount sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Optional Redemption

      Holdings may, at its option, redeem all or any portion of the notes at the following redemption prices, expressed as percentages of their principal amounts, at any time on or after May 15, 2004, if redeemed during the twelve-month period beginning on May 15 of the year set forth below, plus, in each case, any accrued and unpaid interest:

                                                                      Redemption
                                    Year                                Price
                                    ----                              ----------
       2004..........................................................  105.375%
       2005..........................................................  103.583%
       2006..........................................................  101.792%
       2007 and thereafter...........................................  100.000%

      Optional Redemption upon Qualified Equity Offerings. At any time and from time to time prior to May 15, 2002, Holdings may use the net proceeds of one or more Qualified Equity Offerings to redeem up to 35% of the aggregate principal amount of the notes originally issued at a redemption price equal to 110.75% of the principal amount thereof, plus accrued interest, if any, to the date of redemption; provided:

      (1) at least 65% of the aggregate principal amount of the notes originally issued plus 65% of the aggregate principal amount of any notes issued pursuant to a supplemental indenture remains outstanding after the redemption; and

      (2) the redemption occurs within 60 days of the closing of the Qualified Equity Offering.

Selection and Notice of Redemption

      If less than all the notes are to be redeemed at any time, the trustee will select the particular notes to be redeemed not more than 60 days prior to the redemption date by such method as the trustee will deem fair and appropriate. No notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail, at least 30 but not more than 60 days before the redemption date, to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption.

Sinking Fund

      The notes will not be entitled to the benefit of any sinking fund.

Note Guarantees

      The guarantors jointly and severally guarantee Holdings' obligations under the notes on an unsecured senior subordinated basis. Each guarantee will be subordinated to the prior payment in full of all Guarantor Senior Indebtedness of that guarantor. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

      Each guarantor that makes a payment or distribution of more than its proportionate share under a guarantee shall be entitled to a contribution from each other such guarantor which has not paid its proportionate share of such payment or distribution.

      Under certain circumstances, Holdings will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture.

      The indenture provides that, so long as no Default exists or would exist, the guarantee issued by any guarantor and any Liens securing such guarantee shall be automatically and unconditionally released and discharged upon

      (a) any sale, exchange or transfer to any Person that is not an Affiliate of Holdings of all of Holdings' Capital Stock in, or all or substantially all of the assets of, such guarantor, which transaction is otherwise in compliance with the indenture or

      (b) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the indenture.

Ranking

      The payment of principal of, premium, if any, Additional Interest, if any, and interest on the notes is subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of Holdings.

      The holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment with respect to the notes. In the event of any distribution to creditors of Holdings:

          (1) in an insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding relating to Holdings or to its assets,

          (2) in a liquidation, dissolution or other winding-up of Holdings, whether voluntary or involuntary,

          (3) in an assignment for the benefit of creditors or other marshaling of assets or liabilities of Holdings, except in connection with the consolidation or merger of Holdings or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under "Consolidation, Merger and Sale of Assets" below.

      The above provision will not apply to any payment or distribution in the form of equity securities or subordinated securities of Holdings or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") and any payment made pursuant to the provisions described under "--Certain Covenants--Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the trustee.

      Because the notes are subordinate to the Senior Indebtedness, any such payment or distribution of the assets of Holdings, other than a payment or distribution in the form of Permitted Junior Securities and payments made pursuant to the provisions described under "--Certain Covenants-- Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the trustee, will first be paid to the holders of Senior Indebtedness ratably according to the amounts of Senior Indebtedness remaining unpaid to the extent necessary to make payment in full of all Senior Indebtedness, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

      Other than Permitted Junior Securities and payments made pursuant to the provisions described under "--Certain Covenants--Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the trustee. Holdings also may not make any payment with respect to the notes:

          (1) if a payment default on Designated Senior Indebtedness occurs, until such payment default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents; or

          (2) for the period specified below (a "Payment Blockage Period") upon

                  (a) the occurrence of any default or event of default with respect to any Designated Senior Indebtedness, other than any payment default, pursuant to which the maturity thereof may be accelerated (a "Non-Payment Default"), and

                  (b) receipt by the trustee of written notice of the
            occurrence of such default or event of default from the representative of holders of Designated Senior Indebtedness.

      The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from the representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

          (1) 179 days thereafter, provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated;

          (2) the date on which such Non-Payment Default is cured, waived or ceases to exist;

          (3) the date on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents; or

          (4) the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or Holdings from the trustee or such other representative initiating such Payment Blockage Period, after which Holdings will resume making any and all required payments in respect of the notes, including any missed payments, unless the holders of the Designated Senior Indebtedness or their representatives have accelerated the maturity of such Designated Senior Indebtedness. In any event, not more than one Payment Blockage Period may be commenced during any period of 360 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days after the commencement of the initial Payment Blockage Period.

      In the event that any payment shall be made to the trustee which is not paid over to the holders of the notes, and which is prohibited by the provisions of the preceding three paragraphs, then such payment will be paid over and delivered by the trustee to the representative of holders of Designated Senior Indebtedness, for application thereto. After all Senior Indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated, equally and ratably with all other Indebtedness that is pari passu in right of payment with the notes, to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

      Failure by Holdings to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders of the notes will have the right to accelerate the maturity of the notes. See "--Events of Default."

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      By reason of the subordination provisions described above, in the event of liquidation, receivership, reorganization or insolvency of Holdings, creditors of Holdings who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full, and, consequently, there may not be sufficient assets remaining to pay amounts due on any or all of the notes. Moreover, the notes will be structurally subordinated to the liabilities of subsidiaries of Holdings which are not guarantors.

      At June 30, 1999, due to the private offering of notes and the Spin-Off
Transactions:

      (a) outstanding Senior Indebtedness of Holdings was approximately $110 million;

      (b) Holdings had no Senior Subordinated Indebtedness other than the notes; and

      (c) Restricted Subsidiaries had approximately $123.9 million of indebtedness and other obligations, including trade payables and lease obligations and excluding the guarantees of the notes.

      Each guarantee will be an unsecured senior subordinated obligation of the respective guarantor issuing such guarantee, ranking pari passu in right of payment with all other existing and future Senior Subordinated Indebtedness of such guarantor, if any. The Indebtedness evidenced by each such guarantee will be subordinated on the same basis to the Guarantor Senior Indebtedness as the notes are subordinated to Senior Indebtedness. Notwithstanding anything else contained herein, neither the trustee nor the holders of the notes may receive or accept payments under the guarantees at a time when they are not entitled to receive payment under the notes pursuant to the provisions under this caption "Ranking."

      At June 30, 1999, due to the private offering of the notes and the Spin-Off Transactions:

      (a) outstanding Guarantor Senior Indebtedness of the subsidiary guarantors was approximately $110 million; and

      (b) the subsidiary guarantors had no Guarantor Senior Subordinated Indebtedness other than the note guarantees.

      Although the indenture limits the amount of Indebtedness that Holdings and its Restricted Subsidiaries may incur, such Indebtedness may be substantial and all of it may be Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be.

Certain Covenants

      Limitation on Indebtedness. Other than Permitted Indebtedness, Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness including any Acquired Indebtedness. However, so long as no Default or Event of Default has occurred and is continuing, Holdings or any guarantor may incur Indebtedness, including Acquired Indebtedness, if at the time of the incurrence of such Indebtedness, the Consolidated Fixed Charge Coverage Ratio of Holdings for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period, would have been at least equal to 2.0 to 1.0, if such Indebtedness is incurred on or prior to December 31, 1999, or 2.25 to 1.0, if such Indebtedness is incurred thereafter, after giving pro forma effect to

      (1) the incurrence of such Indebtedness and, if applicable, the application of the net proceeds from the Indebtedness, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period,

      (2) the incurrence, repayment or retirement of any other Indebtedness by Holdings and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period, except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period, and

      (3) the acquisition or disposition, whether by sale, merger or otherwise, of any company, entity or business, including, without limitation, a Hospital, acquired or disposed of by Holdings or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period.

      For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (n) of the definition of Permitted Indebtedness as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, Holdings may, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant.

      For purposes of this covenant

      (1) accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness, and

      (2) the payment of dividends on Redeemable Capital Stock in the form of additional shares of the same class of Redeemable Capital Stock will not be deemed an issuance of Redeemable Capital Stock.

    Limitation on Restricted Payments.

      (a) Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

          (1) declare or pay any dividend on, or make any distribution to direct or indirect holders of, any shares of the Capital Stock of Holdings, other than dividends or distributions payable solely in shares of Qualified Capital Stock of Holdings or options, warrants or other rights to acquire such shares of Qualified Capital Stock;

          (2) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of Holdings or any Affiliate of Holdings, including, without limitation, in connection with any merger or consolidation involving Holdings, or any options, warrants or other rights to acquire such shares of Capital Stock, other than any Capital Stock owned by Holdings or any wholly owned Restricted Subsidiary or any direct or indirect parent of Holdings;

          (3) declare or pay any dividend, or make any distribution to holders of, any shares of Capital Stock of any Restricted Subsidiary, other than to Holdings or any of its wholly owned Restricted
    Subsidiaries or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis;

          (4) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Indebtedness of Holdings or any guarantor or any guarantee of the notes that is subordinate in right of payment to the notes; or

          (5) make any Investment, other than any Permitted Investment, in any Person.

All such payments or other actions described in clauses (1) through (5) are collectively referred to as "Restricted Payments."

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

      However, Holdings or a Restricted Subsidiary may make a Restricted Payment if, at the time of and immediately after giving effect to such Restricted Payment:

          (A) no Default or Event of Default shall have occurred and be continuing;

          (B) Holdings would, after giving pro forma effect to such Restricted Payment as if it had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the "Limitation on Indebtedness" covenant; and

          (C) the aggregate amount of all Restricted Payments, including proposed Restricted Payments, made after the date of the indenture shall not exceed the sum of:

          (1) 50% of the cumulative Consolidated Adjusted Net Income, or, if such cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss, of Holdings accrued during the period beginning on January 1, 1999 and ending on the last day of Holdings' last fiscal quarter ending prior to the date of such proposed Restricted Payment; plus

          (2) 100% of the aggregate net cash proceeds received after the date of the indenture by Holdings from the issuance or sale, other than to any Restricted Subsidiary of shares of Qualified Capital Stock of Holdings, including upon the exercise of options, warrants or rights, or warrants, options or rights to purchase shares of Qualified Capital Stock of Holdings; plus

          (3) the aggregate net cash proceeds received after the date of the indenture by Holdings from the issuance or sale, other than to any Restricted Subsidiary, of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Holdings, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by Holdings at the time of such conversion or exchange; plus

          (4) without duplication of any amounts included in clause (C)(1) above, to the extent that any Investment constituting a Restricted Payment that was made after the date of the Indenture is sold or is otherwise liquidated or repaid, an amount equal to the lesser of

                  (x) the cash proceeds with respect to such Investment, less the cost of the disposition of such Investment and net of taxes, and

                  (y) the initial amount of such Investment; plus

          (5) without duplication, an amount equal to the sum of

                  (x) the net reduction in Investments in Unrestricted
            Subsidiaries resulting from cash dividends, repayments of loans or advances or other transfers of assets, in each case to Holdings or any Restricted Subsidiary from Unrestricted Subsidiaries, plus

                  (y) the portion, proportionate to Holdings' equity interest in such subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since January 1, 1999;

            provided, however, that the sum of clauses (5)(x) and (5)(y) above shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made, and treated as a Restricted Payment, by Holdings or any Restricted Subsidiary in such Unrestricted Subsidiary; plus

          (6) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

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

      (b) So long as, with respect to clauses (2), (3), (4), (5), (6) and (12) below, no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provision will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of paragraph (a) above;

          (2) the acquisition of any shares of Capital Stock of Holdings either

                  (x) in exchange for, shares of Qualified Capital Stock of
            Holdings; or

                  (y) out of the net cash proceeds of a substantially
            concurrent issuance and sale, other than to a Restricted Subsidiary, of shares of Qualified Capital Stock of Holdings.

          (3) the acquisition of any Indebtedness that is subordinate to the notes either

                  (x) in exchange for shares of Qualified Capital Stock of
            Holdings; or

                  (y) out of the net cash proceeds of a substantially
            concurrent issuance and sale, other than to a Restricted Subsidiary, of shares of Qualified Capital Stock Holdings

          (4) the purchase of any Indebtedness that is subordinate to the notes at a purchase price no greater than 101% of the principal amount thereof in the event of a Change in Control in accordance with provisions similar to the "Purchase of Notes upon a Change in Control" covenant; provided that prior to such purchase Holdings has made the Change in Control Offer as provided in such covenant and has purchased all notes validly tendered for payment in connection with such Change in Control Offer;

          (5) the purchase of any Indebtedness that is subordinate to the notes from Net Cash Proceeds to the extent permitted by the "Limitation on Sale of Assets" covenant; provided, however, that such purchase will be excluded in subsequent calculations in the amount of Restricted Payments;

          (6) the acquisition or retirement for value of any Indebtedness that is subordinate to the notes, other than Redeemable Capital Stock, in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence, other than to a Restricted Subsidiary of, new subordinated Indebtedness so long as

                  (x) the principal amount of such new subordinated
            Indebtedness does not exceed the principal amount, or, if such subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination, of

          (A) the Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus

          (B) the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness as refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, plus,

          (C) the amount of reasonable expenses of Holdings incurred in connection with such refinancing, and

                  (y) such new subordinated Indebtedness is in parity with or subordinated to, as applicable, the notes to the same extent as such Indebtedness so purchased, redeemed, defeased, acquired or retired and

                  (z) such new Indebtedness has an Average Life longer than
            the Average Life of the notes and a final stated maturity date of principal later than the final stated maturity date of principal of the notes;

          (7) payments to LifePoint to pay its operating and administrative expenses incurred in the ordinary course of business, including payroll expenses, directors' fees, legal and audit expenses, Commission compliance expenses and corporate franchise and other taxes, in an amount not to exceed

    $2.5 million in any fiscal year; provided that any such payments shall be treated as expense items in the consolidated financial statements of Holdings;

          (8) payments to LifePoint to pay expenses incurred under the corporate integrity program referenced in the distribution agreement;

          (9) payments to LifePoint to pay expenses incurred under the Transition Agreements;

          (10) repurchases by Holdings of Capital Stock of LifePoint pursuant to any stockholder's agreement, management equity subscription plan or agreement, stock option plan or agreement or employee benefit plan of LifePoint or Holdings, in an aggregate amount not to exceed $2.0 million in any fiscal year, with any unused amounts in any fiscal year being carried over to the next fiscal year;

          (11) payments to LifePoint pursuant to the tax sharing agreement between LifePoint, Holdings and its subsidiaries to the extent required for LifePoint to pay any Federal, state or local income taxes, but only to the extent that such income taxes are attributable to the income of Holdings and its subsidiaries; and

          (12) the redemption, repurchase, acquisition or retirement of equity interests in any Restricted Subsidiary or any Permitted Joint Venture of Holdings or a Restricted Subsidiary; provided that if Holdings or any Restricted Subsidiary incurs Indebtedness in connection with such redemption, repurchase, acquisition or retirement, after giving effect to such incurrence and such redemption, repurchase, acquisition or retirement, Holdings would have been permitted to incur $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness" above.

      The actions described in clauses (1), (2), (3), (10), to the extent not related to the ESOP, and (12) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph
(b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above. The actions described in all other clauses of this paragraph (b), including without limitation clause (10) to the extent related to the ESOP, shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph
(b), but shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

      The amount of all Restricted Payments other than cash shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the board of directors of Holdings or the Restricted Subsidiary, as applicable, whose determination with respect thereto shall be conclusive. If Holdings or a Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of Holdings be permitted under the provisions of the indenture, such Restricted Payment shall be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to Holdings' financial statements affecting Consolidated Adjusted Net Income of Holdings for any period.

      Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. Holdings will not permit:
          (1) any Restricted Subsidiary to issue any Capital Stock, other than to Holdings or a wholly owned Restricted Subsidiary, and

          (2) any Person, other than Holdings or a wholly owned Restricted Subsidiary, to own any Capital Stock of any Restricted Subsidiary;

          provided, however, that this covenant shall not prohibit

                  (a) the issuance or any sale, transfer, lease, conveyance, or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by Holdings or any of its Restricted Subsidiaries in compliance with the other provisions of the indenture, so long as the Net Cash Proceeds, if any, from such sale, transfer, lease, conveyance or other disposition is applied in accordance with the "Limitation on Sale of Assets" covenant,

                  (b) the ownership by other Persons of Qualified Capital
            Stock issued prior to the time such Restricted Subsidiary became a subsidiary of Holdings that was neither issued in contemplation of such subsidiary becoming a subsidiary nor acquired at that time,

                  (c) the ownership by directors of director qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law,

                  (d) arrangements existing on the original issuance date of the notes,

                  (e) any issuance, sale or other disposition of Capital
            Stock, other than preferred stock, of a Restricted Subsidiary if, immediately after giving effect thereto, such Restricted Subsidiary would remain a Restricted Subsidiary, or

                  (f) any issuance, sale or other disposition of Capital Stock of a Restricted Subsidiary if, immediately after giving effect thereto, such Person would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made, and shall be deemed to have been made, under the "Limitation on Restricted Payments" covenant on the date of such issuance, sale or other disposition.

      Limitation on Transactions with Affiliates. Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, amend or permit to exist any agreement, loan advance, guarantee or other transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services, with, or for the benefit of, any Affiliate of Holdings or any Restricted Subsidiary, other than Holdings or a Restricted Subsidiary, unless:

          (1) such transaction or series of transactions are on terms that are no less favorable to Holdings or such Restricted Subsidiary, as the case may be, than would have been able to be obtained at such time in a comparable transaction on an arm's-length basis with an unrelated third party,

          (2) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $2,000,000 in the aggregate, Holdings has delivered an officers' certificate to the trustee certifying that such transaction or series of transactions complies with clause (1) above and such transaction or series of related transactions shall have been approved by the board of directors of Holdings, including a majority of the disinterested directors of Holdings, and

          (3) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $10,000,000, Holdings has obtained a written opinion as to the fairness to Holdings or such Restricted Subsidiary, of such transaction or series of transactions from a financial point of view.

          The restrictions set forth in the above paragraphs shall not apply to:

                  (a) reasonable and customary directors' fees,
            indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of Holdings or a Restricted Subsidiary entered into in the ordinary course of business,

                  (b) any transactions made in compliance with the "Limitation on Restricted Payments" covenant,

                  (c) loans and advances to officers, directors and employees of Holdings or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of Holdings or any Restricted Subsidiary not exceeding $13.0 million in the aggregate outstanding at any time,

                  (d) the Spin-Off Transactions and

                  (e) any transactions made in accordance with and pursuant to the Transition Agreements.


      Limitation on Liens. (1) Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien securing Indebtedness of Holdings that ranks pari passu in right of payment with the notes or that is subordinate to the notes upon or against any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary or any proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless:

          (a) in the case of any Lien securing Indebtedness of Holdings that ranks pari passu in right of payment with the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and

          (b) in the case of any Lien securing Indebtedness of Holdings that is subordinate to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

          provided, however, that the preceding restriction will not apply to Permitted Liens;

      (2) Holdings will not permit any subsidiary guarantor to, directly or indirectly, create, incur, assume or permit to exist any Lien securing Indebtedness of such guarantor that ranks pari passu in right or payment with the note guarantees or that is subordinate to the note guarantees or with respect to such Restricted Subsidiary's properties or assets, including any shares of stock or Indebtedness of any subsidiary of Holdings or such guarantor, whether owned at the date of the indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless

          (a) in the case of any Lien securing Indebtedness of the guarantor that ranks pari passu in right of payment with the note guarantee, the guarantee of such guarantor is secured by a Lien or such property, assets or proceeds that is senior in priority to or pari passu with such Lien and

          (b) in the case of any Lien securing Indebtedness of such guarantor that is subordinate to the note guarantee, the guarantee of such guarantor is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

      Purchase of Notes upon a Change in Control. If a Change in Control occurs, each holder of notes will have the right to require Holdings to repurchase all or any part of that holder's notes, pursuant to the offer described below (the "Change in Control Offer"), at a purchase price in cash equal to 101% of the aggregate principal amount of notes purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

      Within 30 days following any Change in Control, Holdings will notify the trustee thereof and give written notice of the Change in Control to each holder of notes by first-class mail at the registered address of such holder, describing the transaction or transactions that constitute the Change in Control and stating, among other things,

          (a) the Change in Control purchase price and the purchase date, which must be a business day no earlier than 30 days nor more than 60 days from the date such notice is mailed, other than as may be required by law;

          (b) that any note not tendered will continue to accrue interest;


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          (c) that, unless Holdings defaults in the payment of the Change in
    Control purchase price, any notes accepted for payment pursuant to the Change in Control Offer shall cease to accrue interest after the Change in Control purchase date; and

          (d) the procedures that a holder of notes must follow to accept a Change in Control Offer or to withdraw such acceptance.

      On the Change in Control purchase date, Holdings will, to the extent lawful,

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change in Control Offer,

          (2) deposit with the paying agent an amount equal to the Change in Control purchase price in respect of all notes or portions of notes so tendered and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Holdings.

      The paying agent will promptly mail to each holder of notes so tendered the Change in Control purchase price for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount in a principal amount of $1,000 or an integral multiple thereof.

      Within 90 days following any Change in Control, but prior to the repurchase of notes as provided above, Holdings will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing Senior Indebtedness to permit the repurchase of notes as provided above.

      Holdings will publicly announce the results of the Change in Control Offer on or as soon as practicable after the Change of Control purchase date. Holdings shall not be required to make a Change in Control Offer upon a Change in Control if a third party makes the Change in Control Offer in compliance with the Change in Control Offer requirements made by Holdings and purchases all notes validly tendered and not withdrawn under such Change in Control Offer.

      The Change in Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change in Control, the indenture does not contain provisions that permit the holders of the notes to require Holdings to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      The senior credit agreement prohibits, and other future agreements relating to Senior Indebtedness to which Holdings becomes a party may prohibit, Holdings from purchasing any notes following a Change in Control and provide that certain Change in Control events with respect to Holdings would constitute a default under such agreements. If a Change in Control occurs at a time when Holdings is prohibited from purchasing notes, Holdings could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Holdings does not obtain such a consent or repay such borrowings, Holdings will remain prohibited from purchasing notes. Holdings' failure to purchase tendered notes following a Change in Control would constitute an Event of Default under the indenture which, in turn, constitutes a default under the senior credit agreement. In such circumstance, the subordination provisions in the indenture would likely restrict payments to the holders of notes. See "--Ranking."

      One of the events which constitutes a Change in Control under the indenture is the disposition of "all or substantially all" of Holdings' assets. With respect to the disposition of property or assets, the phase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation.

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Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of an entity, and therefore it may be unclear whether a Change in Control has occurred and whether Holdings is required to make a Change in Control Offer.

      The existence of a holder's right to require Holdings to purchase such holder's notes upon a Change in Control may deter a third party from acquiring Holdings in a transaction that constitutes a Change in Control.

      Holdings will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and resolutions in connection with a Change in Control Offer.

      Limitation on Sale of Assets. (a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any Asset Sale unless

          (1) Holdings or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold and

          (2) at least 75% of such consideration is in the form of cash or Cash Equivalents or Replacement Assets.

          For purposes of this provision, each of the following shall be deemed to be cash:

          (A) Indebtedness, other than Subordinated Indebtedness, of Holdings or a Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which Holdings and the Restricted Subsidiaries are fully released; and

          (B) notes, securities or other similar obligations received by Holdings or any Restricted Subsidiary from such transferee that are converted into cash within 30 days of the related Asset Sale by Holdings or the Restricted Subsidiaries to the extent of the cash received in the conversion.

      Notwithstanding the foregoing, the 75% limitation referred to in clause
(2) will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the 75% limitation.

      (b) Within 12 months after the receipt of any Net Cash Proceeds from an Asset Sale, Holdings may use such Net Cash Proceeds to:

          (1) prepay any then outstanding Senior Indebtedness of Holdings or any Restricted Subsidiary, or

          (2) invest, or enter into a legally binding agreement to invest,

          (A) in other properties or assets to replace the properties or assets that were the subject of the Asset Sale or

          (B) in properties and assets that will be used in business of Holdings or its Restricted Subsidiaries, as the case may be, existing at the time such assets are sold, or

          (C) in any Related Business or in Capital Stock of a Person, the principal portion of whose assets consist of such property or assets; provided that Holdings or such Restricted Subsidiary shall acquire at least the same percentage of equity and voting interest in such Person as Holdings or such Restricted Subsidiary held with respect to the assets disposed of in such Asset Sale.

      The assets referred to in clauses (A) (B) and (C) constitute "Replacement Assets."

      Pending the final application of any such Net Cash Proceeds, Holdings may temporarily reduce Senior Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then Holdings may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net

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Cash Proceeds as provided in clause (1) or (2). The amount of such Net Cash
Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

      (c) When the aggregate amount of Excess Proceeds exceeds $7.5 million, Holdings shall, within 30 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of notes, on a pro rata basis, the maximum principal amount of notes that may be purchased with the Excess Proceeds. The offer price as to each note shall be payable in cash in an amount equal to 100% of the principal amount of such note plus accrued and unpaid interest thereon, if any, to the date of purchase. To the extent that the aggregate principal amount of notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, Holdings may use such deficiency for any lawful purposes not prohibited by the indenture. If the aggregate principal amount of notes validly tendered by holders of notes exceeds the Excess Proceeds, notes to be purchased will be selected on a pro rata basis.

      Notwithstanding the foregoing, if Holdings is required to commence an Excess Proceeds Offer at any time when the terms of any outstanding securities of Holdings ranking pari passu in right of payment with the notes provide that a similar offer must be made with respect to such securities, then:

                  (1) the Excess Proceeds Offer for the notes shall be made
            concurrently with such other offers and

                  (2) securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased.

      Any Excess Proceeds Offer will be made only to the extent permitted under, and subject to prior compliance with, the terms of agreements governing Senior Indebtedness. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

      Limitation on Guarantees of Indebtedness by Restricted
Subsidiaries. (a) Holdings will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of Holdings that is pari passu in right of payment with the notes or subordinated to the notes unless, with respect to any guarantee by a Restricted Subsidiary of pari passu Indebtedness of Holdings, any such guarantee shall be pari passu with such Restricted Subsidiary's note guarantee, and with respect to any guarantee by a Restricted Subsidiary of subordinated Indebtedness of Holdings, any such guarantee shall be subordinated to such Restricted Subsidiary's note guarantee at least to the same extent as such guaranteed Indebtedness is subordinated to the notes.

      (b) Notwithstanding the foregoing, any guarantee of the notes created pursuant to the provisions described in the foregoing paragraph (a) will provide by its terms that it will automatically and unconditionally be released and discharged upon

                  (1) any sale, exchange or transfer to any Person not an
            Affiliate of Holdings of all of Holdings' Capital Stock of such Restricted Subsidiary, which sale, exchange or transfer is otherwise in compliance with the indenture, or

                  (2) the designation of such Restricted Subsidiary as an
            Unrestricted Subsidiary in accordance with the terms of the indenture.

      Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

          (a) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits to Holdings or any other Restricted Subsidiary,


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

          (b) pay any Indebtedness owed to Holdings or any other Restricted Subsidiary,

          (c) make loans or advances to Holdings or any other Restricted Subsidiary,

          (d) transfer any of its properties or assets to Holdings or any other Restricted Subsidiary or

          (e) guarantee any Indebtedness of Holdings or any other Restricted Subsidiary.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

                  (1) applicable law,

                  (2) customary provisions restricting subletting or
            assignment of any lease or assignment of any other contract to which Holdings or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject,

                  (3) any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary in existence at the time of such acquisition but not created in contemplation thereof, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, so long as the agreement containing the restriction does not violate any other provision of the indenture,

                  (4) encumbrances and restrictions in effect on the issuance date of the notes, including pursuant to the senior credit agreement and its related documentation,

                  (5) any encumbrance or restriction contained in contracts
            for sales of assets permitted by the "Limitation on Sale of Assets" covenant with respect to the assets to be sold pursuant to such contract,

                  (6) in the case of clause (4) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted under the indenture to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages and

                  (7) any encumbrance or restriction existing under any
            agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (3) and (4); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive than those contained in such agreement.

      Limitation on Other Senior Subordinated Indebtedness. Neither Holdings nor any subsidiary guarantor will incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding, any Indebtedness, other than the notes, that is subordinate or junior in right of payment to any Senior Indebtedness, or, in the case of any subsidiary guarantor, Guarantor Senior Indebtedness, unless such Indebtedness is also on parity with, or subordinate in right of payment to, the notes or the note guarantee of such guarantor, as applicable, pursuant to subordination provisions substantially similar to those contained in the indenture.

      Reports. For as long as the notes are outstanding, Holdings will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not Holdings has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that Holdings would be required to file pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto. Holdings will also deliver to the trustee, and mail to each holder of notes, copies of such reports and documents within 15 days after the date on which Holdings files such reports and documents with the Commission or the date on which Holdings would be required to file such reports and documents if Holdings were so required. If filing such reports and documents with the Commission is not accepted by the Commission

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

or is prohibited under the Exchange Act, Holding will supply copies of such reports and documents to any prospective holder of notes promptly upon written request.

Consolidation, Merger and Sale of Assets

      Holdings will not, in a single transaction or through a series of transactions,

      (a) consolidate with or merge with or into any other Person;

      (b) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person; or

      (c) permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions which would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Holdings and its Restricted Subsidiaries on a consolidated basis to any other Person, unless at the time and immediately after giving effect thereto:

                  (1) either

                     (A) Holdings is the continuing corporation or

                     (B) the Person, if other than Holdings, formed by or
               surviving such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of Holdings and its Restricted Subsidiaries on a consolidated basis shall have been made,

                     (x) is a corporation duly organized and validly existing
               under the laws of the United States of America, any state thereof or the District of Columbia and

                     (y) expressly assumes, by a supplemental indenture in
               form reasonably satisfactory to the trustee, Holdings' obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture on the part of Holdings to be performed or observed;

                  (2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, and treating any obligation of Holdings or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of the transaction, no Default or Event of Default will have occurred and be continuing;

                  (3) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation, Holdings, or the surviving entity if Holdings is not the continuing obligor under the indenture, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the provisions of the "Limitation on Indebtedness" covenant;

                  (4) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of Holdings, or the surviving entity if Holdings is not the continuing obligor under the indenture, is equal to or greater than the Consolidated Net Worth of Holdings immediately prior to such transaction; and

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

                  (5) each guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its note guarantee will apply to the obligations of Holdings or the surviving entry, as the case may be, under the indenture and the notes.

      In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, Holdings or the surviving entity will deliver to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if applicable, the supplemental indenture, comply with the requirements of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

      Each guarantor, other than any subsidiary of Holdings whose note guarantee is being released pursuant to the provisions under "--Note Guarantees" or "--Certain Covenants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" as a result of such transaction, will not, and Holdings will not permit a guarantor to:

        (a) merge or consolidate with or into any other corporation or entity, other than Holdings or any guarantor, or

        (b) sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets on a consolidated basis substantially as an entirety to any entity, other than Holdings or any guarantor, unless

                  (1) either

                     (A) such guarantor is the continuing corporation or
               partnership, or

                      (B) the Person, if other than such guarantor, formed by or surviving such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of such guarantor shall have been made,

                      (x) is a corporation or partnership organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and

                      (y) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such guarantor under the notes and the indenture,

                  (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing, and

                  (3) such guarantor shall have delivered to the trustee an
            officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the indenture.

      Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Holdings or any guarantor in accordance with the immediately preceding paragraphs, the successor Person formed by such consolidation or into which Holdings or such guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Holdings or such guarantor, as the case may be, under the indenture and/or the note guarantees, as the case may be, with the same effect as if such successor had been named as Holdings or such guarantor, as the case may be, therein and/or in the note guarantees, as the case may be. When a successor assumes all the obligations of its predecessor under the indenture, the notes or a note guarantee, as the case

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

may be, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the notes or a note guarantee, as the case may be.

Events of Default

      Each of the following is an "Event of Default" under the indenture:

          (1) default for 30 days in the payment when due of any interest on any note;

          (2) default in the payment of the principal of or premium, if any, on any note at its maturity, upon acceleration, optional redemption, mandatory redemption, required purchase or otherwise;

          (3) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or consummate a Change in Control Offer in accordance with the provisions of the "Purchase of Notes upon a Change in Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Sale of Assets" covenant;

          (4) without duplication, default in the performance, or breach, of any covenant or warranty of Holdings or any guarantor contained in the indenture or any note guarantee, which default or breach continues for a period of 30 days after Holdings receives written notice from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

          (5) Either

            (A) one or more defaults in the payment when due of the principal of or premium, if any, on Indebtedness of Holdings or any Restricted Subsidiary aggregating $10.0 million or more, which default continues after any applicable grace period and is not have been cured or waived or

            (B) Indebtedness of Holdings or any Restricted Subsidiary aggregating $10.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased, other than by regularly scheduled required prepayment, prior to the stated maturity date thereof;

          (6) failure by Holdings or any Restricted Subsidiary to pay final, non-appealable judgments aggregating in excess of $10.0 million, which judgements are not discharged, paid or stayed for a period of 60 consecutive days;

          (7) except as permitted by the indenture, any note guarantee of a Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary ceases to be in full force and effect or is declared null and void or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary denies that it has any further liability under any note guarantee, or gives notice to such effect; or

          (8) certain events of bankruptcy, insolvency or reorganization with respect to Holdings or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary.

      If an Event of Default other than an event of bankruptcy or insolvency occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare all of the outstanding notes to be immediately due and payable by notice in writing to Holdings, and the same shall become immediately due and payable.

      If an Event of Default due to an event of bankruptcy or insolvency occurs and is continuing, then the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

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

      At any time after a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to Holdings and the trustee, may rescind such declaration and its consequences if

      (a) Holdings has paid or deposited with the trustee an amount sufficient to pay

          (1) all overdue interest on all outstanding notes,

          (2) all unpaid principal of and premium, if any, on any outstanding notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes,

          (3) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes, and

          (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

      (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

      No such rescission shall affect any subsequent default or impair any right consequent thereon.

      No individual holder of any of the notes has any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless:

          (1) the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding,

          (2) the trustee has failed to institute such proceeding within 60 days after receipt of such notice, and

          (3) the trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding notes.

          Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note when due.

      The holders of at least a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive any past Defaults under the indenture, except a Default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding.

      If a Default or an Event of Default occurs and is continuing and is known to the trustee, the trustee will mail to each holder of the notes notice of the Default or Event of Default within 10 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the trustee may withhold the notice to the holders of such notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the notes.

      Holdings is required to furnish to the trustee annual and quarterly statements as to the performance by Holdings and the guarantors of their respective obligations under the indenture and as to any default in such performance. Holdings is also required to notify the trustee within five business days of the occurrence of any Default or Event of Default.

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Legal Defeasance or Covenant Defeasance of Indenture

      Holdings may, at its option and at any time, elect to have its obligations and the guarantors with respect to the outstanding notes discharged ("legal defeasance"). Such legal defeasance means that Holdings will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes except for:

          (1) the rights of holders of the outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due,

          (2) Holdings' obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the notes and segregate and hold such payments in trust,

          (3) the rights, powers, trusts, duties and immunities of the trustee and

          (4) the legal defeasance provisions of the indenture.

      In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings and any guarantor released with respect to certain covenants set forth in the indenture ("covenant defeasance"), and thereafter any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, reorganization and insolvency events described under "Events of Default", will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either legal defeasance or covenant defeasance,

          (1) Holdings must irrevocably deposit with the trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes, money or non-callable U.S. Government Obligations, or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding notes on the stated maturity date for payment thereof or on the applicable redemption date, as the case may be,

          (2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or, insofar as an Event of Default from bankruptcy or insolvency is concerned, at any time during the period ending on the 91st day after the date of deposit,

          (3) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture, the senior credit agreement or any other material agreement or instrument to which Holdings or any guarantor is a party or by which it is bound,

          (4) in the case of legal defeasance, Holdings shall have delivered to the trustee an opinion of counsel stating

                  (A) that Holdings has received from, or there has been
            published by, the Internal Revenue Service a ruling, or

                  (B) since the date of the final offering memorandum, there has been a change in applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion shall confirm that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

          (5) in the case of covenant defeasance, Holdings shall have delivered to the trustee an opinion of counsel to the effect that the holders of the notes outstanding will not recognize income,

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    gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

          (6) in the case of legal defeasance or covenant defeasance, Holdings shall have delivered to the trustee an opinion of counsel to the effect that

                  (A) the trust funds will not be subject to any rights of
            holders of Senior Indebtedness under the subordination provisions of the indenture and

                  (B) after the 91st day following the deposit or after the
            date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally,

          (7) Holdings shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Holdings with the intent of preferring the holders of the notes or any note guarantee over the other creditors of either Holdings or any guarantor with the intent of hindering, delaying or defrauding creditors of either Holdings or any guarantor, and

          (8) Holdings shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

      The indenture will cease to be of further effect when:

          (a) either

                  (1) all the notes theretofore authenticated and delivered, other than destroyed, lost or stolen notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Holdings and thereafter repaid to Holdings or discharged from such trust, have been delivered to the trustee for cancellation or

                  (2) all notes not theretofore delivered to the trustee for cancellation

                        (x) have become due and payable,

                        (y) will become due and payable at the applicable date
                  of maturity within one year or

                        (z) are to be called for redemption within one year
                  under arrangements satisfactory to the trustee, and Holdings has irrevocably deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit, or to the applicable date of maturity or redemption date, as the case may be,

          (b) Holdings has paid or caused to be paid all sums payable under the indenture by Holdings, and

          (c) Holdings has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

          This satisfaction and discharge shall not apply to surviving rights of registration or transfer or exchange of the notes, as expressly provided for in the indenture.

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Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Holdings may require a holder to pay any taxes and fees required by law or permitted by the indenture. Holdings is not required to transfer or exchange any note selected for redemption. Also, Holdings is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendments and Waivers

      With certain exceptions, modifications and amendments of the indenture may be made by a supplemental indenture entered into by Holdings, the guarantors and the trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the notes then outstanding; provided, however, no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

            (1)change the stated maturity date of the principal of, or any installment of interest on, any note;

            (2)reduce the principal amount of, or premium, if any, or the rate of interest on any note;

            (3)make any notes payable in money other than that stated in the notes;

            (4)impair the right to institute suit for the enforcement of any such payment after the stated maturity date of any note, or, in the case of redemption, on or after the redemption date;

            (5)following the occurrence of an Asset Sale, amend, change or modify the obligation of Holdings to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant, including amending, changing or modifying any definition relating thereto in any manner materially adverse to the holders of the notes affected thereby;

            (6)following the occurrence of a Change in Control, amend, change or modify the obligation of Holdings to make and consummate a Change in Control Offer in the event of a Change in Control in accordance with the "Purchase of Notes Upon a Change in Control" covenant, including amending, changing or modifying any definition relating thereto in any manner materially adverse to the holders of the notes affected thereby;

            (7)reduce the amount of notes whose holders must consent to any supplemental indenture or any waiver of compliance with certain provisions of the indenture;

            (8)modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except

                  (a)to increase the percentage of outstanding notes required for such actions or

                  (b)to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

            (9) amend or modify any of the provisions of the indenture relating to any note guarantee in any manner adverse to the holders of the notes.

      In addition, any amendment to the provisions of the indenture which relate to subordination will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding if such amendment would adversely affect the rights of holders of the notes.

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      Notwithstanding the foregoing, without the consent of any holder of the notes, Holdings, any guarantor and the trustee may modify or amend the indenture:

                  (a)to evidence the succession of another Person to Holdings, a guarantor or any other obligor on the notes, and the assumption by any such successor of the covenants of Holdings or such obligor or guarantor in the indenture and in the notes and in any note guarantee in accordance with "--Consolidation, Merger and Sale of Assets;"

                  (b)to add to the covenants of Holdings, any guarantor or any other obligor upon the notes for the benefit of the holders of the notes or to surrender any right or power conferred upon Holdings or any other obligor upon the notes, as applicable, in the indenture, in the notes or in any note guarantee;

                  (c)to cure any ambiguity, or to correct or supplement any
            provision in the indenture, the notes or any note guarantee which may be defective or inconsistent with any other provision in the indenture, the notes or any note guarantee or make any other provisions with respect to matters or questions arising under the indenture, the notes or any note guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the notes;

                  (d)to comply with the requirements of the Commission in
            order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

                  (e)to add a guarantor under the indenture;

                  (f)to evidence and provide the acceptance of the appointment of a successor trustee under the indenture; or

                  (g)to mortgage, pledge, hypothecate or grant a security
            interest in favor of the trustee for the benefit of the holders of the notes as additional security for the payment and performance of Holdings' and any guarantor's obligations under the indenture, in any property, or assets.

      The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the indenture.

The Trustee

      The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

      If the trustee becomes a creditor of Holdings or any guarantor, the indenture limits its rights to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

Governing Law

      The indenture, the notes and the note guarantees will be governed by, and construed in accordance with, the laws of the State of New York.


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Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      "Acquired Indebtedness" means Indebtedness of a Person

          (a) existing at the time such Person becomes a Restricted
    Subsidiary or

          (b) assumed in connection with the acquisition of assets constituting substantially all the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business from such Person. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

      "Additional Interest" has the meaning set forth in the Registration Rights Agreement.

      "Affiliate" means, with respect to any specified Person,

          (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or

          (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or

          (c) any executive officer or director of any such specified Person or other Person.

      For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition, including, without limitation, by way or merger, consolidation or sale and leaseback transaction (collectively, a "transfer"), directly or indirectly, in one of a series of related transactions, of

          (a) any Capital Stock of any Restricted Subsidiary,

          (b) all or substantially all of the properties and assets of any division or line of business of Holdings or any Restricted Subsidiary, or

          (c) any other properties or assets of Holdings or any Restricted Subsidiary other than in the ordinary course of business.

      For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets

          (1) that is governed by the provisions of the indenture described under "--Consolidation, Merger and Sale of Assets,"

          (2) between or among Holdings and Restricted Subsidiaries in accordance with the terms of the indenture,

          (3) a Hospital Swap,

          (4) with an aggregate fair market value of less than $1.0 million,

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          (5) long-term leases, in effect on the date the notes were issued, of Hospitals to another Person,

          (6) long-term leases of Hospitals to another Person; provided that the aggregate book value of the properties subject to such leases at any one time outstanding does not exceed 15% of the Total Assets of Holdings at the time any such lease is entered into,

          (7) that are obsolete, damaged or worn out equipment or inventory that is no longer useful in the conduct of Holdings' or its subsidiaries' business and that is disposed of in the ordinary course of business,

          (8) that constitutes a sale or other disposition of accounts receivable in the ordinary course of business, including for purposes of financing, for cash and in an amount at least equal to the fair market value of such accounts receivable, or

          (9) that is made the subject of an Investment consummated in compliance with "Certain Covenants--Limitation of Restricted Payments."

      "Attributable Debt" of any Person in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of such Person as lessee for net rental payments excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing

          (a) the sum of the products of

                  (1) the number of years from the date of determination to
            the date or dates of each successive scheduled principal payment, including, without limitation, any sinking fund requirements of such Indebtedness multiplied by

                  (2) the amount of each such principal payment, by

          (b) the sum of all such principal payments.

      "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents of such Person's capital stock, and any rights, other than debt securities convertible into capital stock, warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

      "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of, or other agreement conveying the right to use, any property, whether real, personal or mixed, that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

      "Cash Equivalents" means

          (a) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof;

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          (b) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million;

          (c) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of Holdings and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or any successor rating agency or at least P-1 by Moody's or any successor rating agency;

          (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above;

          (e) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million; and

          (f) investments in funds investing solely in investments of the types described in clauses (a) through (e) above.

      "Change in Control" means the occurrence of any of the following events:

          (a) any "person" or "group," as such terms are used in Sections 13(d) and 14(d) of the Exchange Ac,) is or becomes the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total outstanding voting stock of LifePoint or Holdings;

      provided that neither of the following events by itself shall not constitute a Change in Control under this clause (a):

                  (1) LifePoint is the "beneficial owner" of more than 35% of the total outstanding voting stock of Holdings or

                  (2) the ESOP is the "beneficial owner" of more than 35% of the total outstanding voting stock of LifePoint;

          (b) LifePoint or Holdings consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, LifePoint or Holdings, in any such event pursuant to a transaction in which the outstanding voting stock of LifePoint or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction

                  (1) where the outstanding voting stock of LifePoint or
            Holdings is not converted or exchanged at all, except to the extent necessary to reflect a change in the jurisdiction of incorporation of LifePoint or Holdings or is converted into or exchanged for

                        (A) voting stock, other than Redeemable Capital Stock,
                  of the surviving or transferee corporation and/or

                        (B) cash, securities and other property, other than
                  Capital Stock of the surviving or transferee corporation, in an amount that could be paid by Holdings as a Restricted Payment as described under, or is otherwise not prohibited by, the "Limitation on Restricted Payments" covenant and,

                  (2) immediately after such transaction, no "person" or
            "group," as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, is the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire,

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           whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total outstanding voting stock of the surviving or transferee corporation;

         (c) during any consecutive two year period, individuals who at the beginning of such period constituted the board of directors of LifePoint or Holdings, together with any new directors whose election to such board of directors, or whose nomination for election by the stockholders of LifePoint or Holdings, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of LifePoint or Holdings then in office;

         (d) LifePoint or Holdings is liquidated or dissolved or adopts a plan of liquidation or dissolution other than, in the case of Holdings, in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets;" or

         (e) for as long as a holding company ownership structure is maintained over Holdings, LifePoint or a company 100% of the Capital Stock of which is owned directly by LifePoint ceases to own at least a majority of the total outstanding voting stock and Capital Stock of Holdings.

     "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of Holdings and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication,

         (a) any net after-tax extraordinary gains or losses, less all fees and expenses relating thereto,

         (b) any net after-tax gains or losses, less all fees and expenses relating thereto, attributable to asset dispositions other than in the ordinary course of business,

         (c) the portion of net income (or loss) of any Person, other than Holdings or a Restricted Subsidiary but including Unrestricted Subsidiaries, in which Holdings or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any Restricted Subsidiary in cash dividends or distributions during such period,

         (d) for purposes of "Certain Covenants--Limitation on Restricted Payments" above, the net income (or loss) of any Person combined with Holdings or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination,

         (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, except to the extent of the amount of cash dividends or other distributions actually paid to Holdings or a Restricted Subsidiary not subject to such restriction by such Restricted Subsidiary during such period and

         (f) for purposes of calculating Consolidated Adjusted Net Income under the "Limitation on Restricted Payment" covenant any net income (or loss) from any Restricted Subsidiary while it was an Unrestricted Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary during such period.

     "Consolidated Fixed Charge Coverage Ratio" of Holdings means, for any period, the ratio of

         (a) the sum of Consolidated Adjusted Net Income and, to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, less all non-cash items increasing Consolidated Adjusted Net Income, in each case, for such period to

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          (b) the sum of

                  (1) Consolidated Interest Expense and

                  (2) cash dividend payments on preferred stock of Holdings or any Restricted Subsidiary and non-cash dividends due on preferred stock of any Restricted Subsidiary for such period.

      "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of Holdings and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

      "Consolidated Interest Expense" means, for any period, without duplication, the sum of

          (a) the interest expense of Holdings and its Restricted
    Subsidiaries for such period, including, without limitation,

                  (1) amortization of debt discount,

                  (2) the net cost (benefit) of Interest Rate Agreements,
            including amortization of discounts,

                  (3) the interest portion of any deferred payment obligation,

                  (4) commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers acceptance financing and similar transactions, and

                  (5) amortization of debt issuance costs,

    plus

          (b) the interest component of Capitalized Lease Obligations of Holdings and its Restricted Subsidiaries during such period, plus

          (c) the interest of Holdings and its Restricted Subsidiaries that was capitalized during such period, plus

          (d) interest on Indebtedness of another Person that is guaranteed by Holdings or any Restricted Subsidiary or secured by a Lien on assets of Holdings or a Restricted Subsidiary, to the extent such interest is actually paid by Holdings or such Restricted Subsidiary, in each case as determined on a consolidated basis in accordance with GAAP;

provided that

          (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and

          (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

Notwithstanding the foregoing, the interest rate with respect to any Indebtedness covered by any Interest Rate Agreement shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement.

      "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of

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the most recent fiscal quarter of Holdings ending prior to the taking of any action for the purpose of which the determination is being made, as

          (a) the aggregate paid-in capital relating to such Capital Stock plus

          (b) any retained earnings or earned surplus less

                  (1) any accumulated deficit and

                  (2) any amounts attributable to Redeemable Capital Stock.

      "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization, depletion and other non-cash expenses, including, without limitation, non-cash ESOP expenses, of Holdings and any Restricted Subsidiary reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP, excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period.

      "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and designated to protect against or manage exposure to fluctuations in foreign currency exchange rates.

      "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

      "Designated Senior Indebtedness" means:

          (1) all Senior Indebtedness under the senior credit agreement; and

          (2) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $20.0 million and that has been specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" of Holdings.

      "ESOP" means the LifePoint Hospitals, Inc. Retirement Plan.

      "ESOP Loans" means loans to the ESOP by Holdings or guarantees by Holdings of loans to the ESOP by a third party lender, in either case in connection with the purchase as promptly as practicable of shares of LifePoint common stock by the ESOP.

      "fair market value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by the board of directors of Holdings in good faith.

      "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of determination.

      "guarantee" means, as applied to any obligation,

          (a) a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, of any part or all of such obligation and

          (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance, or payment of damages in the event of non-performance, of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn by letters of credit.

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     "guarantor" means each Restricted Subsidiary as of the date that Holdings executes and delivers its supplemental indenture to the indenture and any Restricted Subsidiary that incurs a guarantee; provided that upon the release and discharge of any Person from its note guarantee in accordance with the indenture, such Person shall cease to be a guarantor.

     "Guarantor Senior Indebtedness" of a guarantor means Indebtedness of such guarantor consisting of:

         (1) a guarantee of any Senior Indebtedness under the senior credit agreement or any other Senior Indebtedness; and

         (2) the principal of, premium, if any, and interest on all other Indebtedness of such a guarantor, other than the guarantee issued by such guarantor, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the indebtedness or pursuant to which the indebtedness is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to such guarantee.

     Notwithstanding the foregoing, "Guarantor Senior Indebtedness" of a guarantor shall not include:

         (a) Indebtedness evidenced by the guarantee of such guarantor;

         (b) Indebtedness of such guarantor that is expressly subordinated in right of payment to any Guarantor Senior Indebtedness of such guarantor;

         (c) Indebtedness of such guarantor that by operation of law is subordinate to any general unsecured obligations of such guarantor;

         (d) Indebtedness of such guarantor to the extent incurred in violation of any covenant of the indenture;

         (e) any liability for federal, state or local taxes or other taxes, owed or owing by such guarantor;

         (f) accounts payable or other liabilities owed or owing by such guarantor to trade creditors, including guarantees thereof or instruments evidencing such liabilities;

         (g) amounts owed by such guarantor for compensation to employees or for services rendered to such guarantor;

         (h) Indebtedness of such guarantor to any Affiliate of Holdings;

         (i) Capital Stock of such guarantor; and

         (j) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to such guarantor or any subsidiary of Holdings.

     "Hospital" means a hospital, outpatient clinic, long-term care facility, medical office building or other facility or business that is used or useful in or related to the provision of healthcare services.

     "Hospital Swap" means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by Holdings or a Restricted Subsidiary for one or more Hospitals and/or one or more Related Businesses or for 100% of the Capital Stock of any Person owning or operating one or more Hospitals and/or one or more Related Businesses, provided that cash does not exceed 20% of the sum of the amount of the cash and the fair market value of the Capital Stock or assets received or given by Holdings or a Restricted Subsidiary in such transaction.

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      "Indebtedness" means, with respect to any Person, without duplication,

          (a) all liabilities of such Person for borrowed money, including overdrafts, or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities,

          (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

          (c) indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade payables arising in the ordinary course of business,

          (d) all Capitalized Lease Obligations of such Person,

          (e) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements,

          (f) all indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by, or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by, any Lien or with respect to property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured,

          (g) all guarantees by such Person of Indebtedness referred to in this definition or any other Person,

          (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and

          (i) all Attributable Debt of such Person.

      For purposes of this definition, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

      "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements, including, without limitation, interest rate swaps, caps, floors, collars and similar agreements, designed to protect against or manage exposure to fluctuations in interest rates.

      "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.


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      In addition, the portion, proportionate to Holdings' or a Restricted
Subsidiary's equity interest in each of its subsidiaries, of the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by Holdings in such Unrestricted Subsidiary at such time.

      Upon a redesignation of such subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to

          (x) Holdings' or one of its subsidiaries' "Investment" in such subsidiary at the time of such redesignation less

          (y) the portion proportionate to Holdings' or one of its subsidiaries equity interest in such subsidiary, of the fair market value of the net assets of such subsidiary at the time of such redesignation.

      "Investment" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

      "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation, assignment for security, claim, or preference of priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement having substantially the same economic effect as the foregoing.

      "Material Subsidiary" of a Person means any Restricted Subsidiary that would be a significant subsidiary of such person, as defined in rule 1-02 of Regulation S-X promulgated by the Commission.

      "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents, except to the extent that such obligations are financed or sold with recourse to Holdings or any Restricted Subsidiary, net of

      (a) brokerage commissions and other fees and expenses, including, without limitation, fees and expenses of legal counsel and investment banks, recording fees, transfer fees and appraiser fees, related to such Asset Sale,

      (b) provisions for all taxes payable as a result of such Asset Sale,

      (c) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties which are the subject of such Asset Sale or where such Indebtedness must by its terms, or as required by applicable law, be repaid out of the proceeds of such Asset Sale,

      (d) amounts required to be paid to any Person, other than Holdings or any Restricted Subsidiary, owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale,

      (e) all distributions and other payments required to be made to non-majority interest holders in Holdings' subsidiaries or Permitted Joint Ventures as a result of such Asset Sale and

      (f) appropriate amounts to be provided by Holdings or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Holdings or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the trustee.

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     "Permitted Indebtedness" means any of the following:

         (a) Indebtedness of Holdings or any Restricted Subsidiary under the senior credit agreement in an aggregate principal amount at any one time outstanding not to exceed $210.0 million less the aggregate amount of all repayments of the principal amount of any term loans under the senior credit agreement or a permanent reduction of the commitments with respect to any revolving credit indebtedness under the senior credit agreement in either case made in accordance with the covenant described under "Certain Covenant--Limitation on Sale of Assets;"

         (b) Indebtedness of Holdings pursuant to the notes or of any Restricted Subsidiary pursuant to a note guarantee;

         (c) without duplication, Indebtedness of Holdings or any Restricted Subsidiary outstanding on the date of the indenture and immediately following consummation of the Spin-Off Transactions in an amount not to exceed $2.0 million;

         (d) Indebtedness of Holdings owing to any Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person, other than a disposition, pledge or transfer to Holdings or another Restricted Subsidiary, shall be deemed to be an incurrence of such Indebtedness by Holdings not permitted by this clause
    (d);

         (e) Indebtedness of a Restricted Subsidiary owing to Holdings or to another Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person, other than a disposition, pledge or transfer to Holdings or a Restricted Subsidiary, shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (e);

         (f) guarantees of any Restricted Subsidiary made in accordance with the provisions of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" or the "Limitation on Other Restricted Senior Subordinated Indebtedness" covenants;

         (g) obligations of Holdings or any guarantor entered into in the ordinary course of business

                (1) pursuant to Interest Rate Agreements designed to protect Holdings or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of Holdings or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness and

                (2) pursuant to Currency Agreements entered into by Holdings or any of its Restricted Subsidiaries in respect of its assets or obligations, as the case may be, denominated in a foreign currency;

         (h) Indebtedness of Holdings or any guarantor in respect of Purchase Money Obligations and Capitalized Lease Obligations of Holdings or any guarantor in an aggregate amount which does not exceed $17.5 million at any one time outstanding;

         (i) Indebtedness of Holdings or any guarantor consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets of shares of Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum allowable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Holdings and its Restricted Subsidiaries;

         (j) Indebtedness of Holdings or any guarantor represented by

                (1) letters of credit for the account of Holdings or any Restricted Subsidiary or

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                  (2) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements,

                  which letters of credit or other obligations, as the case
            may be, are intended to provide security for workers' compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business;

          (k) any renewals, extensions, substitutions, refinancing or replacements (each, for purposes of this clause, a "refinancing") of any Indebtedness incurred pursuant to the first paragraph under "Certain Covenants--Limitation on Indebtedness" or referred to in clauses (b) or
    (c) of this definition, including any successive refinancings, so long as

                  (1) any such new indebtedness shall be in a principal amount that does not exceed the principal amount so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing,

                  (2) in the case of any refinancing by Holdings of
            Indebtedness that is on parity in right of payment with the notes or is subordinate to the notes, such new Indebtedness is made on parity with or subordinate to the notes at least to the same extent as the Indebtedness being refinanced,

                  (3) in the case of any refinancing by any guarantor of
            Indebtedness that is on parity in right of payment with its guarantee or is subordinate to its guarantee, such new Indebtedness is made on parity with or subordinate to the note guarantee of such guarantor at least to the same extent as the Indebtedness being refinanced,

                  (4) such new Indebtedness has an Average Life no shorter
            than the Average Life of the Indebtedness being refinanced and final stated maturity date of principal no earlier than the final stated maturity date of principal of the Indebtedness being refinanced and

                  (5) Indebtedness of Holdings or a guarantor may only be
            refinanced with Indebtedness of Holdings or a guarantor, as the case may be;

          (l) payments to or by Holdings to fund the payment of or payment by LifePoint of dividends, loans, distributions or annual contributions calculated in accordance with the requirements of Section 415 of the Internal Revenue Code to the ESOP in amounts equal to amounts expended by LifePoint or Holdings to repurchase shares of its Capital Stock from deceased or retired employees in accordance with the terms of the ESOP as in effect on the date of the indenture and from employees whose employment with Holdings or any of its subsidiaries has terminated for any reason, in each case contemplated by this clause (l) only to the extent mandatorily required by the ESOP as in effect on the date of the indenture, the Internal Revenue Code or ERISA; and, provided, further, that in each such case Holdings or LifePoint has deferred making any cash payments in respect of such repurchase obligations to the maximum extent possible under the ESOP as in effect on the date of the indenture or as modified from time to time to comply with law;

          (m) Physician Support Obligations incurred by Holdings or any Restricted Subsidiary; and

          (n) Indebtedness of Holdings or any guarantor not otherwise permitted by the foregoing clauses (a) through (m) in an aggregate principal amount not in excess of $30.0 million at any one time outstanding.

      "Permitted Investments" means any of the following:

          (a) Investments in Cash Equivalents;

          (b) Investments in Holdings or any Restricted Subsidiary;

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          (c) intercompany Indebtedness to the extent permitted under clauses (d) or (e) of the definition of "Permitted Indebtedness;"

          (d) Investments in an amount not to exceed $5.0 million at any one time outstanding;

          (e) Investments by Holdings or any Restricted Subsidiary in another Person, if as a result of such Investment
                  (1) such other Person becomes a Restricted Subsidiary or

                  (2) such other Person is merged or consolidated with or
            into, or transfers or conveys all or substantially all of its assets to, Holdings or a Restricted Subsidiary;

          (f) Investments acquired in the Spin-Off Transactions;

          (g) bonds, notes, debentures and other securities received as consideration for Assets Sales to the extent permitted under the "Limitation on Sale of Assets" covenant;

          (h) any Investment in a Person engaged principally in a Related Business prior to such Investment if
                  (1) Holdings would, at the time of such Investment and after giving pro forma effect thereto as if such Investment had been made at the beginning of the most recently ended four full fiscal quarter period for which consolidated financial statements are available immediately preceding the date of such Investment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph under the "Limitation on Indebtedness" covenant and

                  (2) the aggregate amount, including cash and the book value of property other than cash, as determined by the board of directors, of all Investments made pursuant to this clause (h) by Holdings and its Restricted Subsidiaries, determined as of the time made, does not exceed in the aggregate 15% of the Total Assets of Holdings at the time the Investment is made; provided that Investments of up to $20.0 million shall be permitted under this paragraph (h) without regard to the requirements of clause
            (1) of this paragraph (h);

          (i) Physician Support Obligations;

          (j) in the event Holdings or a Restricted Subsidiary shall establish a subsidiary for the purpose of insuring the healthcare businesses or facilities owned or operated by Holdings, any subsidiary, any Permitted Joint Venture or any physician employed by or on the medical staff of any such business or facility (the "Insurance Subsidiary"), Investments in an amount which do not exceed the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed, and any Investment by such Insurance Subsidiary which is a legal investment for an insurance company under the laws of the jurisdiction in which the Insurance Subsidiary is formed and made in the ordinary course of business and rated in one of the four highest rating categories;

          (k) Investments made in connection with Hospital Swaps;

          (l) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business;

          (m) loans and advances to officers, directors and employees made in the ordinary course of business of less than $13.0 million in the aggregate at any one time outstanding;

          (n) Interest Rate Agreements and Currency Agreements permitted under "Certain Covenants--Limitation on Indebtedness;"

          (o) Investments represented by accounts receivable created or acquired in the ordinary course of business;

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          (p) Investments existing on the date on which the notes were originally issued and any renewal or replacement thereof on terms and conditions no less favorable than that being renewed or replaced;

          (q) any Investment to the extent that the consideration therefor is Qualified Capital Stock;

          (r) shares of Capital Stock or other securities received in settlement of debts owed to Holdings or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any good faith settlement of a bankruptcy proceeding;

          (s) the ESOP Loans; or

          (t) Investments in connection with Bartow Memorial Hospital through the date of commencement of operations thereof.

      "Permitted Joint Venture" means, with respect to any Person,

      (a) any corporation, association, limited liability company or other business entity, other than a partnership, of which 50% or more of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof and 50% or more of the total equity interests is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and

      (b) any partnership of which 50% or more of the general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, which in the case of each of clauses (a) and (b) is engaged in a Related Business.

      "Permitted Liens" means

          (a) Liens existing on the issuance date of the notes;

          (b) Liens securing any Interest Rate Agreements of Holdings or any Restricted Subsidiary;

          (c) Liens securing any Indebtedness incurred under clause (k) of the definition of "Permitted Indebtedness," the proceeds of which are used to refinance Indebtedness of Holdings or any Restricted Subsidiary; provided that such Liens extend to or cover only the assets currently securing the Indebtedness being refinanced;

          (d) Liens securing Acquired Indebtedness incurred by Holdings and any Restricted Subsidiary and permitted under the "Limitation on Indebtedness" covenant, provided that such Liens attach solely to the assets acquired;

          (e) Liens securing Indebtedness owing to Holdings or a Restricted Subsidiary;

          (f) Liens securing Purchase Money Obligations incurred in accordance with the Indenture;

          (g) Liens for taxes, assessments or governmental charges or claims either

                  (1) not delinquent or

                  (2) contested in good faith by appropriate proceedings and as to which Holdings or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (h) statutory Liens of landlords and Liens or carriers, warehousement, mechanics, suppliers, materialmen, repairment and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if Holdings or its Restricted Subsidiaries shall have made such reserves, as required by GAAP;

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          (i) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations;

          (j) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (k) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of Holdings or any of its Restricted Subsidiaries; or

          (l) any interest or title of a lessor in assets or Property subject to Capitalized Lease Obligations or an operating lease of Holdings or any Restricted Subsidiary.

      "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Physician Support Obligation" means a loan to or on behalf of, or a guarantee of indebtedness of, a physician or healthcare professional providing service to patients in the service area of a Hospital or other health care facility operated by Holdings or any of its Restricted Subsidiaries made or given by Holdings or any subsidiary of Holdings

          (a) in the ordinary course of its business and

          (b) pursuant to a written agreement having a period not to exceed five years.

      "Public Equity Offering" means an offer and sale of common stock which is Qualified Capital Stock of LifePoint or Holdings made on a primary basis by LifePoint or Holdings pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act, other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of LifePoint or Holdings.

      "Purchase Money Obligations" means any Indebtedness of Holdings or any Restricted Subsidiary incurred to finance the acquisition or construction of any property or business, including Indebtedness incurred within 90 days following such acquisition or construction, and including Indebtedness of a Person existing at the time such Person becomes a subsidiary of Holdings or assumed by Holdings or a subsidiary of Holdings in connection with the acquisition of assets from such person; provided, however, that any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed.

      "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

      "Qualified Equity Offering" means

          (a) any Public Equity Offering or

          (b) an offering of Qualified Capital Stock of LifePoint or Holdings to non-Affiliates with gross proceeds to LifePoint or Holdings in excess of $35.0 million.

      "Redeemable Capital Stock" means any class of Capital Stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed, whether by sinking fund or

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otherwise, prior to the date that is 91 days after the final stated maturity date of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date, unless it is convertible or exchangeable solely at the option of Holdings.

      "Related Business" means a healthcare business affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, or the management, leasing or operation of, a Hospital.

      "Restricted Subsidiary" means any subsidiary other than an Unrestricted Subsidiary.

      "sale and leaseback transaction" means any transaction or series of related transactions pursuant to which Holdings or a Restricted Subsidiary sells or transfers any property or assets in connection with the leasing of such property or asset to the seller or transferor.

      "senior credit agreement" means the credit agreement to be dated as of May 11, 1999 among Healthtrust, the lenders party thereto, Fleet National Bank, as arranger and administrative agent, and the other agents and co-arrangers party thereto, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time.

      "Senior Indebtedness" means:

          (1) all obligations of Holdings, now or hereafter existing, under or in respect of the senior credit agreement, whether for principal, premium, if any, interest, including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against Holdings under applicable bankruptcy laws, whether or not such interest is lawfully allowed as a claim after such filing and other amounts due in connection therewith, including any fees, premiums, expenses and indemnities; and

          (2) the principal of, premium, if any, and interest on all other Indebtedness of Holdings, other than the notes, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the Indebtedness or pursuant to which the Indebtedness is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

          Notwithstanding the foregoing, "Senior Indebtedness" does not include:

          (a) Indebtedness evidenced by the notes;

          (b) Indebtedness of Holdings that is expressly subordinated in right of payment to any Senior Indebtedness of Holdings or the notes;

          (c) Indebtedness of Holdings that by operation of law is subordinate to any general unsecured obligations of Holdings,

          (d) Indebtedness of Holdings to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the indenture;

          (e) any liability for federal, state or local taxes or other taxes, owed or owing by Holdings;

          (f) accounts payable or other liabilities owed or owing by Holdings to trade creditors, including guarantees thereof or instruments evidencing such liabilities;

          (g) amounts owed by Holdings for compensation to employees or for services rendered to Holdings;

          (h) Indebtedness of Holdings to any subsidiary or any other Affiliate of Holdings;

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         (i) Capital Stock of Holdings; and

         (j) indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to Holdings or any Restricted Subsidiary.

     "Spin-Off-Distribution" means the distribution to holders of Columbia/HCA stock of all of the outstanding shares of LifePoint.

     "Spin-Off Transactions" means the transactions described in this prospectus under the caption "The Distribution."

     "stated maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness or any installment of interest thereon is due and payable.

     "subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by Holdings or by one or more other subsidiaries. For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a Subsidiary.

     "Total Assets" of Holdings means the total consolidated assets of Holdings and its Restricted Subsidiaries as shown on the most recent balance sheet of Holdings.

     "Transition Agreements" means the collective reference to the

         (a) distribution agreement among Columbia/HCA, LifePoint and Triad

         (b) tax sharing and indemnification agreement among Columbia/HCA, LifePoint and Triad;

         (c)benefits and employment matters agreement among Columbia/HCA, LifePoint and Triad;

         (d)insurance allocation and administration agreement among Columbia/HCA, LifePoint and Triad;

         (e)computer and data processing services agreement between Columbia Information Systems, Inc. and LifePoint;

         (f)sublease between Columbia/HCA and LifePoint relating to LifePoint's principal executive offices;

         (g)transitional services agreement between Columbia/HCA and LifePoint;

         (h)agreement to share telecommunications services between Columbia Information Systems and LifePoint; and

         (i)agreements between Columbia/HCA and LifePoint relating to the provision of account collection services, relating to LifePoint's participation in a group purchasing organization with Columbia/HCA, and relating to the joint ownership of a corporate aircraft.

     "Unrestricted Subsidiary" means

         (a)any direct or indirect subsidiary of Holdings that at the time of determination shall be an Unrestricted Subsidiary, as designated by the board of directors of Holdings, as provided below, and

         (b)any subsidiary of any Unrestricted Subsidiary;

provided, however, that in no event shall any guarantor be an Unrestricted Subsidiary. The board of directors of Holdings may designate any subsidiary, including any newly acquired or newly formed subsidiary, to be an Unrestricted Subsidiary so long as

  (1) neither Holdings nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such subsidiary,

  (2) no default with respect to any Indebtedness of such subsidiary would permit, upon notice, lapse of time or otherwise, any holder of any other Indebtedness of Holdings or any Restricted Subsidiary, except any nonrecourse guarantee given solely to support the pledge by Holdings or a Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary, to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity date and

  (3) any Investment in such subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Unrestricted Subsidiaries" covenant.

      Any such designation by the board of directors of Holdings shall be evidenced to the trustee by filing a board resolution with the trustee giving effect to such designation. The board of directors of Holdings may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the indenture and Holdings would be permitted to incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the "Limitation on Indebtedness" covenant.

      "U.S. Government Obligations" means securities that are

                  (a)direct obligations of the United States of America for
            the timely payment of which its full faith and credit is pledged or

                  (b)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

                         BOOK-ENTRY; DELIVERY AND FORM

      Except as set forth below, the exchange notes will be issued in the form of one or more fully registered notes in global form without coupons (each a "Global Security"). The Global Securities will be deposited with, or on behalf of, DTC, and registered in the name of DTC or a nominee thereof. The old notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the Global Securities.

      The Global Securities. Pursuant to procedures established by DTC, interests in the Global Securities will be shown on, and the transfer of such interest will be effected only through, records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC ("participants") and the records of participants with respect to interests of persons other than participants.

      So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee will be considered the sole owner or holder of the notes represented by such Global Securities for all purposes under the indenture. No beneficial owner of an interest in the Global Securities will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

      Payments of the principal, premium, interest and other amounts on the notes represented by the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of LifePoint, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Security to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Security to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      LifePoint expects that DTC or its nominee, upon receipt of any payment of the principal, premium, interest or other amounts on the notes represented by the Global Securities, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Securities as shown on the records of DTC or its nominee. LifePoint also expects that payments by participants to owners of beneficial interests in the Global Securities held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

      Notes that are issued as described below under "Certificated Securities" will be issued in registered definitive form without coupons (each, a "Certificated Security"). Upon transfer of Certificated Securities, such Certificated Securities may, unless the Global Security has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Security representing the principal amount of notes being transferred.

      DTC has advised LifePoint that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Securities are credited and only in respect of the aggregate principal amount of as to which such participant has or participants have given such direction.

      DTC has advised LifePoint that it is

          (1) a limited purpose trust company organized under the laws of the State of New York,

          (2) a member of the Federal Reserve System,

          (3) a "clearing corporation" within the meaning of the Uniform Commercial Code and

          (4) a "clearing agency" registered pursuant to the provisions of
    Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of DTC, DTC is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of LifePoint, the trustee or the paying agent will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

      DTC management is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions, including principal and interest payments, to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware and third party vendors from whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting and will continue to contact third party vendors from whom DTC acquires services to:

          (1) impress upon them the importance of such services being Year 2000 compliant; and

          (2) determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing, of their services.

      In addition, DTC is in the process of developing such contingency plans, as it deems appropriate.

      According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and it not intended to serve as a representation, warranty or contract modification of any kind.

      Certificated Securities. Interests in the Global Securities will be exchanged for physical delivery of certificates ("Certificated Securities") only if:

          (1) DTC notifies Holdings that it is unwilling or unable to continue as depositary for the Global Securities, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and in either case, Holdings thereupon fails to appoint a successor depositary within 90 days;

          (2) Holdings, at its option, notifies the trustee in writing that it is electing to issue the notes in certificated form; or

          (3) an Event of Default under the indenture shall have occurred and be continuing with respect to the notes.

      In all cases, Certificated Securities delivered in exchange for any Global Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of the material U.S. federal income tax considerations relevant to the exchange of notes for the exchange notes pursuant to the exchange offer. This discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not take positions contrary to those taken in this discussion, and no ruling from the Internal Revenue Service has been or will be sought. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular holders of notes in light of their individual circumstances, nor does it address the U.S. federal income tax considerations that may be relevant to holders subject to special rules, including, for example, banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities, and persons holding notes as part of a hedging or conversion transaction or a straddle.

      Holders are urged to consult their own tax advisors as to the particular U.S. federal income tax consequences to them of exchanging notes for exchange notes, as well as the tax consequences under state, local, foreign and other tax laws, and the possible effects of changes in tax laws.

      Holdings believes that the exchange of notes for the exchange notes pursuant to the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes. Consequently, Holdings believes that a holder that exchanges notes for exchange notes pursuant to the exchange offer will not recognize taxable gain or loss on such exchange, such holder's adjusted tax basis in the exchange notes will be the same as its adjusted tax basis in the notes exchanged therefor immediately before such exchange, and such holder's holding period for the exchange notes will include the holding period for the notes exchanged therefor.

                             PLAN OF DISTRIBUTION

      Each Participating Broker-Dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as it may be amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of exchange notes by Participating Broker-Dealers.

      Exchange notes received by Participating Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

     .  in the over-the-counter market,

     .  in negotiated transactions,

     .  through the writing of options on the exchange notes or

     .  a combination of such methods of resale,

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

      Any such resale may be made

     .  directly to purchasers or

     . to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such exchange notes.

      Any Participating Broker-Dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions and concessions of any Participating Broker-Dealer and will indemnify the holders of the notes, including any Participating Broker-Dealers, against certain liabilities including liabilities under the Securities Act.

                                 LEGAL MATTERS

      The validity of the exchange notes offered hereby will be passed upon for Holdings by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

      Ernst & Young LLP, independent auditors, have audited the combined financial statements of LifePoint Hospitals, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report included in this prospectus. We have included the combined financial statements of LifePoint Hospitals, Inc. in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

            LIFEPOINT HOSPITALS, INC. COMBINED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Auditors............................................  F-2
  Combined Statements of Operations--for the years ended December 31,
   1998, 1997 and 1996....................................................  F-3
  Combined Balance Sheets--December 31, 1998 and 1997.....................  F-4
  Combined Statements of Equity--for the years ended December 31, 1998,
   1997 and 1996..........................................................  F-5
  Combined Statements of Cash Flows--for the years ended December 31,
   1998, 1997 and 1996....................................................  F-6
  Notes to Combined Financial Statements..................................  F-7
  Condensed Consolidated Statements of Income--for the three months and six months ended June 30, 1999 and 1998 (unaudited).................... F-19
  Condensed Consolidated Balance Sheets--June 30, 1999 and December 31,
   1998 (unaudited)....................................................... F-20
  Condensed Consolidated Statements of Cash Flows--for the six months ended June 30, 1999 and 1998 (unaudited)............................... F-21
  Notes to Condensed Consolidated Financial Statements.................... F-22

      Explanatory Note: The historical combined financial statements presented herein are those of the America Group of Columbia/HCA Healthcare Corporation. Prior to the distribution date, the assets and liabilities of the America Group were contributed to LifePoint Hospitals, Inc., a newly-formed Delaware holding company. On the distribution date, the assets and liabilities of the America Group constituted substantially all of the assets and liabilities of LifePoint Hospitals, Inc.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Columbia/HCA Healthcare Corporation

      We have audited the accompanying combined balance sheets of the net assets and operations to be contributed to LifePoint Hospitals, Inc. (see Note
1) as of December 31, 1998 and 1997 and the related combined statements of operations, equity and cash flows for each of the three years in the period ended December 31, 1998. These combined financial statements are the responsibility of the management of Columbia/HCA Healthcare Corporation (the "Company"). Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the net assets and operations to be contributed to LifePoint Hospitals, Inc. (see Note
1) at December 31, 1998 and 1997 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

      As explained in Note 7 to the combined financial statements, effective January 1, 1997, the Company changed its method of accounting for start-up costs.

                                                Ernst & Young LLP

Nashville, Tennessee
March 5, 1999

                           LIFEPOINT HOSPITALS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

              For the Years Ended December 31, 1998, 1997 and 1996
                   (Dollars in millions, except per share amounts)

                                                           1998    1997    1996
                                                          ------  ------  ------
Revenues................................................  $498.4  $487.6  $464.0
Salaries and benefits...................................   220.8   196.6   175.2
Supplies................................................    62.0    55.0    50.9
Other operating expenses................................   117.2   119.5    99.3
Provision for doubtful accounts.........................    41.6    34.5    28.0
Depreciation and amortization...........................    28.3    27.4    23.5
Interest expense allocated from Columbia/HCA............    19.1    15.4    14.1
Management fees allocated from Columbia/HCA.............     8.9     8.2     6.2
Impairment of long-lived assets.........................    26.1     --      --
                                                          ------  ------  ------
                                                           524.0   456.6   397.2
                                                          ------  ------  ------
Income (loss) from continuing operations before minority
 interests and
 income taxes (benefit).................................   (25.6)   31.0    66.8
Minority interests in earnings of consolidated
 entities...............................................     1.9     2.2     1.2
                                                          ------  ------  ------
Income (loss) from continuing operations before income
 taxes (benefit)........................................   (27.5)   28.8    65.6
Provision for income taxes (benefit)....................    (9.8)   11.7    26.3
                                                          ------  ------  ------
Income (loss) from continuing operations................   (17.7)   17.1    39.3
Discontinued operations:
  Income (loss) from operations, net of income taxes
   (benefit) of $(2.6), $(0.1) and $1.2 for the years
   ended December 31, 1998, 1997 and 1996,
   respectively.........................................    (4.1)    (.6)    1.9
  Estimated loss on disposal, net of income tax benefit
   of $2.4..............................................     --     (3.4)    --
Cumulative effect of accounting change, net of income
 tax benefit of $0.4....................................     --      (.6)    --
                                                          ------  ------  ------
    Net income (loss)...................................  $(21.8) $ 12.5  $ 41.2
                                                          ======  ======  ======
Basic earnings (loss) per share (see Note 13):
  Income (loss) from continuing operations..............  $(0.59)   $.57   $1.31
  Income (loss) from discontinued operations............   (0.14)  (0.14)   0.06
  Cumulative effect of accounting change................     --    (0.02)    --
                                                          ------  ------  ------
    Net income (loss)...................................  $(0.73) $ 0.41  $ 1.37
                                                          ======  ======  ======
Diluted earnings (loss) per share (see Note 13):
  Income (loss) from continuing operations..............  $(0.59) $ 0.57  $ 1.30
  Income (loss) from discontinued operations............   (0.14)  (0.14)   0.06
  Cumulative effect of accounting change................     --    (0.02)    --
                                                          ------  ------  ------
     Net income (loss)..................................  $(0.73) $ 0.41  $ 1.36
                                                          ======  ======  ======


        The accompanying notes are an integral part of the combined financial statements.

                           LIFEPOINT HOSPITALS, INC.

                            COMBINED BALANCE SHEETS

                           December 31, 1998 and 1997
                             (Dollars in millions)

                                                     Pro Forma
                                                    Liabilities
                                                     and Equity
                                                        1998
                      ASSETS                        (See Note 2)  1998    1997
                      ------                        ------------ ------  ------
                                                    (unaudited)
Current assets:
  Accounts receivable, less allowances for
   doubtful accounts of $48.3 and $37.5 at
   December 31, 1998 and 1997.....................     $         $ 36.4  $ 53.1
  Inventories.....................................                 14.0    13.0
  Deferred taxes and other current assets.........                 18.6    14.4
                                                       ------    ------  ------
                                                                   69.0    80.5
Property and equipment, at cost:
  Land............................................                  7.2     7.2
  Buildings.......................................                203.1   222.9
  Equipment.......................................                221.9   198.8
  Construction in progress (estimated cost to
   complete and equip after December 31, 1998--
   $61.8).........................................                 10.4    10.7
                                                       ------    ------  ------
                                                                  442.6   439.6
Accumulated depreciation..........................               (176.2) (154.2)
                                                       ------    ------  ------
                                                                  266.4   285.4
Intangible assets, net of accumulated amortization
 of $7.7 and $6.6 at December 31, 1998 and 1997...                 15.2    17.8
Other.............................................                  4.4    14.2
                                                       ------    ------  ------
                                                       $         $355.0  $397.9
                                                       ======    ======  ======
               LIABILITIES AND EQUITY
               ----------------------
Current liabilities:
  Accounts payable................................     $ 15.5    $ 15.5  $ 15.3
  Accrued salaries................................       11.7      11.7    11.7
  Other current liabilities.......................       14.9      14.9    12.4
                                                       ------    ------  ------
                                                         42.1      42.1    39.4
Intercompany balances payable to Columbia/HCA.....        --      167.6   182.5
Long-term debt....................................      260.3        .3     1.4
Deferred taxes and other liabilities..............       21.4      21.4    28.9
Minority interests in equity of consolidated
 entities.........................................        4.9       4.9     5.2
Equity, investments by Columbia/HCA...............       26.3     118.7   140.5
                                                       ------    ------  ------
                                                       $355.0    $355.0  $397.9
                                                       ======    ======  ======

        The accompanying notes are an integral part of the combined financial statements.

                           LIFEPOINT HOSPITALS, INC.

                         COMBINED STATEMENTS OF EQUITY

              For the Years Ended December 31, 1998, 1997 and 1996
                             (Dollars in millions)

                                             Pro Forma
                                                1998
                                            (See Note 2)   1998    1997   1996
                                            ------------  ------  ------ ------
                                            (unaudited)
Equity at beginning of period..............       $140.5  $140.5  $128.0 $ 86.8
  Net income (loss)........................        (21.8)  (21.8)   12.5   41.2
  Recapitalization upon assumption of
  debt.....................................        (92.4)    --      --     --
                                            ------------  ------  ------ ------
Equity at end of period....................       $ 26.3  $118.7  $140.5 $128.0
                                            ============  ======  ====== ======








     The accompanying notes are an integral part of the combined financial statements.

                           LIFEPOINT HOSPITALS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1998, 1997 and 1996
                             (Dollars in millions)

                                                           1998   1997   1996
                                                          ------  -----  -----
Cash flows from operating activities:
  Net income (loss)...................................... $(21.8) $12.5  $41.2
  Adjustments to reconcile net income (loss) to net cash
   provided by
   operating activities:
    Provision for doubtful accounts......................   41.6   34.5   28.0
    Depreciation and amortization........................   28.3   27.4   23.5
    Deferred income taxes (benefit)......................  (12.4)   4.1   15.3
    Impairment of long-lived assets......................   26.1    --     --
    Loss (income) from discontinued operations...........    4.1    4.0   (1.9)
    Cumulative effect of accounting change...............    --      .6    --
    Increase (decrease) in cash from operating assets and
     liabilities:
      Accounts receivable................................  (21.3) (37.9) (46.4)
      Inventories and other assets.......................     .2     .1   (3.8)
      Accounts payable and accrued expenses..............     .9    (.1)   7.2
    Other................................................    (.4)    .2     .7
                                                          ------  -----  -----
      Net cash provided by operating activities..........   45.3   45.4   63.8
Cash flows from investing activities:
  Purchase of property and equipment.....................  (29.3) (51.8) (53.4)
  Investments in and advances to affiliates..............     .1   (7.2)  (2.8)
  Other..................................................    (.1)   7.1   (2.4)
                                                          ------  -----  -----
      Net cash used in investing activities..............  (29.3) (51.9) (58.6)
Cash flows from financing activities:
  Increase (decrease) in long-term debt, net.............   (1.1)   --     (.4)
  Increase (decrease) in intercompany balances with
   Columbia/HCA, net.....................................  (14.9)   6.5   (4.8)
                                                          ------  -----  -----
      Net cash provided by (used in) financing
       activities........................................  (16.0)   6.5   (5.2)
                                                          ------  -----  -----
Change in cash and cash equivalents...................... $  --   $ --   $ --
                                                          ======  =====  =====
Interest payments........................................ $ 19.1  $15.4  $14.1
Income tax payments (refunds), net....................... $  --   $ 4.7  $14.2

        The accompanying notes are an integral part of the combined financial statements.

                           LIFEPOINT HOSPITALS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1--COLUMBIA/HCA'S PROPOSED SPIN-OFF OF AMERICA GROUP

      In 1998, the Board of Directors of Columbia/HCA Healthcare Corporation ("Columbia/HCA" or the "Company") approved in principle the spin-off of its operations comprising the America Group to its shareholders (the "Distribution") as an independent, publicly-traded company. The America Group and the independent, publicly-traded company to which its assets and liabilities will be contributed are hereinafter referred to as "LifePoint Hospitals, Inc." or "LifePoint." The Distribution is subject to obtaining a tax ruling by the Internal Revenue Service ("IRS") that would allow it to be tax-free to Columbia/HCA and its shareholders, various regulatory approvals and approval of a definitive plan by Columbia/HCA's Board of Directors. LifePoint is comprised of 23 general, acute care hospitals and related health care entities. The entities are located in non-urban areas in the states of Alabama, Florida, Georgia, Kansas, Kentucky, Louisiana, Tennessee, Utah and Wyoming. The accompanying financial statements, prepared on the pushed down basis of the historical cost to Columbia/HCA, represent the combined financial position, results of operations and cash flows of LifePoint.

      In connection with the Distribution, all intercompany amounts payable by LifePoint to Columbia/HCA will be eliminated, and LifePoint will assume certain indebtedness from Columbia/HCA. In addition, LifePoint will enter into various agreements with Columbia/HCA which are intended to facilitate orderly changes for both companies in a way which would be minimally disruptive to each entity.

      The combined financial statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of LifePoint in the future or had it operated as a separate, independent company during the periods presented. The combined financial statements included herein do not reflect any changes that may occur in the financing and operations of LifePoint as a result of the Distribution.

NOTE 2--ACCOUNTING POLICIES

Principles of Combination

      The combined financial statements include the accounts of LifePoint and all affiliated subsidiaries and entities controlled by LifePoint through LifePoint's direct or indirect ownership of a majority voting interest or other rights granted to LifePoint by contract as the sole general partner to manage and control the ordinary course of the affiliates business. Significant intercompany transactions within LifePoint have been eliminated. Investments in entities which LifePoint does not control, but in which it has a substantial ownership interest and can exercise significant influence, are accounted for using the equity method.

      The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equity

      Equity represents the net investment in LifePoint by Columbia/HCA. It includes common stock, additional paid-in-capital and net earnings.

Revenues

      LifePoint's health care facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which the facilities are paid based upon established charges, the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from established charges.

                           LIFEPOINT HOSPITALS, INC.

      Revenues are recorded at estimated amounts due from patients and third-party payers for the health care services provided. Settlements under reimbursement agreements with third-party payers are estimated and recorded in the period the related services are rendered and are adjusted in future periods as final settlements are determined. The net adjustments to estimated settlements resulted in increases to revenues of $1.2 million, $3.3 million and $10.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. In association with the ongoing Federal investigation into certain of Columbia/HCA's business practices, the applicable governmental agencies have ceased the settlement of cost reports. Since the cost reports are not being settled, the Company is not receiving updated information which has historically been the basis used to adjust estimated settlement amounts. At this time, the Company cannot predict when, or if, the historical cost report settlement process will be resumed. Management believes that adequate provisions have been made for adjustments that may result from final determination of amounts earned under these programs. Columbia/HCA will retain sole responsibility for, and be entitled to, any Medicare, Medicaid or cost-based Blue Cross settlements relating to cost reporting periods ending on or prior to the distribution date. The net settlement payable estimated as of December 31, 1998 and included in accounts receivable in the accompanying balance sheet approximated $14.5 million.

      LifePoint provides care without charge to patients who are financially unable to pay for the health care services they receive. Because LifePoint does not pursue collection of amounts determined to qualify as charity care, they are not reported in revenues.

Accounts Receivable

      LifePoint receives payment for services rendered from federal and state agencies (under the Medicare, Medicaid and CHAMPUS programs), managed care health plans, commercial insurance companies, employers and patients. During the years ended December 31, 1998, 1997 and 1996, approximately 37.8%, 39.4% and 40.9%, respectively, of LifePoint's revenues related to patients participating in the Medicare program. LifePoint recognizes that revenues and receivables from government agencies are significant to its operations, but it does not believe that there are significant credit risks associated with these government agencies. LifePoint does not believe that there are any other significant concentrations of revenues from any particular payer that would subject it to any significant credit risks in the collection of its accounts receivable.

Inventories

      Inventories are stated at the lower of cost (first-in, first-out) or market.

Long-Lived Assets

      (a)Property and Equipment

      Property and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase capacities or extend useful lives are capitalized.

      Depreciation expense, computed using the straight-line method, was $27.1 million, $25.1 million and $21.9 million for the years ended December 31, 1998, 1997 and 1996, respectively. Buildings and improvements are depreciated over estimated useful lives ranging generally from 10 to 40 years. Estimated useful lives of equipment vary generally from 3 to 10 years.

      (b)Intangible Assets

      Intangible assets consist primarily of costs in excess of the fair value of identifiable net assets of acquired entities and are amortized using the straight-line method, generally over periods ranging from 30 to 40 years for hospital acquisitions and periods ranging from 5 to 20 years for physician practice and clinic

                           LIFEPOINT HOSPITALS, INC.

acquisitions. Noncompete agreements and debt issuance costs are amortized based upon the terms of the respective contracts or loans.

      When events, circumstances and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, LifePoint prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value.

Income Taxes

      Columbia/HCA files consolidated Federal and state income tax returns which includes all of its eligible subsidiaries, including LifePoint. The provisions for income taxes (benefits) in the combined statements of operations for all periods presented have been computed on a separate return basis (i.e., assuming LifePoint had not been included in a consolidated income tax return with Columbia/HCA). All income tax payments are made by LifePoint through Columbia/HCA.

      Deferred tax assets and liabilities result principally from certain revenue and expense items being recognized for tax purposes in years other than the year in which they are reflected in the combined financial statements.

General and Professional Liability Risks

      Columbia/HCA assumes the liability for all general and professional liability claims incurred through the distribution date. Accordingly, no reserve for professional and general liability risks is recorded in the accompanying combined balance sheet. The cost of general and professional liability coverage is allocated by Columbia/HCA's captive insurance company to LifePoint based on actuarially determined estimates. LifePoint intends to continue the general and professional liability coverage with Columbia/HCA under the same general terms through December 31, 1999. The cost for the years ended December 31, 1998, 1997 and 1996 was approximately $6.8 million, $6.1 million and $5.6 million, respectively.

      LifePoint participates in a self-insured program for workers' compensation and health insurance administered by Columbia/HCA. Columbia/HCA will retain sole responsibility for all workers' compensation and health claims incurred prior to the distribution date. Accordingly, no reserve for workers' compensation and health claims liability risks are recorded in the accompanying combined balance sheets. The cost for these programs is based upon claims paid, plus an actuarially determined amount for claims incurred but not reported. The cost was approximately $5.6 million for each of the years ended December 31, 1998, 1997 and 1996.

Management Fees

      Columbia/HCA incurs various corporate general and administrative expenses. These corporate overhead expenses are allocated to LifePoint based on net revenues. In the opinion of Columbia/HCA management, this allocation method is reasonable.

      The management fees allocated to LifePoint are less than management's estimate of the general and administrative costs that would have been incurred if LifePoint had been a separate, independent entity and had otherwise managed comparable general and administrative functions. Based upon LifePoint's management projections for 1999, if LifePoint had managed comparable general and administrative functions, LifePoint would have incurred approximately $14.4 million for general and administrative expenses compared to the $8.9

                           LIFEPOINT HOSPITALS, INC.

million of management fees allocated from Columbia/HCA for the year ended December 31, 1998. Subsequent to the Distribution, LifePoint will be required to manage these functions and will be responsible for the expenses associated with the management of a separate public corporation.

 Pro Forma Data (unaudited)

      The pro forma combined balance sheet and statement of equity as of December 31, 1998 includes adjustments to reflect the elimination of intercompany balances payable to Columbia/HCA and the assumption of $260.6 million (including $0.3 million included in other current liabilities) in debt financing in connection with the Distribution. The debt financing, which is currently being arranged for, is expected to consist of senior term loans and subordinated notes.

Disclosures about Segments of an Enterprise

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that these enterprises report selected information about operating segments in interim financial reports. Management has determined that LifePoint does not have separately reportable segments as defined under SFAS 131. Rather, LifePoint's facilities are all similar in their business activities and the economic environments in which they operate (i.e, non-urban markets). LifePoint intends to monitor its facilities individually and to develop facility specific strategies. Assessment of performance and corresponding management decisions will be based upon individual facility results.

NOTE 3--COLUMBIA/HCA INVESTIGATIONS, LITIGATION AND INDEMNIFICATION RIGHTS

      Columbia/HCA is currently the subject of several Federal investigations into certain of its business practices, as well as governmental investigations by various states. Columbia/HCA is cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the breadth of the ongoing investigations, Columbia/HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future. Columbia/HCA is a defendant in several qui tam actions brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act for improper claims submitted to the government for reimbursement. The lawsuits seek damages of three times the amount of all Medicare or Medicaid claims (involving false claims) presented by the defendants to the Federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. The government has intervened in two qui tam actions. Columbia/ HCA is aware of additional qui tam actions that remain under seal and believes that there are other sealed qui tam cases of which it is unaware.

      Columbia/HCA is a defendant in a number of other suits, which allege, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the suits have been conditionally certified as class actions.

      It is too early to predict the effect or outcome of any of the ongoing investigations or qui tam and other actions, or whether any additional investigations or litigation will be commenced. If Columbia/HCA is found to have violated Federal or state laws relating to Medicare, Medicaid or similar programs, Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties, and exclusion from participation in the Medicare and Medicaid programs. Similarly, the amounts claimed in the qui tam and other

                           LIFEPOINT HOSPITALS, INC.

actions may be substantial, and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more of such actions. Any such sanctions or losses could have a material adverse effect on Columbia/HCA's financial position and results of operations.

      Columbia/HCA has agreed to indemnify LifePoint in respect of any losses which it may incur as a result of the proceedings described above. Columbia/HCA has also agreed to indemnify LifePoint in respect of any losses which it may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the distribution date and relate to the proceedings described above. If any of such indemnified matters were successfully asserted against LifePoint, or any of its facilities, and Columbia/HCA failed to meet its indemnification obligations, then such losses could have a material adverse effect on the business, financial position, results of operations and prospects of LifePoint. (See Note 11--Contingencies). Columbia/HCA will not indemnify LifePoint for losses relating to any acts, practices and omissions engaged in by LifePoint after the distribution date, whether or not LifePoint is indemnified for similar acts, practices and omissions occurring prior to the distribution date.

NOTE 4--INCOME TAXES

      The provision for income taxes (benefit) for the years ended December 31, 1998, 1997 and 1996 consists of the following (dollars in millions):

                                                           1998   1997   1996
                                                          ------  -----  -----
      Current:
        Federal.........................................  $  2.6  $ 6.5  $ 9.3
        State...........................................     --     1.1    1.7
      Deferred:
        Federal.........................................   (10.5)   3.6   12.9
        State...........................................    (1.9)   0.5    2.4
                                                          ------  -----  -----
                                                          $ (9.8) $11.7  $26.3
                                                          ======  =====  =====

      A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, 1998, 1997 and 1996 follows:

                                                           1998   1997   1996
                                                          ------  -----  -----
      Federal statutory rate............................    35.0%  35.0%  35.0%
      State income taxes, net of federal income tax ben-
       efit.............................................     3.9    4.1    4.0
      Non-deductible intangible assets..................    (2.6)   1.1    0.7
      Other items, net..................................    (0.7)   0.5    0.4
                                                          ------  -----  -----
      Effective income tax rate.........................    35.6%  40.7%  40.1%
                                                          ======  =====  =====

      A summary of the items comprising the deferred tax assets and liabilities at December 31 follows (dollars in millions):

                                                1998               1997
                                         ------------------ ------------------
                                         Assets Liabilities Assets Liabilities
                                         ------ ----------- ------ -----------
     Depreciation and fixed asset basis
      differences......................  $ --      $24.8    $ --      $32.4
     Doubtful accounts.................   11.4       --       6.6       --
     Compensation......................    2.6       --       2.6       --
     Other.............................    4.5       0.6      4.5       0.6
                                         -----     -----    -----     -----
                                         $18.5     $25.4    $13.7     $33.0
                                         =====     =====    =====     =====

                           LIFEPOINT HOSPITALS, INC.

      Current deferred income tax assets totaled $14.4 million and $9.5 million at December 31, 1998 and 1997, respectively. Noncurrent deferred income tax liabilities totaled $21.3 million and $28.8 million at December 31, 1998 and 1997, respectively.

      Columbia/HCA and LifePoint will enter into a tax sharing and indemnification agreement which will provide that Columbia/HCA will generally be responsible for all taxes that are allocable to periods prior to the distribution date and Columbia/HCA and LifePoint will each be responsible for its own tax liabilities for periods after the distribution date.

      The agreement will not have an impact on the realization of deferred tax assets or the payment of deferred tax liabilities of LifePoint except to the extent that the temporary differences give rise to such deferred tax assets and liabilities as of the distribution date and are adjusted as a result of final tax settlements after the distribution date. In the event of such adjustments, the tax sharing and indemnification agreement will provide for certain payments between Columbia/HCA and LifePoint as appropriate.

NOTE 5--IMPAIRMENT OF LONG-LIVED ASSETS

      LifePoint adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of ("SFAS 121") during the first quarter of 1996. SFAS 121 addresses accounting for the impairment of long-lived assets and long-lived assets to be disposed of, certain identifiable intangibles and goodwill related to those assets, and provides guidance for recognizing and measuring impairment losses. The statement requires that the carrying amount of impaired assets be reduced to fair value.

      During the fourth quarter of 1998, LifePoint decided to sell three hospital facilities that were identified as not compatible with LifePoint's operating plans, based upon management's review of all facilities, and giving consideration to current and expected market conditions and the current and expected capital needs in each market. The carrying value of the long-lived assets related to these hospital facilities of approximately $47.0 million was reduced to fair value, based on estimates of selling values, for a total non-cash charge of $24.8 million. LifePoint expects to complete the sales of these facilities during 1999. For the years ended December 31, 1998, 1997 and 1996, respectively, these facilities to be divested had net revenues of approximately $48.0 million, $50.6 million and $42.1 million and incurred income (losses) from continuing operations before income taxes (benefits) and the asset impairment charge of approximately $(9.6) million, $(3.8) million and $1.8 million.

      LifePoint recorded, during the third quarter of 1998, an impairment loss of approximately $1.3 million related to the write-off of intangibles and other long-lived assets of certain physician practices where the recorded asset values were not deemed to be fully recoverable based upon the operating results trends and projected future cash flows. These assets being held and used are now recorded at estimated fair value based upon discounted, estimated future cash flows.

      The impairment charges did not have a significant impact on LifePoint's cash flows and are not expected to significantly impact cash flows for future periods. As a result of the write-downs, depreciation and amortization expense related to these assets will decrease in future periods. In the aggregate, the net effect of the change in depreciation and amortization expense is not expected to have a material effect on operating results for future periods.

                           LIFEPOINT HOSPITALS, INC.

NOTE 6--DISCONTINUED OPERATIONS

      During the fourth quarter of 1998, Columbia/HCA and LifePoint completed the divestiture of their home health businesses and received proceeds of approximately $3.8 million which approximated the carrying value of the net assets of discontinued operations, which amount was included in other (noncurrent) assets in the accompanying balance sheet at December 31, 1997. Columbia/HCA and LifePoint implemented plans to sell the home health businesses during the third quarter of 1997. The combined financial statements reflect the results of operations and net assets of the home health businesses as discontinued operations.

      LifePoint recorded a loss from discontinued operations of $4.1 million (net of tax benefits) in 1998. LifePoint was not able to reasonably estimate, at the time the decision was made to sell the home health businesses, whether these businesses would incur losses during the period they were being held for sale. The ability to estimate operating results during the period these businesses were being held for sale was negatively impacted by certain changes in Medicare reimbursement rates, and the need to obtain certain regulatory approvals affected the ability to estimate the timing of the completion of the sales.

      Revenues for the home health businesses disposed of were approximately $18.9 million, $55.3 million and $52.5 million for the years ended December 31, 1998, 1997 and 1996, respectively.

      The after-tax loss incurred upon the divestiture of the home health businesses of $3.4 million was recorded during the fourth quarter of 1997 and is presented in the "Discontinued operations" section of the combined statements of operations.

NOTE 7--ACCOUNTING CHANGE

      During 1997, LifePoint changed its method of accounting for start-up costs. The change involved expensing these costs as incurred, rather than capitalizing and subsequently amortizing such costs. LifePoint believes the new method is preferable due to certain changes in business strategy and reviews of emerging accounting guidance on accounting for similar (i.e., start-up, software system training and process reengineering) costs.

      The change in accounting principle resulted in the write-off of the costs capitalized as of January 1, 1997. The cumulative effect of the write-off, which totals $0.6 million (net of tax benefit), has been expensed and reflected in the statement of operations for the year ended December 31, 1997. Had the new method been used in the past, the pro forma effect on prior years would have primarily affected 1996 (such costs incurred for periods prior to 1996 are considered immaterial to operations for those periods). The pro forma effect on the years ended December 31, 1997 and 1996 follows (dollars in millions):

                                           1997                  1996
                                   --------------------- ---------------------
                                   As Reported Pro Forma As Reported Pro Forma
                                   ----------- --------- ----------- ---------
       Income from continuing op-
        erations..................    $17.1      $17.1      $39.3      $38.7
       Net income.................    $12.5      $13.1      $41.2      $40.6

NOTE 8--LONG TERM DEBT AND INTERCOMPANY BALANCES PAYABLE TO COLUMBA/HCA

      Long-term debt consists of various notes payable to third parties with an average life of 6 years and rates averaging 9%. Current portion of long-term debt totaled $.3 million and $.2 million at December 31, 1998 and 1997, respectively, and is included in other current liabilities on the combined balance sheets.

                           LIFEPOINT HOSPITALS, INC.

      Intercompany balances represent the net excess of funds transferred to or paid on behalf of LifePoint over funds transferred to the centralized cash management account of Columbia/HCA. Generally, this balance is increased by cash transfers from and payments of debt made by Columbia/HCA, construction project additions paid by Columbia/HCA, and certain fees and services provided by Columbia/HCA, including information systems services and other operating expenses, such as payroll, interest, insurance and income taxes. Generally, the balance is decreased through daily cash deposits by LifePoint to the account. LifePoint is charged interest on the intercompany balances at various rates ranging from 6% to 10% and the interest computations are based on the outstanding balance at month end. The net intercompany balances were $167.6 million and $182.5 million at December 31, 1998 and 1997, respectively. Interest expense related to the net intercompany balances was $19.1 million, $15.4 million and $14.1 million for the years ended December 31, 1998, 1997, and 1996, respectively.

      In connection with the Distribution, all intercompany amounts payable by LifePoint to Columbia/HCA will be eliminated, and LifePoint will assume certain indebtedness from Columbia/HCA.

NOTE 9--STOCK BENEFIT PLANS

      LifePoint employees have participated in the Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan (the "1992 Plan"). Under the 1992 Plan, stock options are generally granted at no less than the market price on the date of grant. Options are exercisable in whole or in part beginning two to five years after the grant and ending ten years after the grant. The number of options granted to LifePoint employees under Columbia/HCA's stock option plan was approximately 185,000 options, 1,324,800 options, and 357,000 options, during 1998, 1997 and 1996, respectively.

      Immediately following the Distribution, nonvested Columbia/HCA stock options held by LifePoint employees will be cancelled and LifePoint may, in its discretion, grant stock option awards. The vested Columbia/HCA stock options held by LifePoint employees will generally be converted into a combination of LifePoint stock options, Columbia/HCA stock options and stock options of Columbia/HCA's other spin-off company, Triad Hospitals, Inc., in a manner that preserves the pre-spin-off intrinsic value and the pre-spin-off ratio of the exercise prices to the underlying market value of the related common stock.

      At December 31, 1998 there were approximately 2,527,300 Columbia/HCA stock options held by LifePoint employees. That amount includes an aggregate of approximately 1,937,800 unvested options that will be cancelled. LifePoint cannot currently determine the number of shares of its common stock that will be subject to any discretionary grants of options by LifePoint after the Distribution.

        The following table summarizes information regarding the options outstanding at December 31, 1998:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                            Number     Remaining  Average    Number    Average
                          Outstanding Contractual Exercise Exercisable Exercise
Range of Exercise Prices  at 12/31/98    Life      Price   at 12/31/98  Price
------------------------  ----------- ----------- -------- ----------- --------
  $11.17 to $13.92.........  260,100    4 years    $12.62    260,100    $12.62
   0.40 to  25.75..........  124,800    5 years     23.50    100,800     22.96
  26.75 to  32.50..........  268,100    6 years     27.97    131,900     27.98
  33.67 to  37.67..........  357,000    7 years     37.24     89,200     37.24
   6.47 to  39.88..........1,509,800    9 years     30.93        --        --
       0.14................    7,500   15 years      0.14      7,500      0.14
                           ---------                         -------
                           2,527,300                         589,500
                           =========                         =======

                           LIFEPOINT HOSPITALS, INC.

      LifePoint has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, but continues to measure stock-based compensation cost in accordance with Accounting Principles Board Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for LifePoint's stock benefit plans. If LifePoint had measured compensation cost for the Columbia/HCA stock options granted to its employees during 1998, 1997 and 1996 under the fair value based method prescribed by SFAS 123, the net income (loss) would have been changed to the pro forma amounts set forth below (dollars in millions):

                                                            1998   1997   1996
                                                           ------  ----- ------
     Net income (loss)
       Reported........................................... $(21.8) $12.5 $ 41.2
       Pro forma.......................................... $(22.7) $11.7 $ 40.9
     Basic earnings (loss) per share:
       As reported........................................ ($0.73) $0.41 $ 1.37
       Pro forma.......................................... ($0.76) $0.39 $ 1.36
     Diluted earnings (loss) per share:
       As reported........................................ ($0.73) $0.41 $ 1.36
       Pro forma.......................................... ($0.76) $0.39 $ 1.35


      The fair values of Columbia/HCA stock options granted to LifePoint employees used to compute pro forma net income (loss) disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following weighted average assumptions used by Columbia/HCA:

                                                          1998    1997    1996
                                                         ------- ------- -------
     Risk free interest rate............................   4.74%   5.61%   5.81%
     Expected life...................................... 6 years 6 years 6 years
     Expected volatility................................  23.90%  23.90%  23.90%
     Expected dividend yield............................    .30%    .23%    .19%

      The weighted-average fair values of Columbia/HCA stock options granted to LifePoint employees during the years ended 1998, 1997 and 1996 were $8.77, $11.23 and $13.52 per option, respectively.

      The pro forma amounts above are not necessarily representative of the effects of stock-based awards on future pro forma net income because (1) future grants of employee stock options by management may not be comparable to awards made to employees while LifePoint was a part of Columbia/HCA, (2) the assumptions used to compute the fair value of any stock option awards will be specific to LifePoint and therefore may not be comparable to the Columbia/HCA assumptions used and (3) they exclude the pro forma compensation expense related to unvested stock options granted before 1996.

NOTE 10--RETIREMENT PLANS

      LifePoint participates in Columbia/HCA's defined contribution retirement plans, which cover substantially all employees. Benefits are determined primarily as a percentage of a participant's earned income and are vested over specific periods of employee service. Certain plans also require LifePoint to make matching contributions at certain percentages. The cost of these plans was $5.3 million, $5.9 million and $4.4 million during 1998, 1997 and 1996, respectively. Amounts approximately equal to expense for these plans are funded annually.

                           LIFEPOINT HOSPITALS, INC.

NOTE 11--CONTINGENCIES

Significant Legal Proceedings

      Various lawsuits, claims and legal proceedings have been and are expected to be instituted or asserted against Columbia/HCA and LifePoint, including those relating to shareholder derivative and class action complaints; purported class action lawsuits filed by patients and payers alleging, in general, improper and fraudulent billing, coding and physician referrals, as well as other violations of law; certain qui tam or "whistleblower" actions alleging, in general, unlawful claims for reimbursement or unlawful payments to physicians for the referral of patients, as well as other violations and litigation matters. While the amounts claimed may be substantial, the ultimate liability cannot be determined or reasonably estimated at this time due to the considerable uncertainties that exist. Therefore, it is possible that Columbia/HCA's and LifePoint's results of operations, financial position and liquidity in a particular period could be materially, adversely affected upon the resolution of certain of these contingencies. (See Note 3--Columbia/HCA Investigations, Litigation and Indemnification Rights, for a description of the ongoing government investigations and Columbia/HCA's obligations to indemnify LifePoint with respect to losses incurred by LifePoint arising from such governmental investigations and related proceedings.)

General Liability Claims

      LifePoint is subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or wrongful restriction of, or interference with, physicians' staff privileges. In certain of these actions claimants may ask for punitive damages against LifePoint, which are usually not covered by insurance. It is management's opinion that the ultimate resolution of pending claims and legal proceedings will not have a material adverse effect on LifePoint's results of operations or financial position.

Physician Commitments

      LifePoint has committed to provide certain financial assistance pursuant to recruiting agreements with various physicians practicing in the communities it serves. In consideration for a physician relocating to one of its communities and agreeing to engage in private practice for the benefit of the respective community, LifePoint may loan certain amounts of money to a physician normally over a period of one year to assist in establishing his or her practice. Amounts committed to be advanced approximated $11.9 million at December 31, 1998. The actual amount of such commitments to be subsequently advanced to physicians often depends upon the financial results of a physician's private practice during the guaranteed period. Generally, amounts advanced under the recruiting agreements may be forgiven prorata over a period of 48 months contingent upon the physician continuing to practice in the respective community. It is management's opinion that amounts actually advanced and not repaid will not have a material adverse effect on LifePoint's results of operations or financial position.

NOTE 12--OTHER CURRENT LIABILITIES AND ALLOWANCES FOR DOUBTFUL ACCOUNTS

      A summary of other current liabilities as of December 31 follows (in millions):

                                                                    1998  1997
                                                                    ----- -----
     Employee benefit plans........................................ $ 7.0 $ 7.0
     Taxes other than income.......................................   3.6   3.2
     Other.........................................................   4.3   2.2
                                                                    ----- -----
                                                                    $14.9 $12.4
                                                                    ===== =====

                           LIFEPOINT HOSPITALS, INC.

      A summary of activity in LifePoint's allowances for doubtful accounts follows (in millions):

                                               Additions
                                                Charged    Accounts
                                   Balances at to Costs  Written off,  Balance
                                    Beginning     and       Net of    at end of
                                    of Period  Expenses   Recoveries   Period
                                   ----------- --------- ------------ ---------
Allowances for doubtful accounts:
  Year ended December 31, 1996....    $12.7      $28.0      $(11.2)     $29.5
  Year ended December 31, 1997....     29.5       34.5       (26.5)      37.5
  Year ended December 31, 1998....     37.5       41.6       (30.8)      48.3

NOTE 13--EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share from continuing operations (dollars and shares in millions, except per share amounts):

                                                             1998   1997  1996
                                                            ------  ----- -----
Numerator (a):
  Income (loss) from continuing operations................. $(17.7) $17.1 $39.3
Denominator (b):
  Share reconciliation:
  Shares used for basic earnings per share.................   30.0   30.0  30.0
    Effect of dilutive securities:
      Stock options and other (c)..........................    --     0.2   0.3
                                                            ------  ----- -----
  Shares used for diluted earnings per share...............   30.0   30.2  30.3
                                                            ======  ===== =====
Earnings (loss) per share:
  Basic earnings (loss) per share from continuing
   operations.............................................. $(0.59) $0.57 $1.31
                                                            ======  ===== =====
  Diluted earnings (loss) per share from continuing
   operations.............................................. $(0.59) $0.57 $1.30
                                                            ======  ===== =====

--------
(a) Amount is used for both basic and diluted earnings per share computations since there is no earnings effect related to the dilutive securities.
(b) LifePoint expects to issue 30,000,000 shares of LifePoint common stock on the distribution date. Earnings per share information has been presented as if 30,000,000 shares had been outstanding for all periods presented.
(c) The dilutive effect of approximately 0.2 million shares, related to stock options, for the year ended December 31, 1998 was not included in the computation of diluted earnings per share because to do so would have been antidilutive for that period.

                           LIFEPOINT HOSPITALS, INC.

NOTE 14--UNAUDITED QUARTERLY FINANCIAL INFORMATION

      The quarterly interim financial information shown below has been prepared by the Company's management and is unaudited. It should be read in conjunction with the audited combined financial statements appearing herein (dollars in millions, except per share amounts).

                                                     1998
                                          --------------------------------
                                          First   Second Third      Fourth
                                          ------  ------ ------     ------
Revenues................................. $130.0  $124.4 $124.7     $119.3
Net income (loss)........................ $  1.6  $  1.5 $ (2.2)(a) $(22.7)(b)
Basic and diluted earnings (loss) per
 share (see Note 13)..................... $  .05  $  .05 $ (.07)(a) $ (.76)(b)
                                                     1997
                                          --------------------------------
                                          First   Second Third      Fourth
                                          ------  ------ ------     ------
Revenues................................. $130.7  $128.5 $116.1     $112.3
  Net income (loss):
  Income (loss) before accounting
   change................................ $ 15.3  $ 13.2 $  0.2     $(15.6)
  Cumulative effect of accounting
   change................................   (0.6)    --     --         --
                                          ------  ------ ------     ------
    Net income (loss).................... $ 14.7  $ 13.2 $  0.2     $(15.6)
                                          ======  ====== ======     ======
Basic and diluted earnings (loss) per
 share (see Note 13):
  Income (loss) before accounting
   change................................ $  .51  $  .44 $  --      $ (.52)
  Cumulative effect of accounting
   change................................   (.02)    --     --         --
                                          ------  ------ ------     ------
    Net income (loss).................... $  .49  $  .44 $  --      $ (.52)
                                          ======  ====== ======     ======

--------
(a) During the third quarter of 1998, LifePoint recorded a $1.3 million pre-tax charge ($0.8 million after-tax) related to the impairment of certain long-lived assets. (See Note 5--Impairment of Long-Lived Assets).
(b) During the fourth quarter of 1998, LifePoint recorded a $24.8 million pre-tax charge ($15.1 million after-tax) related to the impairment of certain long-lived assets. (See Note 5--Impairment of Long-Lived Assets).

                           LIFEPOINT HOSPITALS, INC.

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                (Dollars in millions, except per share amounts)

                                         Three Months Ended   Six Months Ended
                                              June 30,            June 30,
                                         -------------------  -----------------
                                           1999      1998       1999     1998
                                         --------- ---------  -------- --------
Revenues...............................  $   128.2 $   124.4  $  262.4 $  254.4
Salaries and benefits..................       55.8      54.7     112.9    109.7
Supplies...............................       15.6      14.6      32.0     30.6
Other operating expenses...............       30.1      28.6      58.6     57.9
Provision for doubtful accounts........        9.1       9.4      19.4     19.3
Depreciation and amortization..........        7.9       6.4      15.4     13.0
Interest expense.......................        6.0       4.8      10.7      9.4
Management fees allocated from
 Columbia/HCA..........................        0.8       2.2       3.2      4.5
ESOP expense...........................        0.5       --        0.5      --
                                         --------- ---------  -------- --------
                                             125.8     120.7     252.7    244.4
                                         --------- ---------  -------- --------
Income from continuing operations
 before minority interests and income
 taxes.................................        2.4       3.7       9.7     10.0
Minority interests in earnings of
 consolidated entities.................        0.6       0.3       1.0      0.9
                                         --------- ---------  -------- --------
Income from continuing operations
 before income taxes...................        1.8       3.4       8.7      9.1
Provision for income taxes.............        0.8       1.4       3.7      3.7
                                         --------- ---------  -------- --------
Income from continuing operations......        1.0       2.0       5.0      5.4
Loss from discontinued operations, net
 of tax benefit of ($0.3) for the three
 months and ($1.5) for the six months
 ended June 30, 1998...................        --       (0.5)      --      (2.3)
                                         --------- ---------  -------- --------
    Net income.........................  $     1.0 $     1.5  $    5.0 $    3.1
                                         ========= =========  ======== ========
Basic and diluted earnings per share:
  Income from continuing operations....  $    0.04 $    0.07  $   0.17 $   0.18
  Loss from discontinued operations....        --      (0.02)      --     (0.08)
                                         --------- ---------  -------- --------
    Net income.........................  $    0.04 $    0.05  $   0.17 $   0.10
                                         ========= =========  ======== ========
Shares used in earnings per share
 calculations (000s):
  Basic................................     30,198    29,899    30,049   29,899
    Dilutive securities--stock
     options...........................        250       150       259      150
                                         --------- ---------  -------- --------
  Diluted..............................     30,448    30,049    30,308   30,049
                                         ========= =========  ======== ========



          See the notes to the condensed consolidated financial statements.

                           LIFEPOINT HOSPITALS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                   Unaudited

                (Dollars in millions, except per share amounts)

                                                           June
                                                            30,    December 31,
                         ASSETS                            1999        1998
                         ------                           -------  ------------
Current assets:
  Cash and cash equivalents.............................. $  15.5    $   --
  Accounts receivable, less allowance for doubtful
   accounts of
   $50.2 and $48.3 at June 30, 1999 and December 31,
   1998..................................................    58.9       36.4
  Inventories............................................    14.0       14.0
  Deferred taxes and other current assets................    28.0       18.6
                                                          -------    -------
                                                            116.4       69.0
Property and equipment, at cost:
  Land...................................................     7.2        7.2
  Buildings..............................................   205.8      203.1
  Equipment..............................................   232.1      221.9
  Construction in progress (estimated cost to complete
   and equip
   after June 30, 1999--$45.5)...........................    22.3       10.4
                                                          -------    -------
                                                            467.4      442.6
Accumulated depreciation.................................  (183.1)    (176.2)
                                                          -------    -------
                                                            284.3      266.4
Intangible assets, net of accumulated amortization of
 $7.3 and $6.9
 at June 30, 1999 and December 31, 1998..................    23.7       15.2
Other....................................................     4.2        4.4
                                                          -------    -------
                                                          $ 428.6    $ 355.0
                                                          =======    =======
                 LIABILITIES AND EQUITY
                 ----------------------
Current liabilities:
  Accounts payable....................................... $  14.7    $  15.5
  Accrued salaries.......................................    15.5       11.7
  Other current liabilities..............................    21.5       14.6
  Current maturities of long-term debt...................     1.3        0.3
                                                          -------    -------
                                                             53.0       42.1
Intercompany balances payable to Columbia/HCA............     --       167.6
Long-term debt...........................................   258.8        0.3
Deferred taxes...........................................    21.6       21.3
Professional liability risks and other liabilities.......     1.6        0.1
Minority interests in equity of consolidated entities....     3.8        4.9
Stockholders' equity:
  Preferred stock, $0.01 par value; 10,000,000 shares
   authorized; no shares issued..........................     --         --
  Common stock, $0.01 par value; 90,000,000 shares
   authorized;
   30,939,886 shares issued and outstanding at June 30,
   1999..................................................     0.3        --
  Capital in excess of par value.........................   132.3        --
  Unearned ESOP compensation.............................   (31.7)       --
  Notes receivable for shares sold to employees..........   (10.2)       --
  Retained earnings (deficit)............................    (0.9)       --
  Equity, investments by Columbia/HCA....................     --       118.7
                                                          -------    -------
                                                             89.8      118.7
                                                          -------    -------
                                                          $ 428.6    $ 355.0
                                                          =======    =======

       See the notes to the condensed consolidated financial statements.

                           LIFEPOINT HOSPITALS, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                             (Dollars in millions)

                                                             Six Months Ended
                                                                 June 30,
                                                             ------------------
                                                               1999     1998
                                                             --------  --------
Cash flows from continuing operating activities:
  Net Income................................................ $    5.0  $   3.1
  Adjustments to reconcile net income to net cash provided
   by
   continuing operating activities:
    ESOP expense............................................      0.5      --
    Provision for doubtful accounts.........................     19.4     19.3
    Depreciation and amortization...........................     15.4     13.0
    Deferred income tax benefit.............................     (3.5)    (0.3)
    Loss from discontinued operations.......................      --       2.3
    Increase (decrease) in cash from operating assets and
     liabilities:
      Accounts receivable...................................    (22.1)   (13.7)
      Inventories and other assets..........................     (4.6)    (1.3)
      Accounts payable and accrued expenses.................     11.4     (0.2)
    Other...................................................     (1.1)    (1.0)
                                                             --------  -------
      Net cash provided by operating activities.............     20.4     21.2
Cash flows from investing activities:
  Purchase of property and equipment, net...................    (28.8)   (15.4)
  Other.....................................................      0.2     (6.8)
                                                             --------  -------
      Net cash used in investing activities.................    (28.6)   (22.2)
Cash flows from financing activities:
  Decrease in long-term debt, net...........................     (0.5)    (1.1)
  Increase in intercompany balances with Columbia/HCA, net..     24.2      2.1
                                                             --------  -------
      Net cash provided by financing activities.............     23.7      1.0
Change in cash and cash equivalents.........................     15.5      --
Cash and cash equivalents at beginning of period............      --       --
                                                             --------  -------
Cash and cash equivalents at end of period.................. $   15.5  $   --
                                                             ========  =======
Interest payments........................................... $    7.0  $   9.4
Income tax payments, net.................................... $    4.7  $   2.2
Supplemental financing non-cash activities:
  Assumption of debt from Columbia/HCA...................... $  260.0  $   --
  Elimination of intercompany amounts payable to
  Columbia/HCA.............................................. $  224.2  $   --


       See the notes to the condensed consolidated financial statements.

                           LIFEPOINT HOSPITALS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                   Unaudited

NOTE 1--BASIS OF PRESENTATION

      On May 11, 1999, Columbia/HCA Healthcare Corporation ("Columbia/HCA") completed the spin-off of its operations comprising the America Group to its shareholders (the "Distribution") as an independent, publicly-traded company named LifePoint Hospitals, Inc. LifePoint Hospitals, Inc., together with its subsidiaries as appropriate is hereinafter referred to as "the Company". Owners of Columbia/HCA common stock received one share of the Company's common stock for every 19 shares of Columbia/HCA common stock which resulted in approximately 29.9 million shares of the Company's common stock outstanding.

      The accompanying unaudited condensed consolidated financial statements include the operations of the Company for periods subsequent to May 11, 1999, and the accompanying unaudited condensed combined financial statements include the operations comprising the America's Group of Columbia/HCA Healthcare Corporation for periods through May 11, 1999 and are based on historical amounts included in the consolidated financial statements of Columbia/HCA.

      At June 30, 1999, the Company was comprised of 23 general, acute care hospitals and related health care entities. The entities are located in non-urban areas in the states of Alabama, Florida, Georgia, Kansas, Kentucky, Louisiana, Tennessee, Utah and Wyoming. In connection with the Distribution, all intercompany amounts payable by the Company to Columbia/HCA were eliminated and the Company assumed certain indebtedness from Columbia/HCA (see Note 4). In addition, the Company entered into various agreements with Columbia/HCA which are intended to facilitate orderly changes for both companies in a way which would be minimally disruptive to each entity. Information regarding Columbia/HCA included in this report on Form 10-Q is derived from reports and other information filed by Columbia/HCA with the Securities and Exchange Commission.

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For periods prior to the Distribution, such financial statements were prepared on the pushed down basis of historical cost to Columbia/HCA and represent the combined financial position, results of operations and cash flows of the net assets contributed to the Company. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months and six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These unaudited condensed consolidated financial statements should be read in conjunction with the audited combined financial statements and notes included in the Company's Form 10 Registration Statement, as amended. Certain estimates, assumptions and allocations were made in preparing such financial statements. Therefore such financial statements may not necessarily be indicative of the results of operations, financial position or cash flows that would have existed had the Company been a separate, independent company throughout the periods presented. Certain prior year amounts have been reclassified to conform to the current year presentation.

      On May 11, 1999, Columbia/HCA also completed the spin-off of a separate, independent company, Triad Hospitals, Inc.

                           LIFEPOINT HOSPITALS, INC.

                                   Unaudited


NOTE 2--CONTINGENCIES

Columbia/HCA Investigations

      Columbia/HCA is currently the subject of several Federal investigations into certain of its business practices, as well as governmental investigations by various states. Columbia/HCA is cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the breadth of the ongoing investigations, Columbia/HCA expects additional investigative and prosecutorial activity to occur in these and other jurisdictions in the future. Columbia/HCA is the subject of a formal order of investigation by the Securities and Exchange Commission (the "Commission"). Columbia/HCA understands that the Commission investigation includes the anti-fraud, periodic reporting and internal accounting control provisions of the Federal securities laws. According to published reports, on July 2, 1999, a federal jury in Tampa, Florida found two Columbia/HCA employees guilty of conspiracy and making false statements on Medicare and Champus cost reports for the years 1992 and 1993 and on a Medicaid cost report for 1993. Both were found not guilty of obstructing a federal auditor. One other employee was acquitted on all counts for which he had been charged and the jury was unable to reach a verdict with respect to another employee.

      Columbia/HCA is a defendant in several qui tam actions brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act by submitting improper claims to the government for reimbursement. The lawsuits seek damages of three times the amount of all Medicare or Medicaid claims (involving false claims) presented by the defendants to the Federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. To the Company's knowledge, the government has intervened in five unsealed qui tam actions against Columbia/HCA. Columbia/HCA is aware of additional qui tam actions that remain under seal and believes that there are other sealed qui tam cases of which it is unaware.

      Columbia/HCA is a defendant in a number of other suits, which allege, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the suits have been conditionally certified as class actions.

      It is too early to predict the effect or outcome of any of the ongoing investigations or qui tam and other actions, or whether any additional investigations or litigations will be commenced. If Columbia/HCA is found to have violated Federal or state laws relating to Medicare, Medicaid or similar programs, Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties, and exclusion from participation in the Medicare and Medicaid programs. Similarly, the amounts claimed in the qui tam and other actions may be substantial, and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more of such actions.

      Management believes that the ongoing governmental investigations and related media coverage may have had a negative effect on Columbia/HCA's results of operations (which includes the Company for the periods prior to the date of the Distribution which are presented herein). The extent to which the Company may or may not continue to be affected after the Distribution by the ongoing investigations of Columbia/HCA, the initiation of additional investigations, if any, and the related media coverage cannot be predicted. It is possible that these matters could have a material adverse effect on the financial condition or results of operations of the Company in future periods.

                           LIFEPOINT HOSPITALS, INC.

                                   Unaudited


      In connection with the Distribution, Columbia/HCA has agreed to indemnify the Company in respect of any losses which it may incur arising from the proceedings described above. Columbia/HCA has also agreed to indemnify the Company in respect of any losses which it may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the date of the Distribution and relate to the proceedings described above. Columbia/HCA has also agreed that, in the event that any hospital owned by the Company as of the date of the Distribution is permanently excluded from participation in the Medicare and Medicaid programs as a result of the proceedings described above, then Columbia/HCA will make cash payments to the Company based on amounts as defined in the Distribution Agreement by and among Columbia/HCA and the Company. The Company has agreed that, in connection with the pending governmental investigations, it will participate with Columbia/HCA in negotiating with the government one or more compliance agreements setting forth each of their respective agreements to comply with applicable laws and regulations. If any of such indemnified matters were successfully asserted against the Company, or any of its facilities, and Columbia/HCA failed to meet its indemnification obligations, then such losses could have a material adverse effect on the business, financial position, results of operations or prospects of the Company. Columbia/HCA will not indemnify the Company for losses relating to any acts, practices and omissions engaged in by the Company after the Distribution, whether or not the Company is indemnified for similar acts, practices and omissions occurring prior to the date of the Distribution.

General Liability Claims

      The Company is subject to claims and suits arising in the ordinary course of business. In certain of these actions claimants may ask for punitive damages against the Company, which are usually not covered by insurance. It is management's opinion that the ultimate resolution of pending claims and legal proceedings will not have a material adverse effect on the Company's results of operations or financial position.

Physician Commitments

      The Company has committed to provide certain financial assistance pursuant to recruiting agreements with various physicians practicing in the communities it serves. In consideration for a physician relocating to one of its communities and agreeing to engage in private practice for the benefit of the respective community, the Company may loan certain amounts of money to a physician normally over a period of one year to assist in establishing his or her practice. Amounts committed to be advanced approximated $16.7 million at June 30, 1999. The actual amount of such commitments to be subsequently advanced to physicians often depends upon the financial results of a physician's private practice during the guaranteed period. Generally, amounts advanced under the recruiting agreements may be forgiven pro rata over a period of 48 months contingent upon the physician continuing to practice in the respective community. It is management's opinion that amounts actually advanced and not repaid will not have a material adverse effect on the Company's results of operations or financial position.

NOTE 3--DISCONTINUED OPERATIONS

      Discontinued operations represent the Company's home health care business. The Company implemented plans to dispose of this business during 1997. During the fourth quarter of 1998, the Company completed the sale of substantially all of the Company's home health care operations for total proceeds of approximately $3.8 million. The proceeds were used to repay intercompany balances to Columbia/HCA. Revenues of the home health care business totaled approximately $14.0 million for the six months ended June 30, 1998.

                           LIFEPOINT HOSPITALS, INC.

                                   Unaudited


NOTE 4--LONG-TERM DEBT

Assumption of Certain Indebtedness from Columbia/HCA

      In connection with the Distribution, all intercompany amounts payable by the Company to Columbia/HCA were eliminated, and the Company assumed certain indebtedness from Columbia/HCA. The indebtedness was comprised of a Bank Credit Agreement and Senior Subordinated Notes.

Bank Credit Agreement

      On May 11, 1999, the Company assumed from Columbia/HCA the obligations under a Bank Credit Agreement (the "Credit Agreement") with a group of lenders with commitments aggregating $210 million. The Credit Agreement consists of a $60 million term loan facility, a $85 million term loan facility, and a $65 million revolving credit facility (collectively the "Bank Facilities").

      At the time of the Distribution, $25 million of the $60 million term loan facility was drawn, with the remaining $35 million available for limited purposes to be drawn in one or two subsequent draws within one year. The final payment under this term loan facility is due November 11, 2004.

      The $85 million term loan facility was drawn in full at the time of the Distribution. The final payment under this term loan is due November 11, 2005.

      The $65 million revolving credit facility is expected to be available for working capital and other general corporate purposes, and any outstanding amounts thereunder will be due and payable on November 11, 2004. No amounts were outstanding as of July 31, 1999.

      Repayments under the term loan facilities are due in quarterly installments with quarterly amortization based on annual amounts. Interest on the Bank Facilities is currently based on LIBOR plus 3.00% for the revolving credit facility, LIBOR plus 3.00% for the $25 million term loan facility and LIBOR plus 3.50% for the $85 million term loan facility. The weighted average interest rate on the Bank Facilities was approximately 8.4% at June 30, 1999. The Company also pays a commitment fee on the unused portion of the revolving credit facility equal to 0.5% of the average daily amount available under the revolving credit facility.

      The Company's bank debt is guaranteed by its subsidiaries. These guarantees are secured by a pledge of substantially all of the subsidiaries' assets. The Credit Agreement requires that the Company comply with various financial ratios and tests and contains covenants including but not limited to restrictions on new indebtedness, the ability to merge or consolidate, asset sales, capital expenditures and dividends.

Senior Subordinated Notes

      On May 11, 1999, the Company assumed from Columbia/HCA $150 million in Senior Subordinated Notes maturing on May 15, 2009 and bearing interest at 10.75% (the "Notes"). Interest is payable semi-annually. The Notes are unsecured obligations and are subordinated in right of payment to all existing and future senior indebtedness.

      The Notes are guaranteed jointly and severally by all of the Company's operating subsidiaries ("Subsidiary Guarantors"). The Company is a holding company with no operations apart from its ownership of the Subsidiary Guarantors. Substantially all of the Subsidiary Guarantors are wholly-owned and fully and

                           LIFEPOINT HOSPITALS, INC.

                                   Unaudited

unconditionally guarantee the Notes. Separate financial statements of the wholly-owned Subsidiary Guarantors are not presented because management believes that separate financial statements would not provide additional material information to investors.

      Two of the Company's consolidating subsidiaries are non-wholly owned limited partnerships, the guarantees of which are currently limited. These limitations will no longer be applicable once the relevant partnership agreement of these guarantors have been modified to eliminate such limitations. Until such time, Columbia/HCA has guaranteed the Notes in an amount equal to the difference between the amount that would have been recovered under the note guarantees of all the guarantors without giving effect to these limitations and the amount recovered under the note guarantees of all guarantors after giving effect to these limitations. The Columbia/HCA guarantee will be released with respect to each such guarantor when the relevant limitation is eliminated or the guarantor's guarantee is released. Columbia/HCA is required to periodically file separate financial statements with the Securities and Exchange Commission.

      Separate financial statements of the non-wholly owned Subsidiary Guarantors are not presented because management believes that these financial statements would not provide additional material information to investors. The following is certain summarized combined financial information for the non-wholly owned Subsidiary Guarantors (dollars in millions):

                                 As of and for
                              the six months ended
                                 June 30, 1999

      Summarized Balance Sheet:
        Current assets................................................... $ 9.5
        Non-current assets...............................................  15.4
                                                                          -----
          Total assets................................................... $24.9
                                                                          =====
        Current liabilities.............................................. $ 5.0
        Non Current liabilities..........................................  24.5
        Equity (deficit).................................................  (4.6)
                                                                          -----
          Total liabilities and equity................................... $24.9
                                                                          =====
      Summarized Statement of Income:
        Net revenues..................................................... $26.0
        Income from continuing operations................................ $ 0.9
        Net income....................................................... $ 0.9

      Non-current liabilities shown above include intercompany payables of $20.6 million and minority interests of $3.9 million.

      Subsequent to June 30, 1999, the limitations on the guarantees of the Notes by the two non-wholly owned Subsidiary Guarantors described above were eliminated, and Columbia/HCA's guarantee of the Notes was released. In addition, the Company acquired all interests it did not previously own in one of the non-wholly owned Subsidiary Guarantors. See Note 6--Subsequent Event.

      The indenture for the Notes contains certain covenants including but not limited to restrictions on new indebtedness, the ability to merge or consolidate, asset sales, capital expenditures and dividends.

                           LIFEPOINT HOSPITALS, INC.

                                   Unaudited


NOTE 5--STOCK BENEFIT PLANS

      In connection with the Distribution, the Company adopted the 1998 Long-Term Incentive Plan, for which 5,425,000 shares of the Company's common stock have been reserved for issuance. The 1998 Long-Term Incentive Plan authorizes the grant of stock options, stock appreciation rights and other stock based awards to officers and employees of the Company. As of June 30, 1999, 549,854 stock options have been granted under this plan, at varying prices, in respect of pre-existing Columbia/HCA options. In addition, 3,027,000 stock options were granted under this plan, with the exercise price of such options based on the closing price of the Company's stock on the day preceding the date of grant. Also, 750,000 options have been granted under this plan to participants in the Executive Stock Purchase Plan, as described below.

      The Executive Stock Purchase Plan, for which 1,000,000 shares of the Company's common stock were reserved for issuance, grants a right to purchase shares of common stock from the Company to specified executives. The Company will loan each participant in the plan 100% of the purchase price of the Company's common stock, on a full recourse basis, to the extent the participant does not elect to pay the purchase price in cash. The principal and interest of the loans will mature on the earlier of the fifth anniversary following the purchase of the shares, termination of the participants' employment or bankruptcy of the participant. As of June 30, 1999, $10.2 million had been loaned to participants for the purchase of 1,000,000 shares. The loans bear interest at a rate ranging from 5.15% to 5.30% and are included as a reduction to stockholders' equity as "Notes receivable for shares sold to employees". In addition, such executives have been granted options equal to three-quarters of a share for each share purchased under the Executive Stock Purchase Plan. As of June 30, 1999, options to purchase 750,000 shares had been issued at an exercise price equal to the purchase price of the shares which ranged from $9.75 to $10.8125.

      In connection with the Distribution, the Company established the LifePoint Employee Stock Ownership Plan ("ESOP"). The ESOP purchased from the Company approximately 8.3% of the Company's common stock at fair market value (approximately 2.8 million shares at $11.50 per share). Shares will be allocated ratably to employee accounts over the next 10 years beginning December 31, 1999. The shares held by the ESOP which have not yet been allocated to employee accounts are included in shareholders' equity as "Unearned ESOP compensation". Unearned ESOP shares are released at historical cost upon being allocated to employee accounts. Compensation expense is recognized using the average market price of shares committed to be released during the allocation period with any difference between the average market price and the cost being charged or credited to capital in excess of par value. As the shares are committed to be released, the shares become outstanding for earnings per share calculations.

      In addition, the Company adopted various other plans for which 425,000 shares of the Company's common stock have been reserved for issuance. As of June 30, 1999, 19,976 options have been granted under such plans to non-employee directors, with the exercise price of such options based on the closing price of the Company's stock on the day preceding the date of grant.

NOTE 6--SUBSEQUENT EVENT

      Subsequent to June 30, 1999, the limitations on the guarantees of the Notes by the two non-wholly owned Subsidiary Guarantors described in Note 5 above were eliminated, and Columbia/HCA's guarantee of the Notes was released. In addition, the Company acquired all interests it did not previously own in one of the non-wholly owned Subsidiary Guarantors. Therefore, subsequent to June 30, 1999, only one of the Company's consolidating subsidiaries is a non-wholly owned limited partnership, although all assets, liabilities, equity and

                           LIFEPOINT HOSPITALS, INC.

                                   Unaudited

earnings of this entity fully and unconditionally jointly and severally guarantee the Notes. The Company's ownership percentage in such limited partnership is approximately 70% of the partnership. The aggregate assets, liabilities, equity and earnings of the Subsidiary Guarantors are equivalent to the total assets, liabilities, equity and earnings of the Company and its subsidiaries on a consolidated basis.

      Separate financial statements of the non-wholly owned Subsidiary Guarantor are not presented because management believes that these financial statements would not provide additional material information to investors. The following is certain summarized combined financial information for the non-wholly owned Subsidiary Guarantor (dollars in millions):

                                 As of and for
                              the six months ended
                                 June 30, 1999

      Summarized Balance Sheet:
        Current assets................................................... $ 6.6
        Non-current assets...............................................  12.5
                                                                          -----
          Total assets................................................... $19.1
                                                                          =====
        Current liabilities.............................................. $ 2.4
        Non Current liabilities..........................................  16.5
        Equity ..........................................................   0.2
                                                                          -----
          Total liabilities and equity................................... $19.1
                                                                          =====
      Summarized Statement of Income:
        Net revenues..................................................... $16.6
        Income from continuing operations................................ $ 1.4
        Net income....................................................... $ 1.4

      Non-current liabilities shown above include intercompany payables of $12.7 million and minority interests of $3.8 million.

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      All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

                                  By Courier:

                                Citibank, N.A.
                            Corporate Trust Window
                          111 Wall Street, 5th Floor
                           New York, New York 10043

                                   By Mail:

                                Citibank, N.A.
                            Corporate Trust Window
                          111 Wall Street, 5th Floor
                           New York, New York 10043

                                   By Hand:

                                Citibank, N.A.
                            Corporate Trust Window
                          111 Wall Street, 5th Floor
                           New York, New York 10043

                     Facsimile for Eligible Institutions:

                                (212) 505-2248

                           To Confirm by Telephone:
                                (800) 270-0808

      Originals of all documents submitted by facsimile should be sent promptly by hand, overnight delivery, or registered by certified mail.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                              LifePoint Hospitals
                                Holdings, Inc.

                                 $150,000,000

              10 3/4% Series B Senior Subordinated Notes due 2009

                               ----------------

                                  PROSPECTUS

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  13
The Exchange Offer.......................................................  23
Use of Proceeds..........................................................  35
Capitalization...........................................................  35
Selected Historical Financial Data.......................................  36
Unaudited Pro Forma Condensed Combined Financial Statements..............  39
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  44
Business.................................................................  59
Reimbursement............................................................  68
Government Regulation and Other Factors..................................  71
Management...............................................................  78
Certain Transactions.....................................................  91
Principal Stockholders...................................................  92
Arrangements Relating to the Distribution................................  93
Description of New Credit Agreement......................................  99
Description of the Notes................................................. 101
Book-Entry; Delivery and Form............................................ 141
Material Federal Income Tax Considerations............................... 144
Plan of Distribution..................................................... 145
Legal Matters............................................................ 146
Experts.................................................................. 146
Index To Financial Statements............................................ F-1

                               November 8, 1999

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